Exhibit 10.1

$465,000,000

CREDIT AGREEMENT

dated as of January 31, 2008,

among

PRESTIGE CRUISE HOLDINGS, INC.,

as Guarantor,

CLASSIC CRUISES HOLDINGS S. DE R.L.,

RADISSON SEVEN SEAS (FRANCE),

CELTIC PACIFIC (UK) TWO LIMITED

and

SUPPLYSTILL LIMITED,

as Borrowers,

THE OTHER SUBSIDIARIES OF CLASSIC CRUISES HOLDINGS S. DE R.L. PARTY HERETO,

as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

HSBC BANK PLC,

as Administrative Agent and as Collateral Agent,

CALYON,

as Syndication Agent,

DVB BANK AMERICA N.V.,

as Documentation Agent,

HSBC BANK PLC,

CALYON

and

DVB BANK AMERICA N.V.,

as Joint Bookrunners,

HSBC BANK PLC,

as Mandated Lead Arranger

and

CALYON

and

DVB BANK AMERICA N.V.,

as Co-Arrangers

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

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Exhibits, Annexes and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Promissory Note – Term Loans
Exhibit B-2	Form of Promissory Note – Revolving Facility Loans
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Collateral Agreement
Exhibit G-1	Form of Deed of Covenants for Bahamian-Flagged Vessels
Exhibit G-2	Form of Deed of Covenants for Bermudian-Flagged Vessels
Exhibit H	Form of Earnings Assignment
Exhibit I	Form of Insurance Assignment
Exhibit J	Form of Taux Effectif Global (Effective Global Rate) Letter
Exhibit K	Form of CCH-Radisson France Instrument
Exhibit L	Form of Additional Subsidiary Guarantor Accession Supplement
Exhibit M-1	Form of Subordination Provisions (Full Subordination)
Exhibit M-2	Form of Subordination Provisions (Customary High-Yield Subordination)

Annex I	Mandatory Cost Formulae

Schedule 1.01	Immaterial Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.09(a)	Litigation
Schedule 3.13	Taxes
Schedule 3.20	Insurance
Schedule 4.02(b)	Local Counsel
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.07	Transactions with Affiliates
Schedule 6.09	Intercompany Indebtedness Transactions
Schedule 10.01	Notice Information

- vi -

CREDIT AGREEMENT dated as of January 31, 2008 (this “Agreement”), among PRESTIGE CRUISE HOLDINGS, INC., a Panamanian corporation (formerly known as Oceania Cruise Holdings, Inc., “Holdings”), CLASSIC CRUISES HOLDINGS S. DE R.L., a Panamanian sociedad de responsibilidad limitada (“CCH”), RADISSON SEVEN SEAS (FRANCE), a French société en nom collectif (“Radisson France”), CELTIC PACIFIC (UK) TWO LIMITED, a company incorporated and existing under the laws of the Bahamas (“CP2”), and SUPPLYSTILL LIMITED, an English private limited company (“Supplystill,” and together with Radisson France and CP2, the “Subsidiary Borrowers;” the Subsidiary Borrowers together with CCH, the “Borrowers”), each other subsidiary of CCH party hereto from time to time, the LENDERS party hereto from time to time, HSBC BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), CALYON, as syndication agent (in such capacity, the “Syndication Agent”), DVB BANK AMERICA N.V., as documentation agent (in such capacity, the “Documentation Agent”), HSBC BANK PLC, CALYON and DVB BANK AMERICA N.V., as joint bookrunners (in such capacity, the “Joint Bookrunners”), HSBC BANK PLC, as mandated lead arranger (in such capacity, the “Lead Arranger”), and CALYON and DVB BANK AMERICA N.V., as co-arrangers (in such capacity, the “Co-Arrangers,” and together with the Lead Arranger, the “Arrangers”).

WHEREAS, AIF VI Euro Holdings, L.P. and AAA Investments, L.P. (together, the “Sponsor Entities”), collectively, indirectly own greater than 50% of Holdings;

WHEREAS, (a) Carlson Cruises Worldwide, Inc., a Minnesota corporation (“Carlson”), Vlasov Shipping Corporation, a Liberian corporation (“Vlasov,” and together with Carlson, the “Sellers”), and CCH have entered into that certain Regent Seven Seas Cruises Master Agreement dated December 8, 2007 (the “Master Agreement”), (b) Carlson and CCH have entered into that certain Agreement dated December 8, 2007 for the Sale and Purchase of the Interest of Carlson Cruises Worldwide Inc. in the Regent Seven Seas Cruise Business (the “Carlson Share and Asset Transfer Agreement”) and (c) Vlasov and CCH have entered into that certain Agreement dated December 8, 2007 for the Contribution of the Issued Share Capital of Vlasov Leisure Limited and 50 per cent. of the Issued Share Capital of each of Golden Ocean Line Limited and Celtic Pacific Holdings (UK) Limited (the “Vlasov Share Transfer Agreement,” and together with the Master Agreement and the Carlson Share and Asset Transfer Agreement, the “Acquisition Agreements”);

WHEREAS, pursuant to the Acquisition Agreements, Holdings has acquired, or simultaneously with the effectiveness of this Agreement is acquiring, 100% of the membership interests of each of Classic Cruises, LLC, a Delaware limited liability company (“LLC 1”), and Classic Cruises II, LLC, a Delaware limited liability company (“LLC 2”), each of which in turn has acquired, or simultaneously with the effectiveness of this Agreement is acquiring, 50% of the common stock of CCH;

WHEREAS, pursuant to the Acquisition Agreements and the transactions contemplated thereby, CCH is indirectly acquiring, simultaneously with the effectiveness of this Agreement, 100% of the equity interests and assets of each of the Subsidiary Borrowers and all other equity interests and assets constituting the Regent Seven Sea Cruises Business, as specified in the Acquisition Agreements, for an aggregate purchase price of $555,000,000 plus the assumption of indebtedness (the acquisitions described in this and the prior paragraph, the payment of the purchase price and related transactions being referred to as the “Acquisition”); and

WHEREAS, in connection with the consummation of the Acquisition, the Borrowers have requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not to exceed $425,000,000, and (b) Revolving Facility Loans and Letters of Credit, a portion of which may be utilized on the Closing Date to consummate the Acquisition and thereafter utilized at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $40,000,000;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.     Defined Terms.   As used in this Agreement, the following terms shall have the meanings specified below:

“Acquisition” shall have the meaning assigned to such term in the fourth recital hereto.

“Acquisition Agreements” shall have the meaning assigned to such term in the second recital hereto.

“Acquisition Documents” means the collective reference to the Acquisition Agreements, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Additional Subsidiary Guarantor” means (a) any Material Subsidiary acquired or organized by CCH after the Closing Date other than (i) the Replacement Mariner Subsidiary (which in any event shall become a Borrower as otherwise provided hereunder), (ii) any New Vessel Subsidiary and (iii) any other Subsidiary whose provision of a Guarantee of the Obligations would violate in any material respect (x) any law applicable to such Subsidiary (including any law regarding financial assistance) or (y) subject to the proviso to Section 5.10(c), such Subsidiary’s organizational documents or any material written agreement to which such Subsidiary is a party, and (b) any other Material Subsidiary that the Borrower Representative has proposed and the Administrative Agent has accepted as an Additional Subsidiary Guarantor in accordance with Section 9.11.

“Additional Subsidiary Guarantor Accession Supplement” means an accession supplement to this Agreement, substantially in the form of Exhibit L, from an Additional Subsidiary Guarantor and the Borrower Representative and accepted by the Administrative Agent.

“Additional Subsidiary Guarantor Accession Trigger Date” means (a) with respect to any Additional Subsidiary Guarantor described in clause (a) of the definition of such term, the date on which such Additional Subsidiary Guarantor is acquired or organized by CCH, (b) with respect to any Additional Subsidiary Guarantor that the Borrower Representative has proposed and the Administrative Agent has accepted in accordance with Section 9.11, the date on which the Administrative Agent notifies the Borrower Representative of such acceptance, and (c) with respect to any Subsidiary formed or acquired after the Closing Date originally subject to restrictions excusing it as a Subsidiary Guarantor but which later is not subject to such restrictions, the first date on which such restrictions no longer apply.

“Adjusted Leverage Ratio” means, on any date, the ratio of (a) the excess of (i) Consolidated Debt as of such date over (ii) all Indebtedness of the Loan Parties and Subsidiaries outstanding as of such date and meeting the qualifications set forth in Section 6.01(r) to (b) EBITDA for the period of four consecutive fiscal quarters of CCH most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.

“Adjusted Screen Rate” means, with respect to any Borrowing for each day during any Interest Period, an interest rate per annum (rounded upwards to four decimal places) equal to (a) the Screen Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Borrowing, if any.

“Adjustment Date” means January 31, 2013.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.11(c).

“Administrative Questionnaire” means an Administrative Questionnaire in the form required by the Administrative Agent or any other form acceptable to the Administrative Agent.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.19.

“Alternative Currency” means each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Commitment Fee” means (a) for any day on or after the Closing Date to but not including the Adjustment Date, 0.70% per annum, and (b) for any day on and after the Adjustment Date, 0.90% per annum.

“Applicable Documents” shall have the meaning assigned to such term in Section 3.04(a).

“Applicable Margin” means (a) for any day on or after the Closing Date to but not including the Adjustment Date, 1.75% per annum in the case of any Loan, and (b) for any day on and after the Adjustment Date, 2.25% per annum in the case of any Loan.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Broker” means Jacq. Pierot Jr. & Sons, Inc., New York; Barry Rogliano Salles S.A., Paris; Clarksons, London; R.S. Platou Shipbrokers, A.S., Oslo; Fearnsale, a division of Astrup Fearnley AS, Oslo; or any other independent sale and purchase ship brokerage firm nominated by the Borrower Representative and approved by the Administrative Agent (such approval not to be withheld unreasonably).

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Approved Insurance Evaluator” means (a) BankAssure, a division of Aon Corporation, or (b) any other firm of established and reputable independent marine insurance brokers or other professional advisors on insurance matters appointed by the Borrower Representative and approved by the Collateral Agent (such approval not to be withheld unreasonably), which other firm has not placed or otherwise acted on behalf of any of the Loan Parties in connection with any of the insurances to be covered within any insurance report required under Section 5.11.

“Approved Manager” means V.Ships Leisure S.A.M. or any other company approved by the Administrative Agent (such approval not to be withheld unreasonably) from time to time as the technical manager of one or more of the Mortgaged Vessels.

“Arranger” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of a Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower Representative (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability Period” means, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit, the period from and including the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” means, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bahamas” means the Commonwealth of The Bahamas.

“Bermuda” means the Islands of Bermuda.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Representative” shall have the meaning assigned to such term in Section 2.20.

“Borrowers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowers Materials” shall have the meaning assigned to such term in Section 10.17.

“Borrowing” means a group of Loans in the same currency under a single Facility to a single Borrower and made or continued on a single date as to which a single Interest Period is in effect.

“Borrowing Minimum” means the Dollar Equivalent of $2,000,000.

“Borrowing Multiple” means the Dollar Equivalent of $250,000.

“Borrowing Request” means a request by the Borrower Representative, in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or London, England; and

(a)         if such day relates to any interest rate settings as to a Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market;

(b)         if such day relates to any interest rate settings as to a Loan denominated in Sterling, any fundings, disbursements, settlements and payments in Sterling in respect of any such Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Loan, means any such day on which dealings in Sterling deposits are conducted by and between banks in the London interbank Sterling market;

(c)         if such day relates to any interest rate settings as to a Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, means a TARGET Day;

(d)         if such day relates to any interest rate settings as to a Loan denominated in a currency other than Dollars, Sterling or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(e)         if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Sterling or Euro in respect of a Loan denominated in a currency other than Dollars, Sterling or Euro, or any other dealings in any currency other than Dollars, Sterling or Euro to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the nation of such currency.

“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to vessel refurbishment or property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrowers and the Subsidiaries shall not include:

(a)         expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date (only to the extent such proceeds are contributed to CCH) or funds that constitute Net Proceeds under clause (a) of the definition of the term “Net Proceeds,”

(b)         expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrowers and the Subsidiaries (i) made within six months of receipt of such proceeds or (ii) committed to be made within six months of receipt of such proceeds and then actually made within 12 months of receipt of such proceeds,

(c)         interest capitalized during such period,

(d)         expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrowers or any Subsidiary) and for which no Borrower or Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e)         the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f)         the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, or

(g)         the purchase of property, plant or equipment (i) made within six months of the sale of any asset or (ii) committed to be made within six months of such a sale of assets and then actually made within 12 months of such a sale of assets, in each case, to the extent such property, plant or equipment is purchased with the proceeds of such a sale of assets.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Carlson” shall have the meaning assigned to such term in the second recital hereto.

“Carlson Share and Asset Transfer Agreement” shall have the meaning assigned to such term in the second recital hereto.

“Cash Interest Expense” means, with respect to CCH and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting) for such period, (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, CCH or any Subsidiary during such period, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements for such period and (d) cash interest income of CCH and the Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into any amendment of this Agreement.

“CCH” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“CCH-Radisson France Instrument” means the Instrument in the form of Exhibit K, between Radisson France and CCH.

A “Change in Control” shall be deemed to occur if:

(a)         at any time, (i) CCH shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Subsidiary Borrowers, (ii) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of CCH, (iii) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the board of directors of Holdings or a Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a Permitted Holder or (iv) a “change of control” (or similar event) shall occur under the Second Lien Credit Agreement, any New Vessel Financing or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Stock;

(b)         at any time prior to a Qualified IPO, (i) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or (ii) persons included in clause (a) of the definition of “Permitted Holder” shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity interests of Holdings; or

(c)         at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’s Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’s Equity Interests.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in law, rule or regulation or in the interpretation or application thereof by any

Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Classification Society” means, in respect of any Mortgaged Vessel, Bureau Veritas, the American Bureau of Shipping, Lloyd’s Register of Shipping, Det norske Veritas, or such other classification society that is a member of the International Association of Classification Societies (IACS) as selected by CCH that is reasonably acceptable to the Administrative Agent.

“Closing Date” means January 31, 2008.

“Co-Arranger” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all the “Collateral” and “Mortgaged Property” as defined in any Security Document and shall also include the Mortgaged Vessels and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Documents.

“Collateral Agent” means the Administrative Agent acting as collateral agent for the Lenders.

“Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.11(c).

“Collateral Agreement” means the Collateral Agreement in the form of Exhibit F, among the Borrowers and the Collateral Agent.

“Collateral and Guarantee Requirement” means the requirement that:

(a)         on the Closing Date, the Collateral Agent shall have received a counterpart of the Collateral Agreement duly executed and delivered on behalf of each of the Borrowers;

(b)         on the Closing Date, the Collateral Agent shall have received (i) each Subsidiary Borrower Pledge Agreement duly executed and delivered by each holder of Equity Interests of the applicable Subsidiary Borrower (and, if required under the applicable governing law, the applicable Subsidiary Borrower), effecting pledges of all the issued and outstanding Equity Interests of the Subsidiary Borrowers, together with (ii) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer (if available under the applicable governing law) with respect thereto endorsed in blank;

(c)         except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and similar filings, instruments and registrations in any applicable jurisdiction, and all other actions required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(d)         except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder;

(e)         on the Closing Date, the Collateral Agent shall have received (i) counterparts of each Vessel Mortgage and Deed of Covenants to be entered into with respect to each Mortgaged Vessel duly executed and delivered by the record owner of such Mortgaged Vessel and suitable for recording or filing and (ii) such other documents, including any consents, agreements and confirmations of third parties, as may be required under such Vessel Mortgage, Deed of Covenants or otherwise as the Collateral Agent may reasonably request with respect to any such Vessel Mortgage, Deed of Covenants or Mortgaged Vessel;

(f)         on the Closing Date, the Collateral Agent shall have received (i) counterparts of each Earnings Assignment to be entered into with respect to each Mortgaged Vessel duly executed and delivered by the applicable Borrower and (ii) such other documents, including any consents, agreements and confirmations of third parties, as may be required under such Earnings Assignment or otherwise as the Collateral Agent may reasonably request with respect to any such Earnings Assignment;

(g)         on the Closing Date, the Collateral Agent shall have received (i) counterparts of (x) each Insurance Assignment to be entered into with respect to each Mortgaged Vessel duly executed and delivered by the applicable Subsidiary Borrower and (y) the Insurance Assignment to be entered into with respect to all of the Mortgaged Vessels duly executed and delivered by CCH and (ii) such other documents, including any consents, agreements and confirmations of third parties, as may be required under such Insurance Assignment or otherwise as the Collateral Agent may reasonably request with respect to any such Insurance Assignment;

(h)         in the case of any person that becomes an Additional Subsidiary Guarantor after the Closing Date, the Administrative Agent shall have received an Additional Subsidiary Guarantor Accession Supplement duly executed on behalf of such Additional Subsidiary Guarantor and the Borrower Representative and otherwise in accordance with Section 5.10(c); and

(i)         after the Closing Date, the Administrative Agent or the Collateral Agent (as applicable) shall have received (i) such other Loan Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent or the Collateral Agent (as applicable), evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.11(a).

“Commitments” means, with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of CCH and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that, without duplication:

(a)         any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including any severance, relocation or other restructuring expenses, and fees, expenses or charges related to any offering of Equity Interests of Holdings or CCH, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(b)         any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c)         any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of CCH) shall be excluded,

(d)         any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded,

(e)         (i) the Net Income for such period of any person that is not a Subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (i),

(f)         Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(g)         any increase in amortization or depreciation or any non-cash charges or increases or reductions in Net Income resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Closing Date shall be excluded,

(h)         any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles and other fair value adjustments arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded,

(i)         any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded,

(j)         accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded; provided that to the extent (i) any such accrual or reserve is later reduced or eliminated or (ii) any cash expenditure is later incurred with respect to such accrual or reserve, then in each case a corresponding amount shall be included in Consolidated Net Income in the same period,

(k)         non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,

(l) any gain, loss, income, expense or charge resulting from the application of LIFO shall be excluded,

(m)        currency translation gains and losses related to currency re-measurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(n)         to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (n),

(o)         non-cash charges for deferred tax asset valuation allowances shall be excluded, and

(p)         any credit card fees or discounts in advance of cruises shall be excluded; provided that such credit card fees or discounts shall be included in Consolidated Net Income during the period when the revenue corresponding to such fee or discount is accrued.

“Consolidated Total Assets” means, as of any date, the total assets of CCH and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of CCH as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“CP2” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cure Collateral Fair Market Value” means, when determining the value to be ascribed to any property added as Collateral pursuant to Section 7.02(a), (a) for any cash or Permitted Investments added as Collateral pursuant to Section 7.02(a), the Dollar Equivalent thereof as of any date of determination or (b) for any other property added as Collateral pursuant to Section 7.02(a), the Administrative Agent’s determination (in its sole judgment) of the price at which a willing buyer would purchase, were it to purchase, such other property in an arm’s-length transaction for all cash consideration on the date such property is added as Collateral pursuant to Section 7.02(a).

“Current Assets” means, with respect to CCH and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments) that would, in accordance with GAAP, be classified on a consolidated balance sheet of CCH and the Subsidiaries, as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to CCH and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of CCH and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (e) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term but solely to the extent any relevant expense or charge is incurred within 12 months of such accrual (and if so incurred within 12 months of such accrual but such date of incurrence falls in a subsequent fiscal year, the incurrence shall be disregarded for purposes of determining Current Liabilities during such subsequent fiscal year).

“Customary Property and Liability Insurance Coverage” means: (a) insurance against property loss or damage by standard perils included within the classification “All Risks Special Form Cause of Loss,” which insurance shall (i) be in an aggregate amount equal to the full replacement cost of the property and fixtures, (ii) have deductibles that are customary and reasonable and (iii) contain a “Replacement Cost Endorsement,” or an “Agreed Amount Endorsement”; (b) commercial general liability insurance, including broad form coverage of property damage, blanket contractual liability and personal injury (including death resulting therefrom), containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year and auto liability coverage of at least $1,000,000, and in addition, at least $5,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon the Borrowers and the Material Subsidiaries and all related court costs and attorneys’ fees and disbursements; (c) worker’s compensation insurance with respect to all employees of the Borrowers and the Material Subsidiaries as and to the extent required by any Governmental Authority or applicable law, (d) employer’s liability coverage of at least $1,000,000 or otherwise required by any Governmental Authority or applicable law, and (e) directors and officers liability coverage with not less than $20,000,000 general aggregate for any policy year, of which $10,000,000 for any policy year is available for employment practices liability coverage.

“Debt Service” means, with respect to CCH and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” means Title 11 of the United States Code, Livre Sixième “Des difficultés des entreprises” of the French Code de Commerce and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, France or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Covenants” means each deed of covenants collateral to a Vessel Mortgage, each substantially in the form of Exhibit G-1 or G-2, as applicable, or otherwise reasonably satisfactory to the Administrative Agent.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.12(b).

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Disqualified Stock” means, with respect to any person, any Equity Interest of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Borrowers or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by CCH or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” means the lawful currency of the United States of America.

“Earnings Assignments” means, collectively, each of the first priority collateral assignments of earnings entered into by each Subsidiary Borrower in favor of the Collateral Agent in respect of a Mortgaged Vessel each, in substantially the form of Exhibit H or otherwise reasonably satisfactory to the Administrative Agent.

“EBITDA” means, with respect to CCH and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of CCH and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i)           provision for Taxes (including, without duplication, Tax distributions) based on income, profits or capital of CCH and the Subsidiaries for such period, including state, franchise and similar taxes,

(ii)         Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of CCH and the Subsidiaries for such period (net of interest income of CCH and the Subsidiaries for such period),

(iii)        depreciation and amortization expenses of CCH and the Subsidiaries for such period, including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv)         any expenses or charges of CCH and the Subsidiaries during such period (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the incurrence of the Second Lien Obligations and the Obligations and any amendment or other modification of the Obligations,

(v)         restructuring charges of CCH and the Subsidiaries during such period (which, for the avoidance of doubt, shall include the effect of retention, severance, systems establishment costs and excess pension charges); provided that with respect to each restructuring charge, CCH shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge,

(vi)        any other non-cash charges of CCH and the Subsidiaries during such period; provided that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vii)        the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid by CCH and the Subsidiaries to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period amounts permitted to be paid to such persons pursuant to Section 6.07(b)(x), and minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of CCH and the Subsidiaries for such period (but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

For purposes of determining EBITDA under this Agreement, EBITDA for the fiscal quarter ended March 31, 2007 shall be deemed to be $14,848,000, EBITDA for the fiscal quarter ended June 30, 2007 shall be deemed to be $17,192,000, EBITDA for the fiscal quarter ended September 30, 2007 shall be deemed to be $45,583,000, and EBITDA for the fiscal quarter ended December 31, 2007 shall be deemed to be $15,640,000.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.13.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operations of a single or unified European currency.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, request for information, investigations, proceedings or notices of noncompliance or violation by or from any person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any international, supranational, national, foreign, provincial, regional, state, municipal or local law, regulation, rule or ordinance, order, decree, judgment, injunction, or other legally binding requirement or agreement issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment, or health and safety, including laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and all laws with regard to recordkeeping, notification, disclosure, training and reporting requirements respecting Hazardous Materials, and all laws relating to protection or use of natural resources.

“Environmental Liability” means any loss or liability (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based on: (a) any actual or alleged violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; (c) exposure to any Hazardous Material; (d) any actual or alleged Release or threatened Release of any Hazardous Material; or (e) any Environmental Claim made by any person that relates to or is based upon the operation of any Mortgaged Vessel, including Environmental Claims based on indemnities or other contractual undertakings.

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Financing” means, in connection with the consummation of the Acquisition, the contribution by the Sponsor Entities, the Fund and any Fund Affiliates and other existing holders of Equity Interests in Holdings, directly or indirectly, of an aggregate amount of not less than $513,310,000 in cash, to Holdings and further contributed by Holdings indirectly to CCH in the form of common equity, which cash amount shall be used by CCH to consummate the Acquisition.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party or Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by CCH, the Borrowers, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by CCH, the Borrowers, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by CCH, the Borrowers, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by CCH, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from CCH, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“EURIBOR” means, with respect to any Borrowing in Euro (a) the applicable Screen Rate or (b) if no Screen Rate is available for the Interest Period of such Borrowing, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, in each case, as of 11:00 a.m., Local Time, on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the Borrowing.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“European Union” means the political and economic community of twenty-seven member states as at January 1, 2007 (and all additional member states that accede thereto thereafter in accordance with applicable laws of the European Union) with supranational and intergovernmental features, located in Europe.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss or the arranged or compromised total loss of a Mortgaged Vessel or (b) the capture, condemnation, confiscation, requisition, purchase, sale, seizure or forfeiture of, or any taking of title to, a Mortgaged Vessel. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Mortgaged Vessel, at noon Greenwich Mean Time on the date of such loss, or if that is not known, on the date which such Mortgaged Vessel was last heard from, (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Mortgaged Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage, or (iii) in the case of an event referred to in clause (b) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the person making the same.

“Excess Cash Flow” means, for any fiscal year of CCH, Mortgaged Vessels EBITDA for such fiscal year, minus (a) without duplication:

(i)         Debt Service for such fiscal year,

(ii)        (x) Capital Expenditures by CCH and the Subsidiaries on a consolidated basis made during such fiscal year that are paid in cash and (y) without duplication, Capital Expenditures that CCH or any Subsidiary shall, during such fiscal year, become obligated to make within 12 months of the date of commitment but that are not, in any event, made during such fiscal year; provided that (x) CCH shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such fiscal year, signed by a Responsible Officer of CCH and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following fiscal year but in no event later than 12 months after the date of commitment, and (y) any amount so deducted shall not be deducted again in a subsequent fiscal year; provided, further, that no deduction from Excess Cash Flow shall be permitted for Non-Maintenance Capital Expenditures during any fiscal year unless the Mortgaged Vessels Debt Service Cover Ratio is greater than or equal to 1.7 to 1.0 at the end of such fiscal year and the aggregate amount of deductions for Non-Maintenance Capital Expenditures does not exceed $50,000,000 during any 18 month period or $100,000,000 from the Closing Date to the Maturity Date,

(iii)        the aggregate consideration paid in cash during such fiscal year in respect of Investments by CCH and the Subsidiaries (including acquisitions) permitted hereunder less any amounts received in respect thereof as a return of capital,

(iv)        Taxes paid in cash by CCH and the Subsidiaries on a consolidated basis during such fiscal year (including, without duplication, any Tax distributions),

(v)         an amount equal to any increase in Working Capital of CCH and the Subsidiaries for such fiscal year,

(vi)        cash expenditures made by CCH and the Subsidiaries in respect of Swap Agreements during such fiscal year, to the extent such expenditures are not reflected in the computation of EBITDA or to the extent such expenditures do not reduce Interest Expense,

(vii)        to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness made by CCH and the Subsidiaries during such fiscal year, together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(viii)      the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA (but in each case solely to the extent any such amount was factored into the calculation of Mortgaged Vessels EBITDA) to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior fiscal year), or an accrual for a cash payment, by CCH or any Subsidiary or did not represent cash received by CCH or any Subsidiary, in each case on a consolidated basis during such fiscal year;

plus (b) without duplication:

(i)          an amount equal to any decrease in Working Capital of CCH and the Subsidiaries for such fiscal year,

(ii)         all amounts referred to in sub-clauses (a)(ii) and (a)(iii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow in clause (a) above,

(iii)         to the extent any Capital Expenditures referred to in sub-clause (a)(ii) above and the delivery of the related equipment do not occur in the following fiscal year on or prior to the scheduled date specified in the certificate of CCH provided pursuant to sub-clause (a)(ii) above, the amount of such Capital Expenditures that were not so made in such following fiscal year,

(iv)         cash payments received by CCH and the Subsidiaries in respect of Swap Agreements during such fiscal year to the extent (x) not included in the computation of EBITDA or (y) such payments do not reduce Cash Interest Expense,

(v)         any extraordinary or nonrecurring gain realized by CCH and the Subsidiaries in cash during such fiscal year (except to the extent such gain consists of Net Proceeds subject to Section 2.10(b)),

(vi)         to the extent deducted in the computation of EBITDA, cash interest income received by CCH and the Subsidiaries during such fiscal year, and

(vii)        the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA (but in each case solely to the extent any such amount was factored into the calculation of Mortgaged Vessels EBITDA) to the extent either such items represented cash received by CCH or any Subsidiary or such items did not represent cash paid by CCH or any Subsidiary, as the case may be, in each case on a consolidated basis during such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Indebtedness” means all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by Panama, France, the United Kingdom, the Bahamas or the United

States (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender making a Loan to any Borrower, any withholding tax (including any backup withholding tax) imposed by Panama, France, the United Kingdom, the Bahamas or the United States (or the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its applicable Lending Office is located or any other jurisdiction as a result of such Lender engaging in a trade or business in such jurisdiction for tax purposes) that (x) except as provided in the following sentence, is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to such Borrower (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.16(a) or Section 2.16(c) assuming the Lender has complied with Section 2.16(e) (provided that the foregoing subclause (x) shall not apply in the case of a Treaty Lender entitled to additional amounts pursuant to Section 2.16(a) or 2.16(c) during the period such Treaty Lender is waiting for a Treaty Direction) or (y) is attributable to such Lender’s failure to comply with Section 2.16(e), and, if applicable, Section 2.16(g), with respect to such Loan. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed by the United Kingdom on payments of interest made by or on behalf of Supplystill or any other Loan Party formed in the United Kingdom to any Treaty Lender hereunder or under any other Loan Document if such Treaty Lender has timely complied with the requirements of Sections 2.16(e) and 2.16(g) but the relevant Loan Party has not, as of the date of payment, received a direction (a “Treaty Direction”) under the United Kingdom Statutory Instrument 1970/488 authorizing such Loan Party to make interest payments to the Treaty Lender without withholding for or on account of United Kingdom Tax on interest.

“Existing Credit Agreements” means collectively, and in each case, as amended, supplemented or otherwise modified through the Closing Date, (a) Loan Agreement dated July 12, 2006 among CP2 and The Governor and Company of the Bank of Scotland and Alliance & Leicester Commercial Finance PLC; (b) Loan Agreement dated December 22, 1998 among Radisson France, The Chase Manhattan Bank and others and (c) Loan Agreement dated October 25, 2001 between Supplystill and Halifax plc.

“Facility” means the respective facility and commitments utilized in making Loans and credit extensions hereunder.

“Fees” means the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, the Administrative Agent Fees and the Collateral Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Valuation” shall have the meaning assigned to such term in Section 5.14.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than Panama, France, the Bahamas, the United Kingdom or the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“France” means the French Republic.

“Fund” means Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” means (a) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (b) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P., Apollo Management V, L.P. or Apollo Management VI, L.P.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.19, 5.03, 5.07 and 6.02(d) to any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia (but not as a consolidated Subsidiary of CCH) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such non-U.S. Subsidiary.

“Global Intercompany Note” means the Global Intercompany Note dated the Closing Date among the Loan Parties and Subsidiaries party thereto.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum by-products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas, biological waste, toxic mold, infectious materials, potentially infectious materials or disinfecting agents, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“IAPPC” means a valid international air pollution prevention certificate for each of the Mortgaged Vessels issued under ICPPS Annex VI.

“ICPPS Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Immaterial Subsidiary” means any Subsidiary (but in any event not a Borrower) that (a) did not, as of the last day of the fiscal quarter of CCH most recently ended, have assets with a value in excess of 5% of the Consolidated Total Assets or revenues representing in excess of 5% of total revenues of CCH and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of CCH most recently ended, did not have assets with a value in excess of 5% of Consolidated Total Assets or revenues representing in excess of 5% of total revenues of CCH and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01, and CCH shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrowers may determine). Notwithstanding the foregoing, no New Vessel Subsidiary shall be an Immaterial Subsidiary.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” means the Confidential Information Memorandum dated January 7, 2008, as modified or supplemented prior to the Closing Date.

“Insurance Assignments” means each of the first priority assignments of insurance made or to be made by (a) a Subsidiary Borrower in favor of the Collateral Agent in respect of a Mortgaged Vessel and (b) CCH in favor of the Collateral Agent in respect of all of the Mortgaged Vessels, in each case substantially in the form of Exhibit I or otherwise reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the Second Lien Collateral Agent, and the Borrowers.

“Interest Election Request” means a request by the Borrower Representative to continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.06.

“Interest Expense” means, with respect to any person for any period, the sum of (a) gross interest expense (including any commitment or utilization fees in respect of available or undrawn amounts under loan, letter of credit or similar facilities) of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by CCH and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” means (a) with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period that, for any reason, extends beyond six months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of six months’ duration been applicable to such Borrowing (provided, however, that it is understood that an Interest Period of six months’ duration shall be the longest Interest Period available to the Borrowers under the terms of this Agreement) and (b) for each Loan then outstanding, the Maturity Date.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect, or the date any Borrowing is repaid or prepaid in accordance with Section 2.08, 2.09 or 2.10; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) no Interest Period shall extend beyond the Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim LLC” means SSC (France), LLC, a Delaware limited liability company to be formed in connection with the Transactions and subsequently liquidated or dissolved as permitted under Section 6.05(k).

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the International Convention for the Safety of Life at Sea 1974 (SOLAS), and shall include any amendments or extensions thereto and any regulation issued pursuant thereto.

“ISM Code Documentation” in relation to any Mortgaged Vessel includes: (a) the document of compliance (“DOC”) and safety management certificate (“SMC”) issued pursuant to the ISM Code in relation to such Mortgaged Vessel within the periods specified by the ISM Code, (b) all other documents and data which are relevant to the ISM Safety Management Systems and its implementation and verification which the Administrative Agent may reasonably require and (c) any other documents which are prepared or which are otherwise relevant to establish and maintain such Mortgaged Vessel’s or the relevant Borrower’s compliance with the ISM Code which the Administrative Agent may reasonably require.

“ISM Safety Management Systems” means the Safety Management System referred to in Clause 1.4 (or any other relevant provision) of the ISM Code.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version as may be in effect at the time of issuance).

“ISPS Code” means the International Ship and Port Facility Security Code incorporated into the International Convention for the Safety of Life at Sea 1974 (SOLAS).

“Issuance Document” shall have the meaning assigned to such term in Section 2.04(a).

“Issuing Bank” means HSBC Bank plc and each other Issuing Bank designated pursuant to Section 2.04(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.11(b).

“Joint Bookrunners” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.11(b).

“Lead Arranger” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lender” means each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04.

“Lender Default” means (a) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed L/C Disbursement under Section 2.04(e) or (b) a Lender having notified in writing the Borrower Representative and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04 or 2.05.

“Lending Office” means, as to any Lender, the applicable branch(es), office(s) or Affiliate(s) of such Lender designated by such Lender in its Administrative Questionnaire or otherwise to make Loans.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.04, including a Trade Letter of Credit or a Standby Letter of Credit. Letters of Credit may be issued in Dollars or Alternative Currencies.

“LIBOR” means, in relation to any Borrowing in a currency other than Euro: (a) the applicable Screen Rate or (b) if no Screen Rate is available for the currency or Interest Period of such Borrowing, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, in each case, as of 11:00 a.m., Local Time, on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, as of any day in relation to any person, the Dollar Equivalent of the sum of (a) all cash and Permitted Investments on deposit on such day in any deposit or securities account of such person, provided that (i) such account and assets deposited thereto are not pledged to, blocked or otherwise controlled (within the meaning of Section 9-104 of the Uniform Commercial Code) by any other person and (ii) such cash and Permitted Investments are otherwise freely available for withdrawal plus (b) the aggregate principal amount of any unused commitment available to be drawn upon by such person on such day under any credit facility that by its terms does not mature until a date later than six months after such day (it being understood that the amount of any issued but undrawn letters of credit shall be considered utilization of any credit facility providing for issuance of letters of credit for the purpose of determining Liquidity).

“LLC 1” shall have the meaning assigned to such term in the third recital hereto.

“LLC 2” shall have the meaning assigned to such term in the third recital hereto.

“Loan Component” shall have the meaning assigned to such term in the definition of Loan-to-Value Ratio in this Section 1.01.

“Loan Documents” means (a) this Agreement, (b) any Additional Subsidiary Guarantor Accession Supplement, (c) any Letter of Credit, (d) the Security Documents, (e) the Intercreditor Agreement, (f) any Swap Agreement between a Loan Party or Subsidiary, on the one hand, and any Lender or Affiliate thereof (or person who was a Lender or Affiliate thereof at the time of entry into such Swap Agreement), on the other hand, (g) any Note issued under Section 2.08(e) and (h) solely for the purposes of Sections 4.02 and 7.01 of this Agreement, any fee letters entered into between the Agents, the Arrangers, the Joint Bookrunners and Holdings.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the Term Loans and the Revolving Facility Loans.

“Loan-to-Value Ratio” means, as of any date, the ratio of (a) the aggregate amount (the “Loan Component”) of all Term Loans outstanding on such day and Revolving Facility Credit Exposure on such date to (b) the sum (the “Value Component”) of (i) the aggregate amount of the most recent Valuations (determined in accordance with Section 5.14) for each of the Mortgaged Vessels plus (ii) the Cure Collateral Fair Market Value of all property added as Collateral pursuant to Section 7.02(a) through such date. Each determination of the Loan-to-Value Ratio on any day shall be made (A) first, without giving effect to any cure transaction permitted by Section 7.02(a) or (b) made (or to be made) on such day and (B) then, to determine compliance, with giving effect to any such cure transaction made on such day.

“Local Time” means London, England time.

“Maintenance Capital Expenditure” means a Capital Expenditure that, in accordance with GAAP, is or should be included as an “addition to vessel refurbishment” or similar item reflected in the statement of cash flows of such person.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Holdings, CCH and the Subsidiary Borrowers, and any subsidiary of Holdings, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Holdings, CCH and the Subsidiary Borrowers, as the case may be, was approved by a vote of a majority of the directors of Holdings, CCH and the Subsidiary Borrowers, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Holdings, CCH and the Subsidiary Borrowers, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings, CCH and the Subsidiary Borrowers, as the case may be.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Annex I.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Mariner Transactions” shall have the meaning assigned to such term in Section 5.16.

“Mariner Transfer” shall have the meaning assigned to such term in Section 5.16.

“Master Agreement” shall have the meaning assigned to such term in the second recital hereto.

“Material Adverse Effect” means:

(a)        at any time until the consummation of the Acquisition, any occurrence, condition, change, event or effect that has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrowers and the Subsidiaries (taken as a whole); provided, however, that in no event shall any of the following constitute a Material Adverse Effect under this paragraph (a): (i) any occurrence, condition, change or effect resulting from or relating to changes in economic or financial conditions generally; (ii) any occurrence, condition, change, event or effect resulting from or relating to the public announcement of the transactions contemplated by the Acquisition Documents; (iii) any change in applicable law after the date of the Acquisition Documents; (iv) any matter affecting any of the Borrowers and the Subsidiaries or their assets which affects business in the same industry, sector or market in a materially similar manner or extent; (v) any other matter required to be done pursuant to the Acquisition Documents or the documents referred to therein or consented to by CCH in writing after the date of the Acquisition Documents; (vi) the fact that CCH is the proposed buyer of the acquired business and assets; or (vii) any action that any regulatory authority requires as a condition of giving clearance for the proposed transactions contemplated by the Acquisition Documents and the documents referred to therein; and

(b)        at any time after the consummation of the Acquisition, any occurrence, condition, change, event or effect that has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrowers and the Subsidiaries (taken as a whole), (ii) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (iii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iv) the value of the Collateral.

“Material Indebtedness” means Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrowers or any Subsidiary in an aggregate principal amount exceeding $10,000,000.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means July 31, 2014.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Vessel” means each of the SEVEN SEAS MARINER, the SEVEN SEAS NAVIGATOR and the SEVEN SEAS VOYAGER, and, in each case, all appurtenances thereto.

“Mortgaged Vessel Operations Agreements” means the Assigned Contracts (as such term is defined in the Collateral Agreement).

“Mortgaged Vessel Operations Subordination Agreement” means a letter of undertaking or other written instrument executed by a counterparty to a Mortgaged Vessel Operations Agreement (other than the Subsidiary Borrower that is the record owner of the related Mortgaged Vessel) in favor of the Collateral Agent pursuant to which such counterparty agrees to subordinate any Liens on the related Mortgaged Vessel that such counterparty may from time to time hold to the Liens on such Mortgaged Vessel securing the Obligations.

“Mortgaged Vessels EBITDA” means, for any period of measurement, EBITDA of CCH and the Subsidiaries on a consolidated basis; provided that (a) revenues included in the calculation of Mortgaged Vessels EBITDA shall consist solely of the revenues derived, directly or indirectly, from the Mortgaged Vessels and (b) expenses included in the calculation of Mortgaged Vessels EBITDA shall consist solely of, without duplication, (i) ”on-board” expenses directly attributable to the operation of the Mortgaged Vessels and (ii) ”shore-side” expenses (including vessel operation and central costs) of CCH and the Subsidiaries (on a consolidated basis) allocated to the Mortgaged Vessels (based on (x) the capacity days of the Mortgaged Vessels compared to (y) the capacity days of all Vessels owned or operated directly or indirectly by CCH, except that in the case of Vessels managed by CCH or any Subsidiary for third parties a reasonable allocation of “shore-side” expenses may be allocated to such Vessels consistent with a reasonable estimate of the costs incurred.

“Mortgaged Vessels Senior Debt” means, on any date, the sum of (a) aggregate Dollar Equivalent principal amount of all Term Loans and Revolving Facility Loans outstanding on such date plus (b) the Dollar Equivalent of the aggregate amount of all L/C Disbursement that have not yet been reimbursed on such date.

“Mortgaged Vessels Senior Debt Service Cover Ratio” means, for any period of measurement, the ratio of (a) Mortgaged Vessels EBITDA for such period to (b) Debt Service on Mortgaged Vessels Senior Debt for such period.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower, any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means:

(a)        100% of the cash proceeds actually received by any Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than an Event of Loss and other than those pursuant to Section 6.05(a), (b), (c), (d), (e), (f) or (g)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof and (iii) the amount of any reasonable reserve established in accordance with applicable law or GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by CCH or any Subsidiary including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction)) (clauses (i), (ii) and (iii), collectively, the “Related Sale Expenses”); provided that, if no Default or Event of Default exists and CCH shall deliver a certificate of a Responsible Officer of CCH to the Administrative Agent promptly following receipt of any such proceeds (other than proceeds from a Vessel Event) setting forth CCH’s intention to use within six months of receipt (or contractually commit within six months of receipt and thereafter use within 12 months of receipt) any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of CCH and the Subsidiaries, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used or contractually committed to be and thereafter so used; provided, further, that (x) no proceeds (other than proceeds from a Vessel Event) realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds (other than proceeds from a Vessel Event) shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000;

(b)        100% of the cash proceeds from the incurrence, issuance or sale by any Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c)        100% of the cash proceeds from an Event of Loss, net of any Related Sale Expenses.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any Borrower or any Affiliate of a Borrower shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund and otherwise not prohibited from being paid hereunder.

“New Vessel Financing” means any financing arrangement entered into by any New Vessel Subsidiary in connection with any acquisition of one or more Vessels.

“New Vessel Subsidiary” means any Wholly Owned Subsidiary of CCH that is formed for the purpose of acquiring one or more Vessels.

“Non-Maintenance Capital Expenditure” means any Capital Expenditure other than a Maintenance Capital Expenditure.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.18(c).

“Non-Sponsor Shareholders” means shareholders other than the Sponsor Entities and their Affiliates.

“Note” means a Revolving Facility Loan Note or a Term Loan Note.

“Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“OPA 90” means the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.

“Original Subsidiary Guarantor” means each Subsidiary party hereto on the Closing Date other than any Subsidiary Borrower.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).

“Overnight Rate” means, on any day for any Lender, the Administrative Agent or the Issuing Bank (as applicable), the rate that expresses as a percentage rate per annum the actual cost to such person of funding for such day an amount approximately equal to the amount in the relevant currency with respect to which such rate is being determined from whatever source such person may reasonably select.

“Panama” means the Republic of Panama.

“Parent Entity” means any direct or indirect parent of CCH.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Flag Jurisdiction” means the Republic of the Marshall Islands, the Bahamas, Panama, Bermuda, the Republic of Cyprus or any other jurisdiction approved by the Administrative Agent (such approval not to be withheld unreasonably).

“Permitted Holder” means each of (a) the Sponsor Entities and their Affiliates and (b) the Management Group or their dependents or any individual or family trust in which any such persons are the intended beneficiary.

“Permitted Investments” means:

(a)        direct obligations of the United States or any member of the European Union or any agency thereof or obligations guaranteed by the United States or any member of the European Union or any agency thereof, in each case with maturities not exceeding one year from the date of acquisition;

(b)        time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits in excess of $500,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)        fully collateralized repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)        commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than any Borrower or an Affiliate of any Borrower) organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)        securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)        shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)        money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(h)        time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of CCH and the Subsidiaries, on a consolidated basis, as of the end of CCH’s most recently completed fiscal year; and

(i)        instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by CCH or any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(h), the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the earlier of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) 90 days after the Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in any respect to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a Refinancing of the Second Lien Obligations, (i) the Liens, if any, securing such Permitted Refinancing Indebtedness shall be subject to the Intercreditor Agreement or another intercreditor agreement that is substantially consistent with or not less favorable to the Lenders than the Intercreditor Agreement and (ii) notwithstanding any of the foregoing restrictions on Permitted Refinancing Indebtedness, such Permitted Refinancing Indebtedness shall be otherwise on terms not less favorable to the Lenders than those contained in the Second Lien Loan Documents or to the extent the same may be amended or otherwise modified pursuant to Section 6.01(i)(ii) or the Intercreditor Agreement.

“person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained or contributed to (at the time of determination or at any time within the five years prior thereto) by any Loan Party or ERISA Affiliate, and (iii) in respect of which the Loan Party or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.17.

“Pledged Collateral” means any Equity Interest or Indebtedness and proceeds thereof constituting Collateral under any Subsidiary Borrower Pledge Agreement and any other Collateral defined as “Pledged Collateral” thereunder.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” means, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, (x) effect shall be given to any Asset Sale, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, and any restructurings of the business of CCH or any Subsidiary that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments CCH determines are reasonable as set forth in a certificate of a Financial Officer of CCH (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period and (y) on or following the delivery date of any new Vessel and for so long as such reference period includes such delivery date, in the event that CCH or any Subsidiary took delivery of any new Vessel during such reference period, EBITDA shall include the projected EBITDA (based on reasonable assumptions) for such Vessel as if such Vessel had been in operation on the first day of such Reference Period (as set forth in reasonable detail on an officer’s certificate prepared in good faith by a Responsible Officer of CCH), and (ii) in making any determination on a Pro Forma Basis, all Indebtedness issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of CCH and may include adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event. CCH shall deliver to the Administrative Agent a certificate of a Financial Officer of CCH setting forth such demonstrable or additional operating expense reductions or other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Compliance” means, at any date of determination, that, on a Pro Forma Basis after giving effect to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), the Borrowers would not violate any of the covenants set forth in Section 6.14, 6.15 or 6.16 after recomputing the ratios and amounts measured thereunder as at the last day of the most recently ended fiscal quarter of CCH for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and CCH shall have delivered to the Administrative Agent a certificate of a Responsible Officer of CCH to such effect, together with all relevant financial information.

“Pro Forma EBITDA” shall have the meaning assigned to such term in Section 3.05(a).

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Process Agent” shall have the meaning assigned to such term in Section 10.15(c).

“Prohibited Port of Call” means any port of call in an area that, immediately prior to any Mortgaged Vessel calling at such port, (a) has been declared or is considered to be a war zone by such Mortgaged Vessel’s war risk underwriters or (b) is subject to a sanctions program administered by OFAC; it being agreed and understood that, as of the Closing Date, the foregoing includes any port of call in the countries of Somalia, North Korea, Iran, Lebanon, Iraq and Cuba.

“Projections” means the projections of CCH and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of CCH or any Subsidiary prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 10.17.

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Qualified IPO” means an underwritten public offering of the Equity Interests of Holdings (or any direct or indirect parent of Holdings) which generates cash proceeds to Holdings of at least $75,000,000.

“Qualified Lender” means a financial institution permitted under French law to make loans or otherwise extend credit to a Person formed and existing under the laws of France.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined: (a) if the currency is Sterling, the first day of such period; (b) if the currency is Euro, two TARGET Days before the first day of such period or (c) for any other currency, two Business Days before the first day of such period, unless, in any such case, market practice differs in the London or other relevant offshore interbank market for a currency, in which case the Quotation Day for such currency will be determined by the Administrative Agent in accordance with market practice in such interbank market (and if quotations would normally be given by leading banks in such interbank market on more than one day, the Quotation Day will be the last of those days).

“Radisson France” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reference Banks” means the principal London offices of HSBC Bank plc, Calyon and DVB Bank AG, or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower Representative.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 10.04(b).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment or into or out of any property of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Replacement Mariner Subsidiary” means a newly-formed subsidiary of CCH organized under the laws of the Bahamas, Bermuda, England and Wales, Panama, the Marshall Islands or any other jurisdiction approved by the Required Lenders, which subsidiary is formed for the purpose of effecting the Mariner Transfer.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” means, at any time, Lenders having (a) Loans outstanding, (b) Revolving L/C Exposures and (c) Available Unused Commitments, that taken together, represent more than 66.7% of the sum of (i) all Loans outstanding, (ii) Revolving L/C Exposures and (iii) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Notwithstanding the foregoing, in the event that (x) all the Obligations have been paid in full, (y) the Commitments of the Lenders to make any Loan or to issue any Letter of Credit have expired or been terminated and (z) all Letters of Credit have been terminated, then the Administrative Agent shall be deemed to be the “Required Lenders” as such term is used in this Agreement or any other Loan Document or related instrument or agreement.

“Required Percentage” means, with respect to any fiscal year of CCH, 75%; provided that if (a) the Total Leverage Ratio at the end of such fiscal year is less than or equal to 4.00 to 1.00, (b) no

Borrower has made a Revolving Facility Borrowing at any time within the last 30 days of such fiscal year and (c) the Loan-to-Value Ratio at the end of such fiscal year is less than 0.50 to 1.00, then such percentage shall be 50%.

“Required Revolving Facility Lenders” means, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) Revolving L/C Exposures and (c) Available Unused Commitments, that taken together, represent more than 66.7% of the sum of (i) all Revolving Facility Loans outstanding, (ii) Revolving L/C Exposures and (iii) the total Available Unused Commitments at such time. The Revolving Facility Loans, Revolving L/C Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requisite Cure Acceptance Lenders” means, at any time property other than cash is offered as additional Collateral pursuant to Section 7.02(a), Lenders having (a) Loans outstanding, (b) Revolving L/C Exposures and (c) Available Unused Commitments, that taken together, represent more than 50% of the sum of (i) all Loans outstanding, (ii) Revolving L/C Exposures and (iii) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Requisite Cure Acceptance Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) three Business Days prior to the first day of each fiscal quarter of each fiscal year of CCH (commencing with the fiscal quarter ending June 30, 2008), (ii) three Business Days prior to each date of a Borrowing denominated in an Alternative Currency, (iii) each date of a continuation of a Borrowing denominated in an Alternative Currency pursuant to Section 2.06 and (iv) such additional dates as the Administrative Agent shall determine or the Required Revolving Facility Lenders shall require; (b) with respect to any Letter of Credit, each of the following: (i) three Business Days prior to the first day of each fiscal quarter of each fiscal year of CCH (commencing with the fiscal quarter ending June 30, 2008), (ii) three Business Days prior to each date of issuance of a Letter of Credit denominated in an Alternative Currency, (iii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iv) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (v) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Revolving Facility Lenders shall require; and (c) with respect to any Valuation, each of the following: (i) the date of such Valuation and (ii) the first day of each fiscal quarter of each fiscal year of CCH (commencing with the next fiscal quarter commencing after the date of such Valuation).

“Revolving Facility” means the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” means a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” means, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount in Dollars representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Facility Commitments is $40,000,000.

“Revolving Facility Credit Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans outstanding at such time and (b) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (i) such Revolving Facility Lender’s Revolving Facility Percentage and (ii) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” means a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” means a Loan made by a Revolving Facility Lender pursuant to Section 2.01. Revolving Facility Loans may be denominated in Dollars or in an Alternative Currency.

“Revolving Facility Loan Note” has the meaning assigned to such term in Section 2.08(e).

“Revolving Facility Percentage” means, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” means at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the Dollar Equivalent of the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“RF Term Loans” means all Term Loans made by the Lenders to Radisson France; provided that following the consummation of the Mariner Transfer, such Term Loans shall no longer be deemed to be RF Term Loans and shall instead be deemed to be Term Loans for all purposes hereunder.

“RF Trigger Date” means the date, if any, on which the only Term Loans outstanding are RF Term Loans.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Screen Rate” means (a) in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period, and (b) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower Representative and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Lien” means (a) Liens that are “Second Liens” (as defined in the Intercreditor Agreement) under the agreements that are subject to the terms of the Intercreditor Agreement and (b) other Liens (other than Liens securing the Obligations) that are subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, any other intercreditor agreement (it being understood that such Liens may be senior in priority to, or pari passu with, or junior in priority to, the Liens securing the Second Lien Obligations).

“Second Lien Administrative Agent” means Lehman Commercial Paper, Inc., in its capacity as administrative agent under the Second Lien Loan Documents, and its successors and assigns.

“Second Lien Collateral Agent” means Lehman Commercial Paper, Inc., in its capacity as collateral agent under the Second Lien Loan Documents, and its successors and assigns.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of January 31, 2008 among Holdings, as a guarantor, the Borrowers, as borrowers, the lenders party thereto, the Second Lien Administrative Agent and the Second Lien Collateral Agent, in respect of up to $200,000,000 of Second Lien secured term loans and letters of credit.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the other “Loan Documents” under and as defined in the Second Lien Credit Agreement.

“Second Lien Maturity Date” means the Maturity Date (as such term is defined in the Second Lien Credit Agreement).

“Second Lien Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.

“Second Valuation” shall have the meaning assigned to such term in Section 5.14.

“Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Vessel Mortgages, the Deeds of Covenants, the Collateral Agreement, the Subsidiary Borrower Pledge Agreements, the Earnings Assignments, the Insurance

Assignments and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Sellers” shall have the meaning assigned to such term in the second recital hereto.

“SEVEN SEAS MARINER” means the Vessel SEVEN SEAS MARINER, IMO number 9210139, registered in the name of Radisson France under the laws of the Commonwealth of The Bahamas with official number 8001280, or as re-registered upon the completion of the Mariner Transactions.

“SEVEN SEAS NAVIGATOR” means the Vessel SEVEN SEAS NAVIGATOR, IMO number 9064126, registered in the name of CP2 under the laws of Bermuda with official number 737916.

“SEVEN SEAS VOYAGER” means the Vessel SEVEN SEAS VOYAGER, IMO number 9247144, registered in the name of Supplystill under the laws of the Commonwealth of The Bahamas with official number 8000610.

“Shared Services Agreement” means the Master Intercompany Services Agreement dated as of January 31, 2008 among the subsidiaries of Holdings party thereto.

“Special Notice Currency” means at any time an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Collateral” means (a) Collateral that is property of a Subsidiary Borrower and (b) Pledged Collateral.

“Specified Representations” shall have the meaning assigned to such term in Section 4.01.

“Sponsor Entities” shall have the meaning assigned to such term in the first recital hereto.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letters of Credit” shall have the meaning provided in Section 2.04(a).

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States, the United Kingdom or the European Union or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a direct or indirect subsidiary of CCH.

“Subsidiary Borrower Pledge Agreement” means each of (a) at any time, one or more French law Nantissement de parts Sociales between any holder of Equity Interests of Radisson France at such time and the Collateral Agent, (b) the Bahamian law Pledge Agreement dated the date hereof between Celtic Pacific (UK) Limited and the Collateral Agent and (c) the English law Security Over Shares Agreement dated the date hereof between Celtic Pacific Holdings (UK) Limited and the Collateral Agent.

“Subsidiary Borrowers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Subsidiary Guarantor” means each Original Subsidiary Guarantor and each Additional Subsidiary Guarantor. For the avoidance of doubt, it is understood that Radisson France is not a Subsidiary Guarantor.

“Super-required Lenders” means, at any time, Lenders having (a) Loans outstanding, (b) Revolving L/C Exposures and (c) Available Unused Commitments, that taken together, represent more than 90% of the sum of (i) all Loans outstanding, (ii) Revolving L/C Exposures and (iii) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Super-required Lenders at any time.

“Supplystill” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, for the avoidance of doubt, the CCH-Radisson France Instrument); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any Subsidiary or Affiliate thereof shall be a Swap Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.

“TEG Letter” shall have the meaning assigned to such term in Section 2.12(g).

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Facility” means the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Commitment” means with respect to each Lender, the commitment of such Lender to make Term Loans in Dollars as set forth in Section 2.01(a). The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate amount of the Term Loan Commitments on the Closing Date is $425,000,000.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.09(a)(i).

“Term Loan Note” has the meaning assigned to such term in Section 2.08(e).

“Term Loans” means the term loans made by the Lenders to the Borrowers pursuant to Section 2.01(a).

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of CCH then most recently ended (taken as one accounting period).

“Third Valuation” shall have the meaning assigned to such term in Section 5.14.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of CCH most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Letters of Credit” shall have the meaning provided in Section 2.04(a).

“Transaction Documents” means the Acquisition Documents, the Second Lien Loan Documents and the Loan Documents.

“Transactions” means, collectively, the transactions to occur pursuant to the Transaction Documents, including: (a) the consummation of the Acquisition and related transactions; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the borrowings and other extensions of credit hereunder; (c) the execution, delivery and performance of the Second Lien Loan Documents, the creation of the Liens pursuant thereto and the borrowings and other extensions of credit thereunder; (d) the Equity Financing; (e) the refinancing of the Existing Credit Agreements; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Treaty” means a double taxation agreement that makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Treaty Direction” shall have the meaning assigned to such term in the definition of “Excluded Taxes.”

“Treaty Lender” means a Lender or Issuing Bank that (a) is treated as a resident of a Treaty State for the purposes of a relevant Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfills any other conditions which must be fulfilled under the relevant Treaty by residents of that Treaty State for such residents to obtain exemption from tax imposed by the United Kingdom on interest, subject to the completion of procedural formalities.

“Treaty State” means a jurisdiction having a Treaty with the United Kingdom.

“Unearned Customer Deposits” means amounts paid to CCH or any Subsidiary representing customer deposits for unsailed bookings (whether paid directly by the customer or by a credit card company).

“Unfunded Pension Liability” means the excess of a Plan’s “accumulated benefit obligations” as defined under Statement of Financial Accounting Standards No. 87, over the current fair market value of that Plan’s assets.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” and “U.K.” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Valuation” means, in relation to any Mortgaged Vessel, a valuation of such Mortgaged Vessel made (at the expense of the Borrowers and addressed to the Administrative Agent and the Lenders) at any relevant time by an Approved Broker with or without physical inspection of such Mortgaged Vessel (as the Administrative Agent may require in its reasonable discretion, provided that any such inspection shall not materially interfere with the commercial operation of the Mortgaged Vessel or delay its sailing schedule), on the basis of a sale for prompt delivery for cash at arms’ length on customary commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contracts of employment. If any Approved Broker shall deliver a Valuation indicating a range of values for a Mortgaged Vessel, the Valuation for such Mortgaged Vessel shall be the arithmetic mean of the two endpoints of such range. Further, if any Approved Broker shall deliver a Valuation indicating a value for a Mortgage Vessel in any currency other than Dollars, the Valuation for such Mortgaged Vessel shall be the Dollar Equivalent thereof. It is agreed that as of the Closing Date and until a Valuation shall have been obtained pursuant to Section 5.14 for any Mortgaged Vessel, the Valuation for such Mortgaged Vessel shall be as follows: (x) $259,000,000 for the SEVEN SEAS MARINER, (y) $157,000,000 for the SEVEN SEAS NAVIGATOR and (z) $270,000,000 for the SEVEN SEAS VOYAGER.

“Value Component” shall have the meaning assigned to such term in the definition of Loan-to-Value Ratio in this Section 1.01.

“Vessel” means a passenger cruise vessel.

“Vessel Event” means any Asset Sale of a Mortgaged Vessel or any Event of Loss.

“Vessel Mortgages” means each first priority statutory ship mortgage granting a Lien on a Mortgaged Vessel substantially in the form proscribed by statute in (a) for the SEVEN SEAS MARINER and the SEVEN SEAS VOYAGER, the Bahamas and (b) for the SEVEN SEAS NAVIGATOR, Bermuda.

“Vlasov” shall have the meaning assigned to such term in the second recital hereto.

“Vlasov Share Transfer Agreement” shall have the meaning assigned to such term in the second recital hereto.

“Voyager Bareboat Charter Arrangement” means the Bareboat Charterparty dated October 25, 2001 in respect of the SEVEN SEAS VOYAGER.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to CCH and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

Section 1.02.    Terms Generally.   With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a

Loan Document to Articles, Sections, Exhibits, Annexes, Supplements and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes, Supplements and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) where a reference herein to the “Subsidiaries” (whether modified with the word “Material” or otherwise) follows a reference to “CCH and the Subsidiary Borrowers,” the “Loan Parties,” or the “Borrowers,” such reference shall be construed to exclude the Subsidiary Borrowers.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Section 1.03.    Accounting Terms.   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision of this Agreement to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.04.    Effectuation of Transfers.   Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.05.    Exchange Rates; Currency Equivalents.

(a)        The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Facility Loans, Letters of Credit, L/C Disbursements and any other applicable amount denominated in currencies other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the previous Revaluation Date.

(b)        Wherever in this Agreement in connection with a Revolving Facility Borrowing, continuation or prepayment of a Revolving Facility Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Facility Borrowing, Revolving Facility Loan or Letter of Credit is denominated in an

Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 1.06.    Additional Alternative Currencies.

(a)        The Borrower Representative may from time to time request that Revolving Facility Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Facility Loans, such request shall be subject to the approval of the Administrative Agent and all of the Revolving Facility Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Issuing Bank and all of the Revolving Facility Lenders.

(b)        Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, 20 Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Facility Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Revolving Facility Lender, and (in the case of a request pertaining to Letters of Credit) the Issuing Bank, shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Facility Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)        Any failure by a Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Revolving Facility Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Facility Lenders consent to making Revolving Facility Loans in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Facility Borrowings; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower Representative.

Section 1.07.    Change of Currency.

(a)        Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts Euro as its lawful currency; provided that if any Revolving Facility Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Facility Borrowing, at the end of the then current Interest Period therefor.

(b)        Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of Euro by any member state of the European Union and any relevant market conventions or practices relating to Euro.

(c)        Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to such change in currency.

Section 1.08.    Letter of Credit Amounts.   Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuance Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

Section 2.01.    Commitments.   Subject to the terms and conditions set forth herein:

(a)        each Lender agrees to make Term Loans to the Borrowers on the Closing Date in Dollars in a principal amount not to exceed its Term Loan Commitment; provided, however, that (i) the aggregate principal amount of Term Loans made to CCH shall not exceed $83,092,260.06, (ii) the aggregate principal amount of Term Loans made to Radisson France shall not exceed $129,396,772.49, (iii) the aggregate principal amount of Term Loans made to Supplystill shall not exceed $129,516,640.40, (iv) the aggregate principal amount of Term Loans made to CP2 shall not exceed $82,994,327.05 and (v) all Terms Loans borrowed hereunder that are repaid or prepaid may not be reborrowed; and

(b)        each Lender agrees to make Revolving Facility Loans to the Borrowers from time to time during the Availability Period in Dollars or one or more Alternative Currencies in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that an aggregate principal amount of Revolving Facility Loans not to exceed $10,000,000 shall be available to the Borrowers on the Closing Date only if (x) Liquidity measured on a Pro Forma Basis after giving effect to any Revolving Facility Borrowings requested to be made on the Closing Date would not be less than the amount required under Section 6.14 and (y) the Borrowers have readily available cash and Permitted Investments, measured on a consolidated basis (as would be shown on a consolidated balance sheet of CCH as at the Closing Date prepared in accordance with GAAP), in an aggregate amount not less than the principal amount of Revolving Facility Borrowings requested to be made on the Closing Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow amounts under Revolving Facility Loans.

Section 2.02.    Loans and Borrowings.   (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        At the commencement of each Interest Period for any Revolving Facility Borrowing, such Borrowing shall be in the Dollar Equivalent of an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Multiple Borrowings may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 10 Borrowings outstanding under the Term Facility and (ii) four Borrowings outstanding under the Revolving Facility.

(c)        Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.    Requests for Borrowings.   To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in writing (a) in the case of a Borrowing denominated in Dollars, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Revolving Facility Borrowing denominated in an Alternative Currency, not later than 12:00 p.m., Local Time, four Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing; provided that any such notice of a Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be made by hand delivery or facsimile to the Administrative Agent in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the identity of the applicable Borrower;

(ii)         whether such Borrowing is to be a Borrowing of Revolving Facility Loans or Term Loans;

(iii)        the aggregate amount of the requested Borrowing;

(iv)        the date of such Borrowing, which shall be a Business Day and, in the case of any request to borrow Term Loans, must be the Closing Date;

(v)        the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;”

(vi)        the currency of such Borrowing (which shall be Dollars or an Alternative Currency); and

(vii)        full payment instructions as to the funds to be disbursed, including the details of any routing through intermediary banks and the location and number of the applicable Borrower’s account to which funds are finally credited.

If any information required to be specified in a Borrowing Request is missing or incorrect, such Borrowing Request will not be honored and will be returned to the Borrower Representative for re-submission with complete information. Promptly following receipt of a duly completed Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.     Letters of Credit.   (a) General.

(i)        Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of (x) trade letters of credit in support of trade obligations of the Loan Parties and the Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Loan Parties and the Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”), in each case, for their own accounts in Dollars or any Alternative Currency and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative to, or entered into by the Borrower Representative with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control (any such application or other agreement, an “Issuance Document”).

(ii)        The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the Issuing Bank in good faith deems material to it; (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; (C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than the Dollar Equivalent of $100,000, in the case of a Trade Letter of Credit, or the Dollar Equivalent of $100,000, in the case of a Standby Letter of Credit; (D) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; (E) the Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or (F) a default of any Lender’s obligations to fund under Section 2.04(e) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower Representative or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.

(iii)        The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)        The Issuing Bank shall be under no obligation to amend any Letter of Credit if (x) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)        The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (x) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuance Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included the Issuing Bank with respect to such acts or omissions, and (y) as additionally provided herein with respect to the Issuing Bank.

(b)        Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, extension (other than an automatic extension in accordance with paragraph (c) of this Section) or renewal of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment, extension or renewal or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended or renewed, and specifying (i) the date of issuance, amendment, extension or renewal (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (iii) the amount and currency of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and (vi) such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower Representative shall also submit a letter of credit application on such Issuing Bank’s standard form and any other requested Issuance Documents in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, extended or renewed only if (and upon issuance, amendment, extension or renewal of each Letter of Credit, the Borrower Representative shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal, the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments.

(c)        Expiration Date.  Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any extension or renewal thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such extension or renewal) and (ii) the date that is five Business Days prior to the Maturity Date; provided that (x) any Standby Letter of Credit with a one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; and (y) if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above, provided that if any such Standby Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Maturity Date, the applicable Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 105% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Maturity Date or, if later, the date of issuance. Each Trade Letter of Credit shall expire no later than the earlier of (x) 180 days after such Trade Letter of Credit’s date of issuance or (y) the date five Business Days prior to the Maturity Date. The Borrower Representative shall notify the Issuing Bank and the Administrative Agent in writing of the cancellation or expiration of any Letter of Credit (and whether any extension or renewal shall occur) on any date within 30 days of such cancellation or expiration.

(d)        Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the amount of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason, in each case, in Dollars at the Dollar Equivalent of such L/C Disbursement (regardless of the actual currency of such L/C Disbursement). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower Representative shall reimburse (or cause the applicable Loan Party or Subsidiary to reimburse) such L/C Disbursement by paying to the Administrative Agent an amount in Dollars or the applicable Alternative Currency equal to such L/C Disbursement not later than 2:00 p.m., Local Time (or the Applicable Time if such L/C Disbursement was made in an Alternative Currency), on the same day (or if such day is not a Business Day, the next following Business Day) such Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the Adjusted Screen Rate for an Interest Period of one month’s duration then applicable to a Revolving Facility Borrowing in an equivalent amount in such currency; provided that the Issuing Bank (at its sole option) may specify that it will require reimbursement in Dollars and, in the case of any such requirement, the Issuing Bank shall notify the Borrower Representative of the Dollar Equivalent of the amount of the L/C Disbursement promptly following its determination thereof; provided, further, that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Facility Borrowing in an equivalent amount and currency with an Interest Period of one month’s duration and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Facility Borrowing. If the applicable Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from such Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent, in Dollars at the Dollar Equivalent of such L/C Disbursement (regardless of the actual currency of such L/C Disbursement), its Revolving Facility Percentage (as specified by the Administrative Agent to such Revolving Facility Lender at the time) of the payment then due from the applicable Borrower in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders in Dollars and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of a Revolving Facility Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement.

(f)        Obligations Absolute.  The obligation of the Borrowers to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility (irrespective of any of the circumstances referred to in the preceding sentence) by reason of or in connection with the issuance or transfer of any Letter of Credit (including the use that may be made of any Letter of Credit or any act or omission of any beneficiary or transferee in connection therewith) or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in the preceding sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential, special, indirect or punitive damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are determined by a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative in writing of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)        Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Revolving Facility Loans in an equivalent amount in such currency with an Interest Period of one month’s duration; provided that, if such L/C Disbursement is not reimbursed by the applicable Borrower when due pursuant to paragraph (e) of this Section, then Section 2.12(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)        Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)        Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day, or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower Representative receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph or if cash collateral is required to be so deposited pursuant to Section 2.10(d), the applicable Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the applicable Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent, and (ii) at any other time, the Borrower Representative, in each case, in Permitted Investments and at the risk and expense of the Borrowers. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. The Administrative Agent may, at any time and from time to time after the initial deposit of any cash collateral, demand that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations.

(k)        Additional Issuing Banks.  From time to time, the Borrower Representative may by notice to the Administrative Agent designate up to three Qualified Lenders (in addition to HSBC Bank plc), each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent, as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be withheld unreasonably) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l)        Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower Representative pursuant to Section 2.04(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, extend or renew any Letter of Credit, the date of such issuance, amendment, extension or renewal, and the aggregate Dollar Equivalent of the face amount of the Letters of Credit to be issued, amended, extended or renewed by it and outstanding after giving effect to such issuance, amendment, extension or renewal (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, extend or renew such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment, extension or renewal would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount and currency of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

Section 2.05.    Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds for the applicable currency not later than 10:00 a.m., Local Time (or, for Loans to be made on the Closing Date, 9:00 a.m., Local Time), in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Facility Loan in an Alternative Currency, in

each case on the Business Day specified in the applicable Borrowing Request, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by the Borrower Representative in the applicable Borrowing Request (either directly or through any one or more intermediary banks); provided that Revolving Facility Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if, on the date a Borrowing Request for a Revolving Facility Borrowing is given by the Borrower Representative, unreimbursed L/C Disbursements are outstanding, then the proceeds of such Borrowing (i) first, shall be applied to the payment in full of any such L/C Disbursements (using the Spot Rate to determine the conversion of amounts requested to be borrowed in one currency to be applied in payment of an L/C Disbursement in another currency), and (ii) second, shall be made available to the applicable Borrower as provided above.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06.    Interest Elections.  (a) Each Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by facsimile by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Borrowing in the applicable currency resulting from such election to be made on the effective date of such election. Each such interest election shall be irrevocable and shall be made by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in the form of Exhibit E and signed by the Borrower Representative.

(c)        Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

    (ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

    (iii)        the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of three month’s duration.

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued in its original currency with an Interest Period of three months. Notwithstanding any contrary provision of this Agreement, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders (or in the case of clause (ii) below, the Required Revolving Facility Lenders), so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) unless repaid or prepaid (voluntarily, as a result of demand pursuant to the following clause (ii) or otherwise), each Revolving Facility Borrowing then outstanding in an Alternative Currency shall be continued in the same currency with successive Interest Periods of one month’s duration and (ii) upon demand, any or all Revolving Facility Borrowings then outstanding in Alternative Currencies shall be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(f)        No Revolving Facility Borrowing may be continued as a Revolving Facility Borrowing denominated in a different currency but instead must be prepaid in the original currency of such Revolving Facility Borrowing and reborrowed in the other currency.

Section 2.07.     Termination and Reduction of Commitments.     (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Maturity Date.

(b)        The Borrower Representative may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments), (ii) the Borrower Representative shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.10, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c)        The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08.     Repayment of Loans; Evidence of Debt.     (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrowers on the Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Borrower, the Facility and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)        Any Lender may request that any Term Loan made by it be evidenced by a promissory note substantially in the form of Exhibit B-1 (a ”Term Loan Note”) and Revolving Facility Loans made by it be evidenced by a promissory note substantially in the form of Exhibit B-2 (a ”Revolving Facility Loan Note”); and the Lenders hereby make such a request with respect to the Loans made to Radisson France on the Closing Date. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender such requested promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, the Loans evidenced by any promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09.     Repayment of Term Loans and Revolving Facility Loans.     (a) Subject to the other paragraphs of this Section, (i) the Borrowers shall repay Term Loans ratably in accordance with paragraph (e) of this Section on each date set forth below or, if any such date is not a Business Day, on the next succeeding Business Day, in the aggregate principal amount set forth opposite such date (each such date being referred to as a “Term Loan Installment Date”):

Date	Amount of Term Borrowings to Be Repaid
July 31, 2008	$6,250,000.00
October 31, 2008	$6,250,000.00
January 31, 2009	$6,250,000.00
April 30, 2009	$6,250,000.00
July 31, 2009	$6,250,000.00
October 31, 2009	$6,250,000.00
January 31, 2010	$6,250,000.00

Date	Amount of Term Borrowings to Be Repaid
April 30, 2010	$ 6,250,000.00
July 31, 2010	$ 6,250,000.00
October 31, 2010	$ 6,250,000.00
January 31, 2011	$ 6,250,000.00
April 30, 2011	$ 6,250,000.00
July 31, 2011	$ 6,250,000.00
October 31, 2011	$ 6,250,000.00
January 31, 2012	$ 6,250,000.00
April 30, 2012	$ 6,250,000.00
July 31, 2012	$ 6,250,000.00
October 31, 2012	$ 6,250,000.00
January 31, 2013	$ 6,250,000.00
April 30, 2013	$ 6,250,000.00
July 31, 2013	$ 6,250,000.00
October 31, 2013	$ 6,250,000.00
January 31, 2014	$ 6,250,000.00
April 30, 2014	$ 6,250,000.00
Maturity Date	Remaining amount of all Term Loans then outstanding

    (i)        notwithstanding the foregoing, however, except in the case of a total repayment of the Facilities, neither Radisson France nor any other Borrower (or other person) shall repay any RF Term Loans on any Term Loan Installment Date (other than the Maturity Date) prior to the RF Trigger Date; and

    (ii)        to the extent not previously paid, outstanding Term Loans made to all Borrowers shall be due and payable on the Maturity Date.

(b)        To the extent not previously paid, outstanding Revolving Facility Loans made to all Borrowers shall be due and payable on the Maturity Date.

(c)        Prepayment of the Loans from:

    (i)        any optional prepayments of the Term Loans pursuant to Section 2.10(a) shall be applied to the remaining installments of the Term Loans as the Borrowers may direct; provided that except in the case of a total repayment of the Facilities, no optional prepayment shall be applied prior to the RF Trigger Date to any of the RF Term Loans;

    (ii)        all Net Proceeds pursuant to Section 2.10(b) arising as a result of a Vessel Event in respect of the SEVEN SEAS MARINER prior to the completion of the Mariner Transactions shall be allocated (A) first, to prepay all RF Term Loans then outstanding, (B) second, to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then outstanding to Radisson France and to cash collateralize outstanding Letters of Credit issued for the benefit of Radisson France, and thereafter Radisson France shall not be permitted to make any Borrowings of Revolving Facility Loans or request (and the Borrower Representative shall not be permitted to request on its behalf) the issuance of any Letter of Credit for its account, (C) third, to the Second Lien Administrative Agent for prepayment of the Second Lien Obligations of Radisson France then outstanding but, in any event, subject to the turnover provisions set forth in Section 5.7 of the Intercreditor Agreement, (D) fourth, to prepay all Term Loans then outstanding to CCH,

(E) fifth, to prepay all Term Loans then remaining outstanding, (F) sixth, only if a Vessel Event shall have previously occurred in respect of another Mortgaged Vessel (otherwise, this sixth step shall not apply and the seventh step shall immediately follow the fifth step), to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then remaining outstanding and to cash collateralize all Letters of Credit then remaining outstanding, and concurrently permanently cancel all of the remaining Revolving Facility Commitments, and (G) seventh, so long as no Default is then continuing, to the Second Lien Administrative Agent for application against the remaining Second Lien Obligations; provided that the aggregate amounts prepaid by Borrowers other than Radisson France in accordance with this paragraph shall be not less than the amount of gross proceeds dividended, distributed, loaned or otherwise transferred by Radisson France to CCH (directly or indirectly, and including through operation of the CCH-Radisson France Instrument), in each case without regard to any Tax or similar cost in respect of such dividend, distribution or payment;

    (iii)        all Net Proceeds pursuant to Section 2.10(b) arising as a result of a Vessel Event in respect of the SEVEN SEAS NAVIGATOR prior to the completion of the Mariner Transactions shall be allocated (A) first, to prepay all Term Loans then outstanding to CP2, (B) second, to prepay all Term Loans then outstanding to CCH, (C) third, to prepay all Term Loans then remaining outstanding to Supplystill, (D) fourth, to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then outstanding to CP2 and to cash collateralize outstanding Letters of Credit issued for the benefit of CP2, and thereafter CP2 shall not be permitted to make any Borrowings of Revolving Facility Loans or request (and the Borrower Representative shall not be permitted to request on its behalf) the issuance of any Letter of Credit for its account, (E) fifth, to prepay all RF Term Loans then outstanding, (F) sixth, only if a Vessel Event shall have previously occurred in respect of another Mortgaged Vessel (otherwise, this sixth step shall not apply and the seventh step shall immediately follow the fifth step), to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then remaining outstanding and to cash collateralize all Letters of Credit then remaining outstanding, and concurrently permanently cancel all of the remaining Revolving Facility Commitments, and (G) seventh, so long as no Default is then continuing, to the Second Lien Administrative Agent for application against the Second Lien Obligations;

    (iv)        all Net Proceeds pursuant to Section 2.10(b) arising as a result of a Vessel Event in respect of the SEVEN SEAS VOYAGER prior to the completion of the Mariner Transactions shall be allocated (A) first, to prepay all Term Loans then outstanding to Supplystill, (B) second, to prepay all Term Loans then outstanding to CCH, (C) third, to prepay all Term Loans then remaining outstanding to CP2, (D) fourth, to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then outstanding to Supplystill and to cash collateralize outstanding Letters of Credit issued for the benefit of Supplystill, and thereafter Supplystill shall not be permitted to make any Borrowings of Revolving Facility Loans or request (and the Borrower Representative shall not be permitted to request on its behalf) the issuance of any Letter of Credit for its account, (E) fifth, to prepay all RF Term Loans then outstanding, (F) sixth, only if a Vessel Event shall have previously occurred in respect of another Mortgaged Vessel (otherwise, this sixth step shall not apply and the seventh step shall immediately follow the fifth step), to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then remaining outstanding and to cash collateralize all Letters of Credit then remaining outstanding, and concurrently permanently cancel all of the remaining Revolving Facility Commitments, and (G) seventh, so long as no Default is then continuing, to the Second Lien Administrative Agent for application against the Second Lien Obligations;

    (v)        all Net Proceeds pursuant to Section 2.10(b) arising as a result of a Vessel Event in respect of any Mortgaged Vessel after the completion of the Mariner Transactions shall be allocated (A) first, to prepay all Term Loans then outstanding to the Subsidiary Borrower owning such Mortgaged Vessel, (B) second, to prepay all Term Loans then outstanding to CCH, (C) third, to prepay all Term Loans then remaining outstanding in such order as the Borrower Representative shall direct in written instructions to the Administrative Agent and the Lenders, (D) fourth, to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then outstanding to such Subsidiary Borrower and to cash collateralize outstanding Letters of Credit issued for the benefit of such Subsidiary Borrower, and thereafter such Subsidiary Borrower shall not be permitted to make any Borrowings of Revolving Facility Loans or request (and the Borrower Representative shall not be permitted to request on its behalf) the issuance of any Letter of Credit for its account, (E) fifth, only if a Vessel Event shall have previously occurred in respect of another Mortgaged Vessel (otherwise, this fifth step shall not apply and the sixth step shall immediately follow the fourth step), to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then remaining outstanding and to cash collateralize all Letters of Credit then remaining outstanding, and concurrently permanently cancel all of the remaining Revolving Facility Commitments, and (F) sixth, so long as no Default is then continuing, to the Second Lien Administrative Agent for application against the Second Lien Obligations; and

    (vi)        all Net Proceeds pursuant to Section 2.10(b) (other than Net Proceeds arising as a result of a Vessel Event) and Excess Cash Flow pursuant to Section 2.10(c) shall be allocated (x) prior to the RF Trigger Date, to repay all Term Loans then outstanding other than the RF Term Loans, and (y) on and after the RF Trigger Date, (A) first, to repay all RF Term Loans then outstanding, (B) second, (1) only if a Vessel Event shall have previously occurred in respect of any Mortgaged Vessel (otherwise, this second step shall not apply and the third step shall immediately follow the first step), to pay unreimbursed L/C Disbursements and prepay Revolving Facility Loans then outstanding to the Borrowers and to cash collateralize outstanding Letters of Credit issued for the benefit of the Borrowers, and further (2) only if Vessel Events shall have previously occurred in respect of more than one Mortgaged Vessel, to permanently cancel all of the remaining Revolving Facility Commitments concurrently with such payments, prepayments and cash collateralization, and (C) third, so long as no Default is then continuing, to the Second Lien Administrative Agent for application against the Second Lien Obligations.

(d)        Any mandatory prepayments pursuant to Section 2.10(b) or (c) applied to prepay Term Loans as set forth in paragraph (c) of this Section shall be allocated to prepay the applicable Term Loans pro rata based on the aggregate outstanding principal amount of such Term Loans on the date of prepayment with the application thereof to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments under the Term Facility. Any mandatory prepayments pursuant to Section 2.10(b) or (c) applied to satisfy Obligations under the Revolving Facility as set forth in paragraph (c) of this Section shall be allocated, (i) first, to pay applicable unreimbursed L/C Disbursements, and (ii) second, to prepay applicable Revolving Facility Loans and cash collateralize applicable Letters of Credit, as the case may be, and (only when explicitly set forth in paragraph (c) of this Section) concurrently permanently cancel Revolving Facility Commitments in an amount equal to the aggregate amount of such prepayments and cash collateralization, in each case under this clause (ii), pro rata based on the aggregate outstanding Revolving Facility Commitments on the date of prepayment, cash collateralization and, when applicable, cancellation.

(e)        Prior to any repayment or prepayment of any Loan under any Facility hereunder, the Borrower Representative shall notify the Administrative Agent by facsimile not later than 2:00 p.m., Local Time, (i) in the case of a Borrowing denominated in Dollars, three Business Days before the scheduled date of such repayment or prepayment and (ii) in the case of a Revolving Facility Borrowing denominated in an Alternative Currency, four Business Days (or five Business Days, in the case of repayment or prepayment of a Revolving Facility Borrowing denominated in a Special Notice Currency), in each case specifying in such notification (w) the date of such repayment or prepayment, (x) the Borrowing or Borrowings under the applicable Facility to be repaid or prepaid, (y) the Interest Period(s) of Borrowing(s) to be repaid or prepaid, and (z) if Revolving Facility Borrowings are to be repaid or prepaid, the currencies of such Borrowings; provided, however, that except in the case of a total repayment of the Facilities, in no event shall the Borrower Representative be permitted to select that any Borrowing of RF Term Loans be prepaid prior to the RF Trigger Date. Each repayment or prepayment of a Borrowing (A) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid or prepaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment or prepayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment or prepayment) and (B) in all other cases, shall be applied ratably to the Loans included in the repaid or prepaid Borrowing. Repayments and prepayments of Loans shall be accompanied by accrued interest on the amount repaid or prepaid.

(f)        Notwithstanding any other provision of this Section 2.09 or Section 2.10: (i) if any amount is required to be applied in mandatory prepayment under this Agreement but in order to be so applied, Radisson France has to make payments upstream or otherwise transfer moneys to another Subsidiary to effect that prepayment and those moneys cannot be so upstreamed or transferred by Radisson France (whether direct or indirect) without Radisson France (whether direct or indirect) being in breach of any law (including any law relating to the timing of distributions), regulation or binding ruling from a competent authority or without the directors of Radisson France incurring personal liability or breaching their fiduciary duties to Radisson France then there will be no obligation to make that prepayment; provided that in each such case the Borrower Representative shall deliver to the Lenders a certificate in form and substance reasonably satisfactory to the Administrative Agent setting forth the circumstances of such breach of law, regulation, binding ruling or fiduciary duty or such risk of personal liability; (ii) where any prohibition or risk of personal liability or breach of fiduciary duty described in the foregoing subclause (f)(i) exists, the Borrower Representative shall cause each of its subsidiaries incorporated in France to use all reasonable endeavors lawfully to overcome such prohibition or risk; and (iii) to the extent that Radisson France’s obligation to make a mandatory prepayment under this Agreement is limited by the provisions of this Section 2.09(f), the balance of Radisson France’s portion of such mandatory prepayment shall be paid by the other Borrowers in accordance with Sections 2.09(c), (d) and (e) subject to the same limitations provided under this Section 2.09(f). Any prepayment obligation by Radisson France that is limited by the provisions of this Section 2.09(f) and that cannot be allocated to prepayment by the other Borrowers as previously provided shall remain outstanding and shall be reinstated without triggering any penalty at the time and to the extent that the events or circumstances giving rise to such limitation shall cease to exist.

Section 2.10.     Prepayment of Loans.   (a) The Borrowers shall have the right at any time and from time to time to prepay (i) prior to the RF Trigger Date, any Loan then outstanding other than the RF Term Loans, and (ii) on and after the RF Trigger Date, any Loan then outstanding, in each case, in whole or in part, without premium or penalty (but subject to Section 2.15), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.09(e); provided that the Borrowers may prepay RF Term Loans at any time in connection with a total repayment of the Facilities.

(b)        The Borrowers shall apply all Net Proceeds promptly upon receipt thereof to prepay Loans in accordance with paragraphs (c), (d) and (e) of Section 2.09.

(c)        Not later than 90 days after the end of each fiscal year of CCH (commencing with the fiscal year ending December 31, 2008), the Borrowers shall calculate Excess Cash Flow for such fiscal year and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) to the extent not financed, using the proceeds of, without duplication, the incurrence of Indebtedness and the sale or issuance of any Equity Interests (including any capital contributions), the sum of (x) the amount of any permitted voluntary prepayments of Term Loans during such fiscal year and (y) the amount of any permanent voluntary reductions during such fiscal year of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, to prepay Loans in accordance with paragraphs (c), (d) and (e) of Section 2.09. Not later than the date on which the Borrower Representative is required to deliver financial statements with respect to the end of each fiscal year under Section 5.04(a), the Borrower Representative shall deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower Representative setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d)        In the event and on such occasion that the total Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, the Borrowers shall prepay Revolving Facility Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

Section 2.11.     Fees.     (a) The Borrowers agree to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is 10 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)        The Borrowers from time to time agree to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Revolving Facility Borrowings effective for each day in such period plus Mandatory Cost (if any), and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)        The Borrowers agree to pay to the Administrative Agent, for the accounts of the Administrative Agent and the Collateral Agent, the agency fees set forth in any fee letters entered into between the Agents, the Arrangers, the Joint Bookrunners and Holdings, as such letters may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the fees payable to the Administrative Agent being the “Administrative Agent Fees,” and the fees payable to the Collateral Agent being the “Collateral Agent Fees”).

(d)        All Fees shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.12.     Interest.

(a)        The Loans comprising each Borrowing shall bear interest at the Adjusted Screen Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin plus the Mandatory Cost (if any).

(b)        Notwithstanding the foregoing (but subject to (f) below), if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan (including any Applicable Margin and any Mandatory Cost) as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the Adjusted Screen Rate that would be applicable to a Borrowing in such amount and such currency for an Interest Period of one month’s duration; provided that this paragraph (b) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.08.

(c)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date (or, in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments, if earlier than the Maturity Date); provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any assignment of any Term Loan as contemplated by Section 10.04(h), accrued interest on the principal amount so assigned shall be payable on the date of such assignment.

(d)        All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day), or, in the case of interest in respect of Revolving Facility Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The applicable Adjusted Screen Rate, LIBOR or EURIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)        If LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m., Local Time, on the Quotation Day, LIBOR or EURIBOR for the applicable Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks. If a Reference Bank (or, if a Reference Bank is not a

Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with the Borrower Representative) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

(f)        Any unpaid interest (including interest accruing at the Default Rate) owing by a Loan Party incorporated in France will be compounded with the outstanding principal only if, within the meaning of article 1154 of the French Code civil, such interest is due for a period of at least one year, but, during such one year period, such unpaid interest will remain immediately due and payable.

(g)        Effective Global Rate. To comply with the provisions of Articles L313-1 et seq. and R313-1 and R313-2 of the Code de la Consommation and article L.313-4 et seq. of the Code monétaire et financier, Radisson France and the Lenders declare that the effective global rate (taux effectif global) for each of the Facilities cannot be calculated for the total duration of this Agreement, primarily because of the floating rate of interest and Radisson France’s selection of the duration of each Interest Period. However, Radisson France acknowledges that it has received from the Administrative Agent a letter containing an indicative calculation of the effective global rate (taux effectif global) and the taux de période (the “TEG Letter”), based on figured examples calculated on certain assumptions, substantially in the form set out in Exhibit J (Form of Taux Effectif Global (Effective Global Rate) Letter). Any such TEG Letter forms part of this Agreement.

Section 2.13.     Alternate Rate of Interest.   If prior to the commencement of any Interest Period for a Borrowing:

(a)        deposits in Dollars or the applicable Alternative Currency are not being offered to banks in the applicable offshore interbank market for the applicable amount, Interest Period and currency of such Borrowing;

(b)        none or only one of the Reference Banks supplies a rate to the Administrative Agent to be used, and/or the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist, to determine the Adjusted Screen Rate, LIBOR or EURIBOR, as applicable, for such Interest Period; or

(c)        the Administrative Agent is advised by the Required Lenders that the Adjusted Screen Rate, LIBOR or EURIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist,

    (i)        the Loans of each Lender included in each affected Borrowing shall bear interest at a rate equal to the sum of (A) the rate notified to the Administrative Agent by such Lender as soon as practicable, and in any event before interest is due to be paid in respect of such Interest Period, to be that which expresses as a percentage rate per annum the actual cost to such Lender of funding its Loans included in such affected Borrowing from whatever source such Lender may reasonably select, plus (B) the Applicable Margin, plus (C) the Mandatory Cost (if any) applicable to the Loans of such Lender included in such affected Borrowing; and

    (ii)        any Interest Election Request that requests the continuation of any Borrowing in any affected Alternative Currency shall be ineffective and any such Borrowing denominated in an Alternative Currency shall be prepaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period applicable thereto, with a subsequent Interest Period chosen by the Borrower Representative in a duly completed Interest Election Request.

Section 2.14.     Increased Costs.   (a) Generally.   If:

    (i)        any Change in Law shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Screen Rate) or Issuing Bank;

    (ii)        any Change in Law shall impose on any Lender or Issuing Bank or the London or other applicable offshore interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

    (iii)        any Change in Law shall subject any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

    (iv)        the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Loans;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.   If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.   A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the

Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Delays in Requests.   Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15.     Break Funding Payments.   In the event of (a) the payment or prepayment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the continuation of any Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, (d) any failure by any Borrower to make payment of any Revolving Facility Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency or (e) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (including any foreign exchange losses) attributable to such event. In the case of a Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the sum of (i) the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Screen Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue a Loan, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars or the applicable Alternative Currency, as the case may be, of a comparable amount and period from other banks in the applicable offshore interbank market (whether or not such Lender has in fact funded any Loans by obtaining matching deposits or other borrowing in the applicable offshore interbank market) plus (ii) any loss or expense arising from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16.     Taxes.   (a) Payments Free of Taxes.   Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable hereunder shall be increased as necessary so that after all required deductions are made (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been required and made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        Payment of Other Taxes.   In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Indemnification.   Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)        Evidence of Payment.   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Status of Lenders.   Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower Representative or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States, Panama, France, the Bahamas or the United Kingdom if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances that would modify or render invalid any such claimed exemption or reduction and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any such jurisdiction that any Borrower make any deduction or withholding for Taxes from amounts payable to such Lender. Without limiting the foregoing, however, a Treaty Lender shall within 21 days from the date it becomes a Lender or Issuing Bank complete all procedural formalities necessary for obtaining from the relevant taxing authorities a Treaty Direction in respect of payments by Supplystill under this Agreement and the other Loan Documents, provided that the foregoing shall not require a Treaty Lender to complete such procedural formalities to the extent they are materially more onerous than the procedural formalities required by HM Revenue & Customs as at the Closing Date in relation to an application for a Treaty Direction unless the onerous nature can be satisfactorily mitigated by payment of costs and expenses (as determined by such Treaty Lender) and Supplystill shall have agreed to reimburse such Treaty Lender for all such costs and expenses. Additionally, each of the

Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)        Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, or such Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party upon the request of the Administrative Agent, such Lender or Issuing Bank agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section 2.16(f) shall not be construed to require the Administrative Agent, any Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith and in its sole discretion, to be confidential) to any Loan Party or any other person.

Section 2.17.     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.     (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal or interest (except for principal of and interest on Revolving Facility Loans denominated in an Alternative Currency) or fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.14, 2.15, or 2.16, or otherwise) prior to 2:00 p.m., Local Time, and, in the case of any payment of principal of or interest on Revolving Facility Loans denominated in an Alternative Currency, prior to the Applicable Time, in each case, on the date when due, in Same Day Funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower Representative by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall, unless another order of payments is specifically designated hereunder, be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)        If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)        To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Bank under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(f)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18.     Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14 or is entitled to compensation pursuant to Annex I, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender demands prepayment of Loans under Section 2.19(a) or the conditions described in Section 2.19(b) shall apply to Loans of such Lender, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16 or eliminate conditions resulting in illegality or material restrictions under Section 2.19, as applicable, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders due to Requests for Compensation or Prepayment.  If (i) any Lender (w) requests compensation under Section 2.14 or is entitled to compensation pursuant to Annex I, (x) is a Treaty Lender for whom completing procedural formalities for obtaining a Treaty Direction would not be required as a result of a change to such requirements and Supplystill is not able to mitigate such changed circumstances by reimbursing costs and expenses, all as set forth in Section 2.16(e), (y) demands prepayment of Loans under Section 2.19(a) or the conditions described in Section 2.19(b) shall apply to Loans of such Lender or (z) is a Defaulting Lender, or (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then the Borrowers may, at their sole expense and effort, upon notice from the Borrower Representative to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower Representative shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Issuing Bank), which consent, in each case, shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, including amounts owing under Sections 2.14, 2.15 and/or 2.16, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14, entitlement to compensation under Annex I or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments, (D) in the case of any such assignment resulting from the inability of Supplystill to mitigate changed circumstances by reimbursing costs and expenses of a Treaty Lender under Section 2.16(e), such assignment is made to a Lender that is not a Treaty Lender and (E) in the case of any such assignment resulting from a demand for prepayment of Loans under Section 2.19, such assignment must occur within any time period under applicable law during which the affected Leader is permitted to continue to maintain such Loans and the assignee Lender is not similarly affected by the conditions resulting in illegality under Section 2.19. Nothing in this Section 2.18 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender.

(c)        Replacement of Non-Consenting Lenders. If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Super-required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) at their sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)), to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower Representative’s request) assign its Loans and its Commitments (or, at the Borrower Representative’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Issuing Bank; provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender by the assignee or the Borrowers, as applicable, concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstance contemplated by this Section 2.18(c) and the Administrative Agent agrees to effectuate such assignment within three Business Days after the Borrower Representative’s request so long as the other conditions for such assignment set forth in this Section 2.18 and in Section 10.04 have been satisfied.

Section 2.19.     Illegality.  (a) If any Lender reasonably determines that (i) any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Loans (whether denominated in Dollars or an Alternative Currency) or (ii) any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make or continue Loans in any affected currency shall be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all affected Borrowings either (x) on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Borrowings to such day, or

(y) immediately, if such Lender may not lawfully continue to maintain such Borrowings. Upon any such prepayment, the Borrowers shall also pay accrued interest on the amount so prepaid.

(b)         If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon the Adjusted Screen Rate, LIBOR or EURIBOR, as the case may be, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent and until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist, (i) any obligations of such Lender to make Loans on which interest would accrue based upon the affected rate determinant shall be suspended and (ii) each affected Borrowing shall be continued in its original currency with an interest rate for each day equal to the sum of (w) the Overnight Rate, plus (x) the Applicable Margin, plus (y) the Mandatory Cost (if any), plus (z) such per annum percentage (if any) as such Lender reasonably determines will compensate it for any loss of profits resulting from the application of this alternative rate of interest.

Section 2.20.     Borrower Representative.    Each Borrower hereby designates CCH as its representative and agent on its behalf (in such capacity, the “Borrower Representative”) for the purposes of issuing Borrowing Requests, notices of continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any one or more of the Borrowers under or in connection with the Loan Documents. The Borrower Representative hereby accepts such appointment. The Administrative Agent, each Issuing Bank, the Collateral Agent and each Lender may regard any notice or other communication in connection with any Loan Document from the Borrower Representative as a notice or communication from the applicable Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as it if the same had been made directly by such Borrower. No dispute among any one or more of the Borrowers and the Borrower Representative shall in any way affect any provision of the Loan Documents or any obligation of a Borrower or the Borrower Representative thereunder or in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event as provided in Section 4.01, the Loan Parties represent and warrant to each Agent and each Lender that:

Section 3.01.     Organization; Powers.  Except as set forth on Schedule 3.01, each Loan Party and each Material Subsidiary (a) is a partnership, limited liability company or corporation duly organized (or incorporated), validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own and lease, if applicable, its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02.     Authorization.  The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, by-laws or other organizational documents (including any partnership, limited liability company or operating agreements) of such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03.     Enforceability.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04.     Governmental Approvals; No Immunity; Payment Free and Clear of Taxes; Etc.

(a)         No action, consent or approval of, registration or filing with or any other action by any Governmental Authority, nor any payment of any stamp, registration, notarial or similar Taxes or fees, is or will be required in connection with the Transactions, the creation, perfection, priority or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements or other similar filing or instruments under the laws of any applicable jurisdiction, (b) registration of the Vessel Mortgages, (c) registration of the Deeds of Covenants in respect of the SEVEN SEAS NAVIGATOR with the Registrar of Companies in Bermuda, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04. Notwithstanding the foregoing, the execution, delivery and performance of this Agreement and the other Loan Documents and other Transaction Documents, in each case, to which it is a party (collectively as to each such person, “Applicable Documents”), are, under applicable foreign exchange control regulations of the jurisdiction in which such Loan Party is organized (or incorporated) and existing, not subject to any notification or authorization, except (i) such as have been made or obtained (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable) or (iii) as could not be expected to have a Material Adverse Effect.

(b)         Each Loan Party is subject to civil and commercial laws with respect to its obligations under the Applicable Documents, and the execution, delivery and performance by such Loan Party of the Applicable Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Loan Party is organized (or incorporated) and existing in respect of its obligations under the Applicable Documents.

(c)         Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document are not subject to deduction for, and will be made free and clear of, any Indemnified Taxes or Other Taxes, on the same terms and to the same extent that payments by any Loan Party are required to be made pursuant to the terms of Section 2.16.

Section 3.05.     Financial Statements. (a) The unaudited pro forma consolidated balance sheet and related consolidated statements of income and cash flows of CCH together with its consolidated Subsidiaries (including the notes thereto) (the “Pro Forma Financial Statements”) and pro forma EBITDA (the “Pro Forma EBITDA”), for the four fiscal quarters ended September 30, 2007, copies of which have heretofore been furnished to each Lender (via inclusion in the Information Memorandum), have been prepared giving effect (as if such events had occurred on such date, with respect to the balance sheet, or on the first day of such fiscal year with respect to such other financial statements) to the Transactions. Each of the Pro Forma Financial Statements and the Pro Forma EBITDA has been prepared in good faith based on assumptions believed by CCH to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a Pro Forma Basis the estimated financial position of CCH and its consolidated Subsidiaries as at September 30, 2007, assuming that the Transactions had actually occurred at such date, and the results of operations of CCH and its consolidated subsidiaries for the twelve-month period ended September 30, 2007, assuming that the Transactions had actually occurred on the first day of such twelve-month period.

(b)         The audited consolidated balance sheets of each Subsidiary Borrower and its consolidated subsidiaries as at December 31, 2006, 2005 and, with respect to Radisson France and its consolidated subsidiaries only, 2004 and the audited consolidated statements of income, stockholders’ or other equityholders’ equity and cash flows for such fiscal year, reported on by and accompanied by a report from Deloitte & Associés (with respect to Radisson France) or Moore Stephens (with respect to CP2 and Supplystill), as applicable, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial position of such Subsidiary Borrower as at such date and the consolidated results of operations, shareholders’ or other equityholders’ equity and cash flows of such Subsidiary Borrower for the year then ended.

(c)         All other mandatory statutory accounts, if any, and monthly management accounts, if any, of any Subsidiary Borrower and its consolidated subsidiaries prepared since December 8, 2007 through 30 days prior to the Closing Date present fairly in all material respects (and in form consistent with that previously used for preparing interim accounts) the then-current evaluation by such Subsidiary Borrower’s management of the consolidated financial position of such Subsidiary Borrower as at the date thereof and the consolidated results of operations, shareholders’ or other equityholders’ equity and cash flows of such Subsidiary Borrower for the period covered thereby (subject to audit and other adjustments and the absence of footnotes).

Section 3.06.     No Material Adverse Effect. Since December 31, 2006, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has or would reasonably be expected to have a Material Adverse Effect.

Section 3.07.     Title to Properties; Possession Under Leases. (a) Each Loan Party and Material Subsidiary has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has good and marketable title to its personal property and assets (including any Mortgaged Vessel owned by such person) in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)         Each Loan Party and Material Subsidiary has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each Loan Party and Material Subsidiary enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)         Each Loan Party and Subsidiary owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrowers have been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of such Loan Party or Material Subsidiary, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

Section 3.08.     Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date, after giving effect to the Transactions, the name and jurisdiction of incorporation, formation or organization of CCH and each direct and indirect Subsidiary and, in each case, the percentage of each class of Equity Interests owned by Holdings, LLC 1, LLC 2, CCH or any such Subsidiary.

(b)         As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of any Loan Party or Material Subsidiary, except as set forth on Schedule 3.08(b).

Section 3.09.     Litigation; Compliance with Laws.     (a) There are no actions, suits or proceedings at law or in equity or in admiralty by or on behalf of any Governmental Authority or third party now pending or in arbitration now pending, or, to the knowledge of any Loan Party, threatened in writing against or affecting such Loan Party or any Material Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except as set forth on Schedule 3.09(a)).

(b)         No Loan Party, Material Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including the USA PATRIOT Act and any zoning, building, ordinance, code or approval or any building permit, including, as to the Mortgaged Vessels, the ISM Code, the ISPS Code and ICPPS Annex VI and any rule or order of the United States Coast Guard, France, Bermuda, the Bahamas or any port state control authority, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Vessel, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10.     Federal Reserve Regulations. (a) No Borrower nor any Material Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)         No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation U or Regulation X.

Section 3.11.     Investment Company Act.   No Loan Party nor any Material Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.12.     Use of Proceeds.  (a) The Borrowers will use the proceeds of Loans borrowed on the Closing Date, together with the proceeds of loans borrowed under the Second Lien Credit Agreement on the Closing Date and the Equity Financing, (i) to finance the Acquisition consideration, (ii) to repay in full all Indebtedness under the Existing Credit Agreements and permanently cancel any available commitments to extend credit thereunder, (iii) terminate the Voyager Bareboat Charter Arrangement and acquire the SEVEN SEAS VOYAGER and (iv) to pay fees and expenses related to any of the foregoing; provided, however, that (x) Radisson France shall not use the proceeds of any Loans borrowed by it for any purpose other than to (A) repay its Indebtedness under the Existing Credit Agreements and permanently cancel any available commitments to extend credit thereunder and (B) pay not more than its ratable share of the fees and expenses related to permitted uses of proceeds by Radisson France described in this paragraph, and (y) in any event, any RF Term Loans shall not be available to be used for any purpose other than those described in the foregoing clause (x) of this proviso.

(b)         The Borrowers will use the proceeds of Revolving Facility Loans borrowed from time to time after the occurrence of the Closing Date and the Letters of Credit issued from time to time for general corporate or other entity purposes.

Section 3.13.     Tax Returns.  Except as set forth on Schedule 3.13:

(a)         Each Loan Party and Material Subsidiary has filed or caused to be filed all federal, state, local and non U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects;

(b)         Each Loan Party and Material Subsidiary has timely paid or caused to be timely paid all Taxes (whether or not shown) to be due, payable, collectible or remittable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which a Loan Party or Material Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)         Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each Loan Party and Material Subsidiary, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14.     No Material Misstatements.  (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Loan Parties, the Material Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and/or the Administrative Agent and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)         The Projections, estimates and information of a general economic nature prepared by or on behalf of the Loan Parties or any Material Subsidiary or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and/or the Administrative Agent and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Loan Parties.

Section 3.15.     Employee Benefit Plans.  (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which any Loan Party, Material Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $10,000,000; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) no Loan Party, Material Subsidiary or ERISA Affiliate (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan.

(b)         Each Loan Party and Subsidiary is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 3.16.     Environmental Matters.  Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) within the last five (5) years, no Environmental Claim has been received by any Loan Party or Material Subsidiary, and there are no Environmental Claims pending or, to any Loan Party’s knowledge, threatened which allege a violation of any Environmental Laws or any Environmental Liability, in each case relating to any Loan Party or Material Subsidiary or their respective properties or the Mortgaged Vessels, (b) each Loan Party and Material Subsidiary has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws (“Environmental Permits”) and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such Environmental Permits and with all other applicable Environmental Laws, (c) to any Loan Party’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any Loan Party or Material Subsidiary or their predecessors that would reasonably be expected to give rise to any Environmental Liability or obligation of any Loan Party or Material Subsidiary under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled or controlled, disposed, transported to or Released at, on, from, to or under any location or any Mortgaged Vessel in a manner that would reasonably be expected to give rise to any Environmental Liability or obligation of any Loan Party or Material Subsidiary under any Environmental Laws or Environmental Permits, (d) there are no agreements in which any Loan Party or Material Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably likely Environmental Liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date of this Agreement, (e) there has been no material written environmental assessment or audit conducted by or on behalf of any Loan Party or Material Subsidiary of any of the Mortgaged Vessels or properties currently or, to any Loan Party’s knowledge, formerly owned or leased by any Loan Party or Material Subsidiary that has not been made available to the Administrative Agent prior to the date of this Agreement, and (vi) to the knowledge of any Loan Party, no Mortgaged Vessel is under investigation for a violation of OPA 90 or has been charged with a violation of OPA 90.

Section 3.17.     Security Documents.  (a) Each Vessel Mortgage in favor of the Collateral Agent executed and delivered on the Closing Date for the benefit of the Secured Parties, is effective to create a legal, valid and enforceable Lien on all the applicable Subsidiary Borrower’s right, title and interest in and to the whole of the Mortgaged Vessel covered thereby and the proceeds thereof, and when the Vessel Mortgages are registered in accordance with the laws of (i) with respect to each of the Vessel Mortgage encumbering the SEVEN SEAS MARINER and the Vessel Mortgage encumbering the SEVEN SEAS VOYAGER, the Bahamas or (ii) with respect to the Vessel Mortgage encumbering the SEVEN SEAS NAVIGATOR, Bermuda, each Vessel Mortgage shall constitute (x) a first priority “statutory mortgage” on the Mortgaged Vessels covered thereby in favor of the Collateral Agent for the ratable benefit of the Secured Parties in accordance with (A) in respect of the SEVEN SEAS MARINER and the SEVEN SEAS VOYAGER, the Merchant Shipping Act, Chapter 268 of the Statute Laws of The Bahamas and (B) in respect of the SEVEN SEAS NAVIGATOR, the Merchant Shipping Act 2002 of Bermuda and (y) shall be entitled to preferred status as a foreign mortgage pursuant to Title 46 United States Code, Section 31301(6)(B).

(b)         Each other Security Document specifically listed in the definition of such term is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of any Pledged Collateral, when certificates representing such Pledged Collateral are delivered to the Collateral Agent, and, in the case of other Collateral described in such Security Documents, when financing statements, other filings or instruments, notices and consents required under the laws of any applicable jurisdiction are filed, delivered or otherwise registered or recorded in the proper offices, registries or government agencies (and, specifically (i) in the case of Collateral consisting of rights under insurances, when the applicable underwriters shall have provided consent to the security interests therein created under the Security Documents, and (ii) in the case of Collateral consisting of rights under any management agreement or charter, when the applicable parties thereto have provided consent to the Liens thereon created under the applicable Security Documents), the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing financing statements and other filings and instruments under applicable law, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Permitted Liens and Liens having priority by operation of law), other than with respect to the rights of persons pursuant to Liens permitted by Section 6.02.

Section 3.18.     Solvency.  (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of each Borrower (individually) and CCH and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Borrower (individually) and CCH and the Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of each Borrower (individually) and CCH and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Borrower (individually) and CCH and the Subsidiaries on a consolidated basis, respectively, on such person’s or persons’ debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become due; (iii) each Borrower (individually) and CCH and the Subsidiaries on a consolidated basis will be able to pay such person’s or persons’ debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become due; and (iv) each Borrower (individually) and CCH and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which such person is, or such persons are, engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (v) Radisson France and each Borrower which conducts business in France will not be in a state of cessation des paiements.

(b)         No Loan Party intends to, and no Loan Party believes that it or any of its Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

Section 3.19.     Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against any Loan Party or Material Subsidiary; (b) the hours worked and payments made to employees of the Loan Parties and the Material Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Loan Party or Material Subsidiary or for which any claim may be made against any Loan Party or Material Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such other Material Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any Loan Party or any other Material Subsidiary (or any predecessor) is a party or by which any Loan Party or any other Material Subsidiary (or any predecessor) is bound.

Section 3.20.     Insurance.  Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of each Loan Party and the Material Subsidiaries or otherwise in respect of any Mortgaged Vessel as of the Closing Date, and all of such insurance complies with the requirements of Section 5.02. As of such date, such insurance is in full force and effect.

Section 3.21.     No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.22.     Ranking.  The Obligations constitute direct, unconditional and general obligations of each Loan Party and will rank at all times at least pari passu in all respects with all other present and future unsecured and unsubordinated Indebtedness of such Loan Party (other than obligations mandatorily preferred by statute or by operation of law).

Section 3.23.     No Event of Loss.  No Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Event of Loss except as, individually or in the aggregate, could not be expected to have a Material Adverse Effect.

Section 3.24.     The Mortgaged Vessels.

(a)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Mortgaged Vessel, on the Closing Date, is in such condition as is required by the applicable Vessel Mortgage and Deed of Covenants and complies with all of the requirements of both such Security Documents.

(b)         Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Borrower will comply with and satisfy all of the provisions of (i) with respect to the SEVEN SEAS MARINER and the SEVEN SEAS VOYAGER, the Merchant Shipping Act, Chapter 268 of the Statute Laws of The Bahamas, and (ii) with respect to the SEVEN SEAS NAVIGATOR, the Merchant Shipping Act 2002 of Bermuda, in order to establish and maintain the Vessel Mortgages as first priority statutory ship mortgages thereunder on each of the Mortgaged Vessels and on all renewals, improvements and replacements made in or to the same.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

Section 4.01.     All Credit Events.  On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a)         The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.04(b).

(b)         (i) In the case of each Credit Event that occurs on the Closing Date, the conditions in Clause 3 of the Master Agreement (but only with respect to representations and warranties that are material to the interests of the Lenders, and only to the extent that CCH shall have the right to terminate its obligations under the Acquisition Agreements as a result of a breach of such representations in the Acquisition Agreements) shall be satisfied, and the representations and warranties made in Sections 3.01(b) and (d), 3.02(a), 3.03, 3.10, 3.11, 3.17, 3.18(a) (but only insofar as such subsection relates to the condition of CCH and the Subsidiaries on a consolidated basis), 3.22 and 3.24(a) (the “Specified

Representations”) shall be true and correct in all material respects; and (ii) in the case of each other Credit Event, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (other than an automatic extension of a Letter of Credit as permitted under Section 2.04(c)), with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)         At the time of and immediately after such Credit Event (other than an automatic extension of a Letter of Credit as permitted under Section 2.04(c)), and, in the case of each Credit Event that occurs on the Closing Date, other than a Default or Event of Default arising solely under Section 7.01(a) with respect to the breach of a representation other than a Specified Representation), no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02.     First Credit Event. On the Closing Date:

(a)         The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)         The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, each Issuing Bank and the Lenders, favorable written opinions of (i) O’Melveny & Myers LLP, special transaction counsel for the Loan Parties, (ii) each local counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.02(b), (iii) Callenders & Co., special Bahamas maritime counsel for the Loan Parties, (iv) Conyers Dill & Pearman, special Bermuda maritime counsel for the Loan Parties, and (v) Burke & Parsons, special maritime counsel for the Loan Parties (which opinion shall be limited to covering the preferred status of the Vessel Mortgages as foreign mortgages pursuant to Title 46 United States Code, Section 31301(6)(B)), in each case (x) dated the Closing Date, (y) addressed to the Administrative Agent, the Collateral Agent, each Issuing Bank on the Closing Date and the Lenders and (z) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c)         The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii), (iv) and (v) below:

(i)         a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto of each Loan Party, (x) if available from an official in such jurisdiction, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (y) if not available from an official in such jurisdiction, (A) certified by the Secretary or Assistant Secretary of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party or (B) otherwise in form and substance reasonably satisfactory to the Administrative Agent; provided that with respect to Radisson France the Administrative Agent also shall have received

(i) an original k-bis extract (extrait k-bis) dated not more than one month old before the Closing Date, (ii) if necessary, a copy of any power of attorney, (iii) a non-bankruptcy certificate (recherche négative de procédure collective) dated not more than one month old before the Closing Date and (iv) an état des inscriptions et privilèges dated not more than one month old before the Closing Date;

(ii)         with respect to Radisson France, an executed copy of the TEG Letter;

(iii)       a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A)         that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)         that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)         that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation or other equivalent constituent and governing documents of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)         as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E)         as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iv)         a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (iii) above;

(v)         with respect to Radisson France the capital of which is intended to be pledged pursuant to a Subsidiary Borrower Pledge Agreement, a certified copy of the minutes of the general meeting of shareholders approving the Secured Parties as at the Closing Date as shareholders of Radisson France in the event of the enforcement of the Subsidiary Borrower Pledge Agreement; and

(vi)         such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including tax identification numbers and addresses).

(d)         The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied to the reasonable satisfaction of the Administrative Agent, and the Administrative Agent shall have received the results of a search of Uniform Commercial Code (or equivalent) Lien filings made with respect to each Borrower in Washington, D.C., the jurisdiction in which such Borrower is formed and existing and any other jurisdiction in which the Collateral Agent determines it would be advisable to conduct such a search, together with copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released and terminated; provided that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement or similar Lien filing in any other relevant jurisdiction, the registration of a Vessel Mortgage in the appropriate ship registry, the recordation, registration or filing of other Security Documents (or notice thereof) with the appropriate Governmental Authority or the delivery of stock certificates or other instruments representing Equity Interests and the security agreement giving rise to the security interest therein) is not able to be provided on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, such requirements may be satisfied after the Closing Date in accordance with Section 5.10(a).

(e)         The Acquisition shall have been consummated in accordance with the Acquisition Documents, without giving effect to any waiver or other modification thereof that is materially adverse to the interests of the Lenders not approved in writing by the Administrative Agent, and the Administrative Agent shall have received a copy of each consent, authorization, acknowledgement, approval or similar item from or issued by any Governmental Authority required under the Acquisition Documents.

(f)         The Second Lien Loan Documents shall have (or substantially simultaneously with the closing under this Agreement shall) become effective in the form approved by the Administrative Agent, and the Borrowers shall have received gross cash proceeds of not less than $175,000,000 from the incurrence of the Second Lien Obligations.

(g)         Since December 31, 2006, no Material Adverse Effect shall have occurred.

(h)         (i) All amounts due or outstanding in respect of the Existing Credit Agreements and all other indebtedness of any Loan Party or Subsidiary (other than Indebtedness set forth on Schedule 6.01) shall have been (or substantially simultaneously with the closing under this Agreement shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof and security therefor discharged, released and terminated, and (ii) the Voyager Bareboat Charter Arrangement shall have been (or substantially simultaneously with the closing under this Agreement shall be) terminated, and Supplystill shall have acquired all right, title and interest in the SEVEN SEAS VOYAGER and the SEVEN SEAS VOYAGER shall have been duly registered under Bahamian law in the name of Supplystill as owner thereof, and, in the case of each of clauses (i) and (ii), the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(i)         The Lenders shall have received the financial statements and interim financial reports referred to in Section 3.05.

(j)         On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, CCH, the Subsidiary Borrowers and the Material Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Second Lien Obligations and (iii) other Indebtedness permitted pursuant to Section 6.01.

(k)        The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of CCH confirming the solvency of (i) each Borrower individually and (ii) CCH and its Subsidiaries on a consolidated basis, in each case, after giving effect to the Transactions on the Closing Date.

(l)        The Agents shall have received all fees payable thereto or to any Arranger or Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Clifford Chance US LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(m)        The Administrative Agent and/or Collateral Agent (as appropriate) shall have received insurance certificates, copies of cover notes and certificates of entry, together with brokers’ letters of undertaking in respect thereof, in each case satisfying the requirements of Section 5.02 (including any such items also covered in clause (iv) of paragraph (r) of this Section 4.02).

(n)        The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o)        The Administrative Agent shall have received satisfactory evidence that the Process Agent shall have accepted its appointment by each Loan Party as provided in Section 10.15(c).

(p)        The Administrative Agent shall have received a copy of the CCH-Radisson France Instrument, together with a copy of a report from KPMG, LLP setting forth a determination of the fair market value of the CCH-Radisson France Instrument using any commonly accepted valuation methodology, certified by a Responsible Officer of CCH as true and complete and in full force and effect on the Closing Date.

(q)        The Administrative Agent shall have received a copy of the Shared Services Agreement certified by a Responsible Officer of CCH as true and complete and in full force and effect on the Closing Date.

(r)        The Collateral Agent shall have received:

    (i)        evidence that each Vessel Mortgage has been duly executed and delivered by the relevant Borrower and duly registered in accordance with the laws of Bahamas, with respect to the SEVEN SEAS MARINER and the SEVEN SEAS VOYAGER, or Bermuda, with respect to the SEVEN SEAS NAVIGATOR, and such other evidence that the Collateral Agent may deem necessary in order to create a valid first priority ship mortgage and subsisting Lien securing the Obligations on the Mortgaged Vessel described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all registration fees in connection therewith have been duly paid;

    (ii)        (x) in respect of each of the SEVEN SEAS MARINER and the SEVEN SEAS VOYAGER, a Transcript of Register issued by the Bahamas Maritime Authority and (y) in respect of the SEVEN SEAS NAVIGATOR, a Transcript of Register issued by the Department of Maritime Administration for Bermuda, in each case, stating that the applicable Mortgaged Vessel is owned by the applicable Borrower and that there are of record no liens or other encumbrances on such Mortgaged Vessel except the applicable Vessel Mortgage in favor of the Collateral Agent and the applicable Second Lien vessel mortgage in favor of the Second Lien Collateral Agent;

    (iii)        a copy of a certificate duly issued by the Classification Society, not more than five days prior to the date of the relevant Vessel Mortgage, to the effect that the relevant Mortgaged Vessel has received the highest classification and rating for vessels of the same age and type, and is free of all overdue recommendations and notations of the Classification Society;

    (iv)        evidence of insurance in respect of the relevant Mortgaged Vessel naming the Collateral Agent, for the benefit of the Secured Parties, as loss payee under property and casualty coverages, and, with respect to liability coverages, evidence that the relevant protection and indemnity club has made a loss payable endorsement to such coverages as required in the relevant Security Documents, in each case with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is specified in Section 5.02 or otherwise required pursuant to the relevant Security Documents, together with a favorable opinion from an Approved Insurance Evaluator on such matters relating to the insurance for the relevant Mortgaged Vessel as the Administrative Agent may require and the letters of undertaking required by the relevant Security Documents;

    (v)        (x) copies of the DOC and SMC referred to in clause (a) of the definition of “ISM Code Documentation,” certified as true and in effect by the relevant Borrower and the Approved Manager; and (y) copies of such ISM Code Documentation as the Administrative Agent may by written notice to the relevant Borrower has requested no later than five Business Days before the Closing Date, certified as true and complete in all material respects by the relevant Borrower and the Approved Manager;

    (vi)        a copy of the IAPPC for each Mortgaged Vessel, in each case certified as true and in effect by the relevant Borrower and the Approved Manager;

    (vii)        a copy of the International Ship Security Certificate (ISSC) for each Mortgaged Vessel issued under the ISPS Code, in each case certified as true and in effect by the relevant Borrower and the Approved Manager;

    (viii)        a copy of any carrier initiative agreement in respect of a Mortgaged Vessel entered into with the United States Customs and Border Protection under the Customs-Trade Partnership Against Terrorism program, in each case certified as true and in effect by the relevant Borrower and the Approved Manager; and

    (ix)        such other certificates relating to the Mortgaged Vessels, or the operation thereof, as may be reasonably requested by the Administrative Agent.

(s)        The Administrative Agent shall have received confirmation from the Arrangers that the Arrangers have received the Information Memorandum at least 14 days prior to the Closing Date.

(t)        The Administrative Agent shall have received evidence that CCH has received cash or rollover equity in an amount equal to not less than 30% of the total capitalization of CCH, on a Pro Forma Basis after giving effect to the Transactions (but, in no event, including undrawn amounts available to be borrowed under the Revolving Facility), as consideration for CCH’s issuance of Equity Interests to LLC 1 and LLC 2.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Agent and each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, such Loan Party will, and will cause each Material Subsidiary to (provided, however, that at all times other than upon the occurrence and during the continuance of an Event of Default, the covenants and agreements of Holdings under this Article V shall be limited to the provisions set forth in Sections 5.01(a), 5.05, 5.06(a), 5.07, 5.09 and 5.17):

Section 5.01.     Existence; Business and Properties.     (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary (other than a Subsidiary Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05.

(b)        Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02.     Insurance.     (a) With respect to the Mortgaged Vessels, and without limiting the requirements for insurance required thereon by the Vessel Mortgages or Deeds of Covenants (which Vessel Mortgage and Deed of Covenants provisions shall be controlling in the event of a conflict), maintain, with financially sound and reputable insurance companies, as of any day, customary marine insurances (including hull, machinery, hull interest/increased value, freight interest/anticipated earnings, freight demurrage and defense (FD&D), war risk, protection and indemnity, war risk protection and indemnity and mortgagee’s interest (and such mortgagee’s interest insurance shall be procured by the Administrative Agent, and any expenses in connection therewith shall be reimbursed by the Borrowers)) for the higher of the aggregate amount of the Valuations of all Mortgaged Vessels and 115% of the aggregate amount of (i) all Term Loans outstanding on such day and Revolving Facility Credit Exposure on such day and (ii) all loans and other credit available under the Second Lien Loan Documents on such day, and maintenance of required surety bonds (if any).

(b)        With respect to property other than the Mortgaged Vessels, maintain in respect of the Borrowers and the Material Subsidiaries Customary Property and Liability Insurance Coverage, in each case with financially sound and reputable insurance companies, and cause the Collateral Agent to be listed as (i) a co-loss payee or as sole loss payee on property and casualty policies, in each case, as required under the applicable Security Documents, and (ii) an additional insured on liability policies (without recourse to the Collateral Agent).

(c)        In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

    (i)        none of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each Loan Party, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their agents and employees;

    (ii)        the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent, any Issuing Bank or the Lenders that such insurance is adequate for the purposes of the business of the Loan Parties and the Subsidiaries or the protection of their properties; and

    (iii)        the insurance policies and coverages thereunder maintained as at the Closing Date by the Loan Parties and the Material Subsidiaries and listed on Schedule 3.20 satisfy the requirements of paragraph (a) of this Section 5.02 as at the Closing Date.

Section 5.03.     Taxes.     Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings or procedures and (b) the applicable Loan Party or affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

Section 5.04.     Financial Statements, Reports, etc.     Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)        within 120 days (or, if applicable, such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each fiscal year (commencing with the fiscal year ending December 31, 2008), consolidated balance sheets and related statements of operations, cash flows and owners’ equity showing the financial position of CCH and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such fiscal year and, starting with the fiscal year ending December 31, 2009, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheets and related statements of operations, cash flows and owners’ equity shall be audited by PricewaterhouseCoopers, LLP; KPMG, LLP; or other independent public accountants of recognized international standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of any Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of CCH and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by CCH of annual reports on Form 10-K of CCH and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)        within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q (and 90 days with respect to the quarter ending March 31, 2008) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2008) and within 90 days after the end of the fourth fiscal quarter of each fiscal year (commencing with the fiscal quarter ending December 31, 2008), consolidated balance sheets and related statements of operations and cash flows showing the financial position of CCH and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheets and related statements of operations and cash flows shall be certified by a Financial Officer of CCH on behalf of CCH, as fairly presenting, in all material respects, the financial position and results of operations of CCH and its Subsidiaries, on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by CCH of quarterly reports on Form 10-Q of CCH and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)        (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of CCH (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal period ending June 30, 2008, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants set forth in Sections 6.14, 6.15 and 6.16, and (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary,” and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by the policies of its applicable office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)        concurrently with (i) any delivery of financial statements under paragraph (a) above or paragraph (g) below, a report of a Financial Officer of CCH setting forth, for both the fiscal year and the fiscal quarter then ended, revenues, operating income, net income, EBITDA, taxes, interest expenses, revenue “per diem” and occupancy, in each case for CCH and its Subsidiaries (in the case of paragraph (a) above) or for Carlson and its subsidiaries (in the case of paragraph (g) below), on a consolidated basis in accordance with GAAP (where relevant) and setting forth in comparative form the corresponding figures for the prior fiscal year and the corresponding fiscal quarter in the prior year (such corresponding figures only to the extent applicable), all of which shall be in reasonable detail, and containing a narrative discussion and analysis of the financial condition and results of operations of CCH and its Subsidiaries (in the case of paragraph (a) above or for Carlson and its subsidiaries (in the case of paragraph (g) below) for such fiscal year or fiscal quarter and (ii) any delivery of financial statements under paragraph (b) above, a report of a Financial Officer of CCH setting forth, for both the fiscal quarter then ended and the then-elapsed portion of the fiscal year, revenues, operating income, net income, EBITDA, taxes, interest expenses, revenue “per diem” and occupancy, in each case for CCH and its Subsidiaries, on a consolidated basis in accordance with GAAP (where relevant) and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year (such corresponding figures only to the extent applicable), all of which shall be in reasonable detail, and containing a narrative discussion and analysis of the financial condition and results of operations of CCH and its Subsidiaries for the relevant period;

(e)        promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, any Borrower or any Subsidiary with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of either Holdings or CCH;

(f)        within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of CCH and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of CCH to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g)        (i) within 90 days following the fiscal year ending December 31, 2007, consolidated balance sheets and related statements of operations and cash flows showing the financial position of Carlson and its subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such fiscal year and setting forth in comparative form the corresponding figures for the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheets and related statements of operations and cash flows shall be certified by a Financial Officer of CCH as fairly presenting, in all material respects, the financial position and results of operations of Carlson and its subsidiaries, on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); and (ii) to the extent that any of the financial statements referred to in clause (i)(x) above are audited by independent public accountants and such audited financial statements are delivered to any Loan Party, within five days following delivery to such Loan Party thereof, a copy of such audited financial statements and any accompanying opinion of such accountants;

(h)        concurrently with any delivery of financial statements under paragraphs (a) or (b) above (but only to the extent the following are actually prepared), any similar balance sheets, statements of operations, cash flows and owners’ equity or other financial statements (whether audited or unaudited) of Holdings on an individual basis or Holdings and its subsidiaries on a consolidated basis; and

(i)        promptly, from time to time, such other information (i) regarding the operations, business affairs and financial condition of the Borrowers or any of the Subsidiaries, (ii) regarding compliance with the terms of any Loan Document, (iii) regarding such consolidating financial statements or (iv) required under the USA PATRIOT Act, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

Section 5.05.     Notices.     Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of a Loan Party obtains actual knowledge thereof:

(a)        any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)        the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party or any Subsidiary as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)        any other development specific to any Loan Party or any Subsidiary that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)        the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06.     Compliance with Laws; Approvals and Authorizations.

(a)        Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)        Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which it is organized (or incorporated) and existing, and all approvals and consents of each other person in such jurisdiction, in each case that are required in connection with the Loan Documents, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)        Notwithstanding the foregoing, this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07.     Maintaining Records; Access to Properties and Inspections.     Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of any Loan Party or Material Subsidiary at any time, with or without prior notice to the Loan Parties and as often as desired and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or any Lender with or without prior notice to the Loan Parties to discuss the affairs, finances and condition of any Loan Party or Material Subsidiary with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, however, that unless an Event of Default has occurred and is continuing, (a) the foregoing rights of access, inspection and discussion shall be available only to the Administrative Agent and its designees, and (b) the same shall be exercised only at reasonable times, upon reasonable prior notice to the Loan Parties and as often as reasonably requested.

Section 5.08.     Use of Proceeds.     Use the proceeds of the Loans and the Letters of Credit only as contemplated by Section 3.12.

Section 5.09.     Environmental Matters.

(a)        Comply, and make reasonable efforts to cause any Approved Manager and all persons employed on board any Mortgaged Vessel or other property owned or leased by it (and all other persons under contract with any Loan Party or any Approved Manager) to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)        Implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of any Mortgaged Vessels or any other property owned or leased by it or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any Mortgaged Vessel or other property owned, leased or occupied by it, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(c)        Notify the Administrative Agent promptly after it becomes aware that any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to or from any Mortgaged Vessel or any other property owned, leased or occupied by it, or any other Environmental Claim could reasonably be expected to result in Environmental Liabilities in excess of $2,500,000 per instance or $5,000,000 in the aggregate (for all such instances) in any one fiscal year (for any and all such violations, Releases and Environmental Claims and for any and all of the Loan Parties and Material Subsidiaries), in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, Release, Environmental Claim or other matter; and

(d)        Promptly forward to the Administrative Agent a copy of any order, notice, request for information or any written communication or report received by it in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits described in paragraph (c) of this Section 5.09.

Section 5.10.     Further Assurances; Additional Security.     (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, vessel mortgages, deeds of covenants and other documents and recordings of Liens in stock or any other registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrowers, and provide to the Collateral Agent from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)        In the event that any requirement in set forth in Section 4.02(d) (without giving effect to the proviso thereto) has not been satisfied in full on or prior to the Closing Date, use commercially reasonable efforts to cause such requirement to be satisfied as promptly as practicable after the Closing Date and, in any event, cause all such requirements to be satisfied not later than 60 days following the Closing Date (or such later date as the Administrative Agent may agree as a result of delays despite diligent efforts).

(c)        Within five Business Days after the Additional Subsidiary Guarantor Accession Trigger Date in respect of any Additional Subsidiary Guarantor, ensure that the Borrower Representative shall,

and shall cause such Additional Subsidiary Guarantor to, execute and deliver an Additional Subsidiary Guarantor Accession Supplement to the Administrative Agent together with (i) the documents that such Additional Subsidiary Guarantor would have been required to deliver pursuant to Section 4.02(c), (m), (n) and (o), mutatis mutandis, had it been a Loan Party on the Closing Date, in each case certified or otherwise in the form required thereunder, (ii) if such Additional Subsidiary Guarantor offers to provide collateral security for the Obligations and/or the Equity Interests in such Additional Subsidiary Guarantor are offered to be pledged by any direct parent thereof as security for the Obligations, such additional deliverables substantially consistent with the Collateral and Guarantee Requirement (had such collateral been included as security on the Closing Date) as the Administrative Agent shall reasonably request, (iii) favorable written opinions from New York counsel and counsel in the jurisdiction in which such Additional Subsidiary Guarantor is formed, in each case reasonably satisfactory to the Administrative Agent and covering such matters relating to such Additional Subsidiary Guarantor, its Additional Subsidiary Guarantor Accession Supplement and its accession to the Loan Documents as the Administrative Agent shall reasonably request, (iv) to the extent available and not previously provided pursuant to Section 9.11 (if applicable), audited financial statements for the last three fiscal years of such Additional Subsidiary Guarantor and quarterly unaudited financial statements, mandatory statutory accounts and/or interim management accounts from the date of the most recent audited financial statements available through the date of delivery, and (v) copies of each consent authorization, acknowledgement, approval or similar item from or issued by any Governmental Authority or any other third party required in connection with such Additional Subsidiary Guarantor’s execution and delivery of its Additional Subsidiary Guarantor Accession Supplement and its performance thereunder and under the Loan Documents to which it will thereafter be a party.

(d)        If any Subsidiary is formed or acquired after the Closing Date and such Subsidiary would constitute an Additional Subsidiary Guarantor but for the fact that such Subsidiary’s provision of a Guarantee of the Obligations would violate in any material respect such Subsidiary’s organizational documents or any material written agreement to which such Subsidiary is a party, ensure that the Borrowers use their best efforts to remove such restriction, including obtaining any necessary third party consents.

(e)        As a condition precedent to the occurrence of any of the transactions permitted under paragraphs (j) and (k) of Section 6.05 or any other transaction effecting a change in the holder of any Equity Interests in a Subsidiary Borrower, ensure that each resulting new holder of any Equity Interests in such Subsidiary Borrower shall have executed and delivered to the Administrative Agent a replacement Subsidiary Borrower Pledge Agreement (or other documentation satisfactory to the Administrative Agent evidencing such new holder’s pledge of all Equity Interests in such Subsidiary Borrower) prior to or not later than simultaneously with the occurrence of the relevant transaction, together with (i) to the extent requested by the Administrative Agent, favorable written opinions of counsel covering the enforceability of such replacement Subsidiary Borrower Pledge Agreement or other documentation and such other matters as the Administrative Agent may reasonably request and (ii) delivery to the Collateral Agent of any certificates or other instruments (if any) representing such Equity Interests.

(f)        Provide not less than 60 days prior written notice of any Borrower’s intent to re-register any Mortgaged Vessel under the laws of a Permitted Flag Jurisdiction other than the jurisdiction in which such Mortgaged Vessel was registered on the Closing Date (or any subsequent re-registration permitted by this Agreement); and, as conditions precedent to any such re-registration, the relevant Borrower shall promptly grant to the Collateral Agent a security interest in and deliver an acceptable vessel mortgage governed by the laws of the new Permitted Flag Jurisdiction together with any deed of covenants, mortgage supplement or other customary related supplementary documentation, which vessel mortgage together with any such supplementary documentation shall constitute a valid and enforceable perfected first priority Lien subject only to Permitted Liens. Subject to the terms of the Intercreditor Agreement, such vessel mortgage and supplementary documentation shall be duly registered, filed or recorded, as appropriate, in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to such vessel mortgage and supplementary documentation and all taxes, fees and other charges payable in connection therewith shall be paid by such Borrower in full. Such Borrower shall otherwise take such other actions and execute and/or deliver to the Collateral Agent such other documents as the Collateral Agent shall require in its reasonable discretion to confirm the validity, perfection and priority of the Lien of any new vessel mortgage and any related supplementary documentation (including an opinion from local counsel acceptable to the Collateral Agent, which opinion is in form and substance reasonably satisfactory to the Collateral Agent in respect of such vessel mortgage and any related supplementary documentation).

(g)        (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s or Material Subsidiary’s corporate or organization name, (B) in any Loan Party’s or Material Subsidiary’s identity or organizational structure or (C) in any Loan Party’s or Material Subsidiary’s organizational identification number; provided that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or other applicable law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the priority intended under the Collateral and Guarantee Requirement and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.11.     Annual Insurance Report.     On or as of the date of this Agreement and thereafter on such other dates as the Collateral Agent may require (but not more than once per fiscal year of CCH), a written report addressed to the Collateral Agent and the Secured Parties with respect to the insurances carried and maintained on the Mortgaged Vessels signed by an Approved Insurance Evaluator; provided that the expenses of such Approved Insurance Evaluator required to be reimbursed by the Borrowers hereunder shall not exceed $30,000 per fiscal year of CCH annually.

Section 5.12.     Concerning the Mortgaged Vessels.     (a) At all times operate each Mortgaged Vessel in compliance in all respects with all applicable governmental rules, regulations and requirements pertaining to such Mortgaged Vessel and in compliance in all respects with all rules, regulations and requirements of the applicable Classification Society and in compliance with all requirements of any applicable Vessel Mortgage and Deed of Covenants, except, in each case with respect to this Section 5.12(a), to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrowers shall keep each Mortgaged Vessel owned by any of them registered under the laws of a Permitted Flag Jurisdiction and furnish to the Administrative Agent copies of all renewals and extensions of such registration.

(b)        Maintain each Mortgaged Vessel classed in the highest available class with a Classification Society, free of any overdue recommendations or exceptions of any kind that affect such Mortgaged Vessel’s classification and rating by such Classification Society. Upon request (it being understood that the Administrative Agent shall not make more than one such request during any fiscal year of CCH), the Borrower Representative shall furnish to the Administrative Agent and the Lenders a confirmation of class certificate issued by the respective Classification Society for each of the Mortgaged Vessels.

(c)        Maintain a true copy of the relevant Vessel Mortgage, together with a notice thereof, aboard each of the Mortgaged Vessels.

Section 5.13.     Compliance with Certain Maritime Conventions.     Obtain and maintain all necessary ISM Code Documentation and all necessary documentation under the ISPC Code and ICPPS Annex VI, in each case, in connection with the Mortgaged Vessels, and shall be in compliance in all material respects with the ISM Code, the ISPC Code and ICPPS Annex VI.

Section 5.14.     Valuations.     Ensure that, commencing January 1, 2008, the Administrative Agent may, and at the request of the Required Lenders shall, direct the Borrower Representative to obtain one or more Valuations of each Mortgaged Vessel, in each case at the Borrowers’ sole cost and expense and from one of the Approved Brokers, as selected by the Administrative Agent; provided that unless an Event of Default has occurred and is continuing, no more than two Valuations of any Mortgaged Vessel shall be so required to be obtained during any fiscal year of CCH. The Borrower Representative shall deliver (or cause to be delivered) a copy of any such Valuation (a “First Valuation”) to the Administrative Agent (for distribution to the Lenders). In the event the Borrowers are not satisfied with the results of any First Valuation, then the Borrowers will have 30 days after the Borrower Representative’s receipt of such First Valuation during which to obtain, at their option and at their sole cost and expense, an additional Valuation (a “Second Valuation”) from one of the Approved Brokers, as selected by the Borrower Representative. The Borrower Representative shall deliver (or cause to be delivered) a copy of any such Second Valuation to the Administrative Agent (for distribution to the Lenders) promptly after any Borrower’s receipt thereof. If any such Second Valuation is obtained and the results thereof indicate a value for the subject Mortgaged Vessel of at least 110% of the value indicated in the First Valuation, then the Borrowers will have 30 days after the their receipt of such Second Valuation from the relevant Approved Broker during which to obtain, at their option and at their sole cost and expense, a further additional Valuation (a “Third Valuation”) from one of the Approved Brokers, as selected by the Borrower Representative. The average value of any First Valuation, Second Valuation (to the extent obtained as provided above) and Third Valuation (to the extent obtained as provided above) of any Mortgaged Vessel shall constitute the Valuation of such Mortgaged Vessel for all purposes under the Loan Documents until any subsequent Valuation of such Mortgaged Vessel is obtained in accordance with this Section 5.14.

Section 5.15.     Required Hedging Arrangements.     Ensure that:

(a)        CCH and Radisson France shall maintain the CCH-Radisson France Instrument in full force and effect at all times until the completion of the Mariner Transactions and comply with the terms thereof; and

(b)        within 180 days after the Closing Date:

    (i)        the Borrowers (other than Radisson France) shall have entered into, and shall maintain in full force and effect at all times until the third anniversary of the Closing Date, one or more interest rate Swap Agreements with any one or more Lenders (or Affiliates thereof) hedging an aggregate notional amount equal to not less than 50% of the principal amount of the Term Loans outstanding at any time to such Borrowers; and

    (ii)        Radisson France shall have entered into, and shall maintain in full force and effect at all times until the earlier to occur of (x) the Mariner Transfer and (y) the third anniversary of the Closing Date, one or more interest rate Swap Agreements with any one or more Lenders (or Affiliates thereof) hedging an aggregate notional amount equal to not less than 50% of the principal amount of the Term Loans outstanding at any time to Radisson France.

Section 5.16.     Mariner Transactions.     Ensure that CCH shall use its best efforts to effect the transfer of the SEVEN SEAS MARINER and all other Collateral of Radisson France to the Replacement

Mariner Subsidiary (collectively, the “Mariner Transfer”) as soon as practicable after the one year anniversary of the Closing Date; provided, however, that CCH shall not be required to effect the Mariner Transfer if the Mariner Transfer, together with the subsequent dividend or other distribution of the proceeds from the Mariner Transfer received by Radisson France, will result in more than de minimis Tax liability. Upon the completion of such transfer, (a) the Replacement Mariner Subsidiary shall (i) assume all of the Obligations of Radisson France and thereby become, and CCH shall cause the Replacement Mariner Subsidiary to become, a Subsidiary Borrower and (ii) become jointly and severally liable for the payment and performance of all of the Obligations and (b) all of the Equity Interests of and property owned by the Replacement Mariner Subsidiary (including the SEVEN SEAS MARINER) will become (or continue to exist as), and CCH will cause such Equity Interests and property to become (or to continue to exist as), Collateral, in each case, whether through amendments, restatements, supplements or other modifications, or assignments or replacements, of Loan Documents or otherwise (it being understood and agreed that none of the unique provisions of this Agreement or any other Loan Document applicable only to Radisson France as a result of the provisions of French law shall be applicable to the Replacement Mariner Subsidiary). Upon the completion of the transactions described in the foregoing sentence, Radisson France will be released as a Borrower and as an obligor under any Security Document or any other Loan Document or any agreement or instrument contemplated hereby or thereby (the Mariner Transfer and the requirements resulting therefrom set forth in this sentence and the prior sentence collectively being referred to as the “Mariner Transactions”). Upon the occurrence of the Mariner Transactions, the Loan Parties, the Administrative Agent, the Collateral Agent, the Lenders and any other party to any Loan Document shall amend, restate, supplement or otherwise modify, or assign or replace, each Loan Document to the extent necessary to ensure that the requirements set forth in the immediately preceding sentence are satisfied to the reasonable satisfaction of the Administrative Agent and the Lenders.

Section 5.17.     Ranking.     Ensure that the Obligations constitute direct, unconditional and general obligations of each Loan Party and will rank at all times at least pari passu in all respects with all other present and future unsecured and unsubordinated Indebtedness of such Loan Party (other than obligations mandatorily preferred by statute or by operation of law).

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Agent and each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, such Loan Party will not, nor will any of them permit any Material Subsidiary to (provided, however, that at all times other than upon the occurrence and during the continuance of an Event of Default, the covenants and agreements of Holdings under this Article VI shall be limited to the provision set forth in Section 6.02(aa)):

Section 6.01.     Indebtedness.     Incur, create, assume or permit to exist any Indebtedness, except:

(a)        Indebtedness of any Loan Party or Subsidiary (other than Radisson France) existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness not meeting the requirements set forth in paragraph (e) of this Section 6.01);

(b)        Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c)        Indebtedness of any Loan Party or any Material Subsidiary pursuant to Swap Agreements permitted by Section 6.10;

(d)        Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Loan Party or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)        Indebtedness of any Loan Party or Subsidiary to any other Loan Party or Subsidiary (including intercompany loans permitted under Section 6.04); provided that any such intercompany Indebtedness shall be made expressly subject to the Global Intercompany Note or another note containing identical subordination provisions.

(f)        (i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) ordinary course Guarantees and any related credit support or suretyship arrangements so long as the same do not constitute indebtedness for borrowed money or a Guarantee thereof;

(g)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the obligor by such bank or other financial institution of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)        Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by any Loan Party or any Subsidiary (other than Radisson France) prior to or within 270 days after the acquisition, lease or improvement of the respective asset (other than any Collateral) permitted under this Agreement in order to finance such acquisition, lease or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount outstanding at any one time not to exceed $3,000,000;

(i)        Indebtedness of the Borrowers consisting of (i) Second Lien Obligations in an aggregate principal amount not in excess of $200,000,000 (subject to increase as provided in Section 6.09(d)(i)), and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness; provided that (a) the terms and conditions of such Permitted Refinancing Indebtedness shall be no less favorable in the aggregate to the Borrowers and the other Loan Parties and to the Lenders than the terms and conditions of the Second Lien Obligations then outstanding (or the terms and conditions that could be applicable after giving effect to the adverse modifications to Second Lien Obligations permitted under Section 6.09(d) below) (or in the event such terms and conditions are less favorable, the Loan Documents shall automatically be amended to include such terms and conditions, and any approval necessary to effect such amendment or other modification under Section 10.08 is hereby deemed to be granted), (b) the final maturity and the average life to maturity of such Permitted Refinancing Indebtedness shall be at least equal to that of the Second Lien Obligations then outstanding, and (c) if such Permitted Refinancing Indebtedness is secured, the holders of such Permitted Refinancing Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of the Intercreditor Agreement or another intercreditor agreement substantially consistent with or no less favorable to the Lenders in any material respect than the Intercreditor Agreement;

(j)        Guarantees (i) by any Loan Party (other than Radisson France) of the Indebtedness of the Borrowers described in paragraph (i) of this Section 6.01, so long as any Liens securing the Guarantee of Second Lien Obligations or any Permitted Refinancing Indebtedness in respect thereof are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with or no less favorable to the Lenders in any material respect than the Intercreditor Agreement, (ii) by any Loan Party (other than Radisson France) of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (iii) by any Loan Party (other than Radisson France) of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04(x), and (iv) by any Subsidiary (other than a Subsidiary Borrower) of any Indebtedness of any other Subsidiary or any Loan Party permitted to be incurred under this Agreement; provided that Guarantees by any Loan Party or Subsidiary under this Section 6.01(j) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to the same extent as such underlying Indebtedness is subordinated;

(k)        Indebtedness arising from agreements of any Loan Party or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with (i) the Transactions or (ii) the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that Radisson France shall not be permitted to incur Indebtedness under the foregoing clause (ii);

(l)        Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(m)        Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(n)        Indebtedness consisting of payment of insurance premiums on a deferred basis, take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)        unsecured Indebtedness in respect of obligations of any Loan Party or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(p)        Indebtedness representing deferred compensation to employees of any Loan Party or any Subsidiary incurred in the ordinary course of business;

(q)        Indebtedness of any New Vessel Subsidiary under a New Vessel Financing (in an initial aggregate principal amount not to exceed 80% of the purchase price (as adjusted from time to time to give effect to any change orders or other modifications) of the purchased Vessel and 100% of any related export credit insurance premium) and Guarantees thereof by CCH; provided, however, that any such Guarantee shall be limited to CCH’s availability of funds other than amounts attributable to its direct or indirect ownership of Radisson France and other than amounts payable by Radisson France to CCH under the CCH-Radisson France Instrument or under any Indebtedness owing from Radisson France to CCH;

(r)        Indebtedness of any Loan Party or Subsidiary (other than Radisson France), or a Guarantee by any Loan Party or Subsidiary (other than Radisson France) of Indebtedness, that (i) has a stated maturity not earlier than 91 days following the Second Lien Maturity Date (as in effect on the date of the issuance, incurrence or assumption of such Indebtedness or Guarantee, as the case may be) and (ii) is subordinated to the Obligations pursuant to documentation including subordination provisions no less favorable to the Lenders than those set forth in Exhibit M-1 (with such changes thereto as the Administrative Agent may approve in its sole discretion), so long as no Default shall have occurred and be continuing as of the date of the issuance, incurrence or assumption of such Indebtedness or Guarantee, as the case may be, or would result therefrom;

(s)        Indebtedness of CCH, or a Guarantee by CCH of Indebtedness, that (i) has a stated maturity not earlier than 91 days following the Second Lien Maturity Date (as in effect on the date of the issuance, incurrence or assumption of such Indebtedness or Guarantee, as the case may be) and (ii) is subordinated to the Obligations pursuant to documentation including subordination provisions no less favorable to the Lenders than those set forth in Exhibit M-2 (with such changes thereto as the Administrative Agent may approve in its sole discretion), so long as (x) no Default shall have occurred and be continuing as of the date of the issuance, incurrence or assumption of such Indebtedness or Guarantee, as the case may be, or would result therefrom, and (y) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness or Guarantee, as the case may be, the Adjusted Leverage Ratio (determined as of the date of the issuance, incurrence or assumption of such Indebtedness or Guarantee, as the case may be) shall not be greater than 5.00 to 1.00;

(t)        other Indebtedness of the Borrowers (other than Radisson France) or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $3,000,000; and

(u)        all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

Section 6.02.     Liens.     Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests of any person) at the time owned by it (or, as the context may require, any of its subsidiaries) or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)        Liens on property or assets of any Loan Party or Subsidiary (other than Radisson France) existing on the Closing Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $1,000,000 in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any property or assets of Radisson France or, with respect to any other Loan Party or Subsidiary, any other property or assets of such Loan Party or Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b)        any Lien created under the Loan Documents;

(c)        Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(d)        Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, any Loan Party or any Subsidiary shall have set aside on its books reserves in accordance with GAAP; and with respect to the Mortgaged Vessels: (i) Liens fully covered (in excess of deductibles required or permitted by Section 5.02) by valid policies of insurance meeting the requirements of the Deeds of Covenant, (ii) Liens for master’s and crew’s wages on the current voyage, if not yet due and payable, (iii) Liens for trade debt incurred in the ordinary course of business over a period not exceeding 30 days and not by its terms overdue, and (iv) Liens for general average and salvage, including contract salvage, provided that (x) Permitted Liens shall not include any Liens described in clauses (i) through (iv) of this paragraph (d) unless such Liens are subordinate to the Liens created under the applicable Vessel Mortgage, or constitute maritime liens that would in any event be entitled to priority over the applicable Vessel Mortgage under applicable law, and (y) Permitted Liens (other than those described in paragraphs (b), (d)(i), (d)(iv), (q) any (y) of this Section 6.02) that are capable of being enforced in rem against a Mortgaged Vessel shall not encumber such Mortgaged Vessel in an amount in excess of $5,000,000 in the aggregate at any one time unless approved in writing by the Collateral Agent;

(e)        (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party or any Subsidiary;

(f)        deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)        zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary;

(h)        Liens granted by any Loan Party or Subsidiary (other than Radisson France) securing Indebtedness permitted by Section 6.01(h);

(i)        Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(j)        any interest or title of a lessor or sublessor under any leases or subleases of property or assets not constituting Collateral entered into by any Loan Party or any Subsidiary in the ordinary course of business;

(k)        Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Loan Party or Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party or any Subsidiary in the ordinary course of business;

(l)        Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(m)        Liens securing obligations in respect of trade-related letters of credit and bankers’ acceptances permitted under Section 6.01(f)(i) and (t) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(n)        leases or licenses, or subleases or sublicenses (including with respect to intellectual property), of property or assets not constituting Collateral, in each case, granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or Subsidiary;

(o)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)        Liens solely on any cash earnest money deposits made by any Loan Party or Subsidiary in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(q)        Liens in favor of any counterparty to a Mortgaged Vessel Operations Agreement (other than the Subsidiary Borrower that is the record owner of the related Mortgaged Vessel) arising in connection with such Mortgaged Vessel Operations Agreement; provided that each such counterparty has executed and delivered a Mortgaged Vessel Operations Subordination Agreement;

(r)        other Liens with respect to property or assets of any Loan Party or Subsidiary (other than Radisson France) having an aggregate fair market value (valued at the time of creation of the Liens) of not more than $15,000,000 at any time, provided that not more than $3,000,000 of the Collateral (measured at its fair market value at the time of the creation of any subject Lien) may be encumbered at any one time by such other Liens; provided, further, however, that upon any increase in the principal amount of Indebtedness under the Second Lien Loan Documents permitted under Section 6.09(d)(i)(z), each of the baskets permitted under this paragraph (r) shall concurrently be reduced in the amount of such increase;

(s)        the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(t)        agreements to subordinate any interest of any Loan Party or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by any Loan Party or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(u)        Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(v)        Liens on property or assets not constituting Collateral securing Indebtedness permitted under Section 6.01(e) granted (i) by any Loan Party (other than Radisson France) in favor of any other Loan Party (other than Radisson France) or (ii) by any Subsidiary (other than a Subsidiary Borrower) in favor of any other Subsidiary, and, in each case, subordinated to the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent;

(w)        Liens securing payment of insurance premiums on a deferred basis;

(x)        pledges of, and other Liens on, the Equity Interests in and the assets of New Vessel Subsidiaries in favor of lenders under and in connection with New Vessel Financing permitted to be incurred under Section 6.01(q);

(y)        Liens securing obligations permitted under Section 6.01(i) and permitted Guarantees thereof, to the extent such Liens are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and not less favorable in any material respect to the Lenders than the Intercreditor Agreement;

(z)        Liens on Unearned Customer Deposits (i) in favor of credit card companies pursuant to agreements therewith consistent with industry practice and (ii) in favor of customers;

(aa)        Liens on property or assets not constituting Collateral granted by any Loan Party or Subsidiary (other than Radisson France), provided that except with respect to any Lien permitted under paragraph (c), (d), (e), (l), (o), (r), (v), (w) or (x), the Obligations shall be secured by such property or assets on an equal and ratable basis not later than the time at which any such Lien is granted; and

(bb)        Liens granted by Holdings on any of the Equity Interests in either LLC 1 or LLC 2, and Liens granted by LLC 1 or LLC 2 on any of the Equity Interests in CCH, provided that, in each case, the Obligations shall be secured by such Equity Interests on an equal and ratable basis not later than the time at which any such Lien is granted.

Section 6.03.     Sale and Lease-Back Transactions.     Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04.     Investments, Loans and Advances.     Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a)        the Transactions;

(b)        (i) Investments by any Loan Party in the Equity Interests of any other Loan Party or by any Subsidiary that is not a Loan Party in the Equity Interests of any Loan Party or of any other Subsidiary that is not a Loan Party, and (ii) intercompany loans existing on the Closing Date or hereafter made by any Loan Party to any other Loan Party or by any Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary that is not a Loan Party, provided that any such Indebtedness described in this clause (ii) is subordinated to the Obligations to the extent and in the manner required under Section 6.01(e);

(c)        Permitted Investments and Investments that were Permitted Investments when made;

(d)        Investments arising out of the receipt by any Loan Party or Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

(e)        loans and advances to current and former officers, directors, employees or consultants of any Loan Party or Subsidiary (i) in the ordinary course of business (including to pay taxes on Equity Interests awarded to any such individual) not to exceed $10,000,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of Holdings) solely to the extent that the amount of such loans and advances shall be contributed to CCH in cash as common equity;

(f)        Swap Agreements permitted pursuant to Section 6.10;

(g)        Investments resulting from pledges and deposits under Sections 6.02(e), (f), (o), (p) and (r);

(h)        accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(i)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business, or Investments acquired by any Loan Party or Subsidiary as a result of a foreclosure by such Loan Party or Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(j)        Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into any Loan Party or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05, and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k)        acquisitions by any Loan Party of obligations of one or more officers or other employees of any Loan Party, any Parent Entity or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of CCH or any Parent Entity, so long as no cash is actually advanced by any Loan Party or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(l)        Guarantees by any Loan Party or Subsidiary of operating leases (other than leases of Mortgaged Vessels and Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by such Loan Party or Subsidiary in the ordinary course of business;

(m)        Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);

(n)        Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(o)        Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(p)        Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(q)        advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of any Loan Party or Subsidiary;

(r)        Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(s)        Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(t)        Investments in New Vessel Subsidiaries;

(u)        Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (u) is not increased at any time above the amount of such Investment existing on the Closing Date;

(v)        Investments by the Borrowers and the Subsidiaries, including loans to any Parent Entity, if the Borrowers or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(w)        the Mariner Transactions; and

(x)        other Investments by CCH or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any one time outstanding not to exceed $3,000,000.

Section 6.05.     Mergers, Consolidations, Sales of Assets and Acquisitions.     Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrowers or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a)        (i) any disposal by any Loan Party or Subsidiary of an asset or other property not constituting Specified Collateral, so long as such disposal is in the ordinary course of such Loan Party’s or

Subsidiary’s business, (ii) any acquisition (in one or a series of transactions) by any Loan Party or Subsidiary of all or any substantial part of the assets or other property of any other person, so long as such acquisition is in the ordinary course of such Loan Party’s or Subsidiary’s business, or (iii) the sale of Permitted Investments by any Loan Party or Subsidiary, so long as such sale is in the ordinary course of such Loan Party’s or Subsidiary’s business;

(b)        if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom and CCH shall have provided prior written notice thereof to the Administrative Agent, (i) the merger of any Subsidiary (other than a Subsidiary Borrower) into CCH in a transaction in which CCH is the survivor, (ii) the merger or consolidation of any Subsidiary (other than a Subsidiary Borrower) into or with any other Subsidiary (other than a Subsidiary Borrower), and, in the case of each of clauses (i) and (ii), no person other than CCH or a Subsidiary (other than a Subsidiary Borrower) receives any consideration, (iii) the merger of CCH or any Subsidiary (other than a Subsidiary Borrower), so long as, if applicable, CCH is the survivor, and such transaction does not impair the Liens on the Collateral granted for the benefit of the Secured Parties, (iv) in addition to the transactions expressly permitted in paragraphs (j), (k) and (l) of this Section 6.05, the liquidation or dissolution or change in form of entity of any Subsidiary (other than a Subsidiary Borrower) if the Borrowers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers and will not impair the ability of any Loan Party to perform its obligations under the Loan Documents or any Liens on Collateral granted for the benefit of the Secured Parties, or otherwise be materially disadvantageous to the Agents and the Lenders or (v) any Subsidiary (other than a Subsidiary Borrower) may merge with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (other than a Subsidiary Borrower);

(c)        sales, transfers, leases or other dispositions to any Loan Party (other than Radisson France) or by any Subsidiary (other than a Subsidiary Borrower) to any other Subsidiary (other than Radisson France); provided that, in the case of any transfer or other disposition effected pursuant to a Mortgaged Vessel Operations Agreement, each counterparty thereto (other than the Subsidiary Borrower that is the record owner of the related Mortgaged Vessel) has executed and delivered a Mortgaged Vessel Operations Subordination Agreement;

(d)        Investments permitted by Section 6.04, Permitted Liens, dividends permitted by Section 6.06 and any permitted Capital Expenditure that is a purchase or a lease;

(e)        the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(f)        leases or licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property), of any real or personal property not constituting Collateral in the ordinary course of business;

(g)        sales, leases or other dispositions of inventory of any Loan Party or Subsidiary determined by the management of CCH to be no longer useful or necessary in the operation of the business of any Loan Party or Subsidiary; provided that the Net Proceeds thereof are applied in accordance with Section 2.10(b);

(h)        any exchange of assets for services and/or other assets of comparable or greater value; provided that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of an exchange with a fair market value in excess of $5,000,000, the Administrative Agent shall have received a certificate from a

Responsible Officer of CCH with respect to such fair market value and (iii) in the event of an exchange with a fair market value in excess of $20,000,000, such exchange shall have been approved by at least a majority of the board of directors of CCH; provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (h) shall not exceed, in any fiscal year of CCH, the greater of $30,000,000 and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, (B) no Default or Event of Default exists or would result therefrom, (C) with respect to any such exchange with aggregate gross consideration in excess of $10,000,000, immediately after giving effect thereto, the Borrowers shall be in Pro Forma Compliance, and (D) the Net Proceeds, if any, thereof are applied in accordance with Section 2.10(b);

(i)        any disposition of any assets owned by any New Vessel Subsidiary; provided that the proceeds from such disposition shall be applied to repay any New Vessel Financing secured by such assets;

(j)        Radisson France may be converted from its existing form as a société en nom collectif (SNC) (a partnership with unlimited liability) to a société par actions simplifiée (SAS) (a limited liability company);

(k)        the liquidation, dissolution or other transaction in which any of the following entities ceases to exist: (i) Interim LLC, (ii) Vlasov Leisure Limited, (iii) Alva Bay Shipping Company Limited, (iv) Finship Italy S.R.L. (and any modification thereto not adverse to the Lenders) or (v) following the completion of the Mariner Transactions, Radisson France;

(l)        the Mariner Transactions;

(m)        disposals of cash raised or borrowed for the purposes for which such cash was raised or borrowed; and

(n)        sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (n) shall not exceed, in any fiscal year of CCH, $3,000,000, (ii) no Default or Event of Default exists or would result therefrom, (iii) immediately after giving effect thereto, CCH shall be in Pro Forma Compliance, (iv) this paragraph shall not be available in the case of the sale, transfer, lease or other disposition of a Mortgaged Vessel, and (v) the Net Proceeds thereof are applied in accordance with Section 2.10(b).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of any Specified Collateral shall be permitted by this Section 6.05, (ii) no sale, transfer or other disposition of any other asset shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) of this Section 6.05) unless such disposition is for fair market value and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) of this Section 6.05 unless such disposition is for at least 75% cash consideration.

Section 6.06.     Dividends and Distributions.     Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such equity); provided, however, that (except with respect to any dividend or distribution made pursuant to paragraph (b)(v) of this Section) so long as no Event of Default shall have occurred and be continuing or would result therefrom:

(a)        any Subsidiary of CCH or any Subsidiary Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to CCH or any Subsidiary, including dividends and distributions in connection with the Mariner Transactions; provided that any dividend or distribution to a Subsidiary that is not a Loan Party shall be promptly thereafter further dividended or distributed ultimately to a Loan Party; provided, however, that in any event, not later than the date on which financial statements are delivered in respect of any fiscal quarter of Radisson France occurring on and after the RF Trigger Date, Radisson France shall, to the fullest extent permitted under applicable law, dividend or otherwise distribute (or lend by intercompany loan) its excess cash-on-hand (which, for clarification purposes, shall be calculated after deducting the cash interest, amortization, and other payments made by Radisson France to the Lenders and the cash interest payments made by Radisson France to the lenders under the Second Lien Credit Agreement and other operating expenses of Radisson France), if any, as of the end of such fiscal quarter to CCH in an amount not to exceed the aggregate amount necessary to pay projected current interest during the then-current fiscal quarter on loans outstanding under the Second Lien Loan Documents borrowed by CCH, CP2 and Supplystill (assuming a constant interest rate equal to LIBOR for a three-month Interest Period (determined on the date of such excess cash-on-hand is actually paid) for a principal amount equivalent to the aggregate amount of such outstanding loans plus the applicable margin under the Second Lien Loan Documents); provided, further, however, that Radisson France shall be required to make any such excess cash-on-hand payment only if (i) Article IX remains in effect in respect of any Guarantor or Section 10.23 remains in effect in respect of any Borrower or (ii) Radisson France can otherwise demonstrate a corporate benefit in exchange for agreeing to make such excess cash-on-hand payment;

(b)        CCH may declare and pay dividends or make other distributions (through LLC 1 and LLC 2 or otherwise) to Holdings in respect of (i) justifiable overhead, legal, accounting, consulting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests of Holdings, CCH or any direct or indirect parent of Holdings that is in good faith attempted but that is ultimately not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its direct or indirect (or any Parent Entity’s direct or indirect) ownership of CCH, (iv) payments permitted by Section 6.07(b), and (v) the tax liability to each relevant jurisdiction in respect of tax returns for the relevant jurisdiction of Holdings (or any Parent Entity) attributable to Holdings, the Borrowers or any Subsidiary; provided that in the case of clauses (i) and (ii), the amount of such dividends and distributions shall not exceed the portion of any amounts referred to in such clauses (i) and (ii) that are allocable to CCH and its Subsidiaries;

(c)        any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(d)        on any day following the date that falls two years after the Closing Date, CCH may pay dividends (through LLC 1 and LLC 2 or otherwise) to Holdings (in addition to dividends and distributions otherwise permitted under this Section 6.06) in an amount not to exceed the amount by which (i) 50% of Consolidated Net Income measured from the Closing Date to the date of payment (such period of measurement, the “Relevant Period”) exceeds (ii) the sum of (x) amounts previously applied since the Closing Date to effect permitted dividends and distributions under this paragraph (d) plus (y) the amount of any Non-Maintenance Capital Expenditures actually paid during the Relevant Period with respect to any Vessel acquired by any New Vessel Subsidiary, but only to the extent such payments were permitted to be deducted in the calculation of Excess Cash Flow (pursuant to the proviso to clause (a)(ii) of the definition thereof); provided that (A) the Total Leverage Ratio shall not exceed 4.00 to 1.00 nor shall the Loan-to-Value Ratio exceed 0.50 to 1.00, in each case, determined on a Pro Forma Basis after giving effect to the payment of any such dividends, and (B) the Borrowers shall have made no Revolving Facility Borrowings during the period of 30 days prior to the date any such dividends are paid; and

(e)        CCH (through LLC 1 and LLC 2 or otherwise) many declare and pay dividends or make other distributions of up to $10,000,000 per fiscal year of CCH to Holdings or any Parent Entity, the proceeds of which shall be used to repurchase or redeem the Equity Interests of Holdings or any Parent Entity held by Non-Sponsor Shareholders; provided that 50% of the amount, if any, of such basket that is not so used in any fiscal year may be used by CCH for such purposes during the following fiscal year, but thereafter any portion of such carried-forward amount unused during the following fiscal year may not be further carried forward to any subsequent fiscal year.

Section 6.07.     Transactions with Affiliates.     (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interest of Holdings (prior to a Qualified IPO) or any Borrower, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Loan Party or Subsidiary, as applicable, party thereto than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b)        The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i)        any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of Holdings (prior to a Qualified IPO), or any Borrower,

(ii)        loans or advances to employees or consultants of Holdings (or any Parent Entity), any Borrower or any Subsidiary in accordance with Section 6.04(e),

(iii)        transactions among the Borrowers (other than Radisson France) or among any material Subsidiaries (other than any Borrower) or any entity that becomes a material Subsidiary as a result of such transaction,

(iv)        the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, any Borrower and any Subsidiary in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrowers and the Subsidiaries),

(v)        subject to the limitations set forth in Section 6.07(b)(x), if applicable, transactions pursuant to the Transaction Documents and permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi)        (A) any employment agreements entered into by any Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)        dividends, redemptions and repurchases permitted under Section 6.06, including payments to Holdings (and any Parent Entity),

(viii)        the issuance, sale or transfer of Equity Interests of CCH to LLC 1 and LLC 2 and further to Holdings and capital contributions by Holdings to LLC 1 and LLC 2 for further contribution to CCH,

(ix)        transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(x)        any agreement to pay, and the payment of, monitoring, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate: (A) in an aggregate amount in any fiscal year of CCH not to exceed the sum of (1) the greater of $1,500,000 and 2.0% of EBITDA, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A)(1) above originally); (B) during any fiscal year of CCH, 2.0% of the value of transactions consummated within such fiscal year with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services; (C) a transaction fee of not more than $17,500,000 to be paid to the Fund or a Fund Affiliate in connection with the Transactions on the Closing Date; and (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with the Fund and Fund Affiliates; provided that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xi)        payments by Holdings (and any Parent Entity) and the Loan Parties pursuant to tax sharing agreements among Holdings (and any such Parent Entity) and the Loan Parties on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party; and

(xii)        intercompany transactions among the Loan Parties undertaken in good faith (as certified by a Responsible Officer of CCH) for the purpose of improving the consolidated tax efficiency of the Loan Parties and not for the purpose of circumventing any covenant set forth herein.

Section 6.08.     Business of the Loan Parties and the Subsidiaries.     Notwithstanding any other provisions of this Agreement, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09.     Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.   (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), (i) the articles or certificate of formation or incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party or any Subsidiary, (ii) the Acquisition Documents, (iii) the CCH-Radisson France Instrument, (iv) the Shared Services Agreement or (v) the Global Intercompany Note.

(b)        (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness subordinated to the Loans permitted hereunder to be incurred or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any preferred Equity Interests or any Disqualified Stock (collectively, “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings permitted by Section 6.01(i), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date for any Junior Financing (other than intercompany Junior Financing under which any Subsidiary (other than a Subsidiary Borrower) is the lender), (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to CCH (through LLC 1 and LLC 2 or otherwise) by Holdings from the issuance, sale or exchange by Holdings (or any direct or indirect parent of Holdings) of Equity Interests made within eighteen months prior thereto, and (D) the conversion of any Junior Financing to Equity Interests of Holdings or any other Parent Entity; provided that the transactions described on Schedule 6.09 shall be expressly permitted for all purposes hereunder; or

(ii)         Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to the Lenders and that do not in any event affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c)         Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to any Borrower or Subsidiary (including any Subsidiary Borrower) that is a direct or indirect parent of such Subsidiary (including any Subsidiary Borrower) or (ii) the granting of Liens by any Borrower pursuant to the Security Documents, except, in each case, restrictions existing by reason of:

(A)         restrictions imposed by applicable law disclosed in writing to the Administrative Agent on the Closing Date or, if no Loan Party was or had reason to be aware of such restriction or such restriction results from a Change in Law, promptly after any Loan Party becomes or has reason to become aware of such restriction;

(B)         contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the Second Lien Obligations, any New Vessel Financings or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C)         any restriction on a Subsidiary (other than a Subsidiary Borrower) imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(D)         any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(E)         any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01(t) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Second Lien Loan Documents;

(F)         customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)         customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H)         customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)         customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(J)         customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(K)         any agreement in effect at the time an entity becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(L)         customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(M)         restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(N)         any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (M) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of CCH, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(d)         Amend or modify in any manner the Second Lien Loan Documents or the Second Lien Obligations in any manner that would result in: (i) any increase in the principal amount of the loans under the Second Lien Loan Documents or the commitments of the lenders thereunder (other than as a result of (x) the accretion of capitalized interest so long as the all-in interest rate under the Second Lien Loan Documents does not increase by more than the amount permitted under this paragraph, (y) the amount of any financing fees or prepayment penalties in connection with a Refinancing of the Indebtedness under the Second Lien Loan Documents that is otherwise permitted by this Agreement and (z) an increase of not more than $15,000,000 (with a corresponding reduction in the Lien basket available under Section 6.02(r)), (ii) a violation of any provision of the Intercreditor Agreement, (iii) any increase in the “Applicable Margin” or similar component of the interest rate under the Second Lien Loan Documents (other than any increase resulting from the accrual of interest at the default rate thereunder) by more than 2.00% per annum, (iv) any change of the scheduled dates for payment of principal of or interest on Indebtedness under the Second Lien Loan Documents to earlier dates unless an identical advance is simultaneously made to the dates for payment under this Agreement, (v) a modification of any other provision of the Second Lien Loan Documents (other than provisions concerning the mechanics of borrowing, prepayment penalties, the administrative agent and collateral agent thereunder, notices, assignments and waivers and amendments) in a manner that is material and beneficial to the interests of the lenders under the Second Lien Loan Documents unless an identical modification is simultaneously made to this Agreement and any other applicable Loan Document and, in any event, following such modification the percentage “cushion” that exists on the Closing Date in any financial ratio or amount specified under this Agreement is maintained or (vi) increasing the collateral securing the Second Lien Obligations other than as specifically permitted by the Intercreditor Agreement.

Section 6.10.      Swap Agreements.   Enter into any Swap Agreement, other than (a) any Swap Agreement required pursuant to Section 5.15, (b) any Swap Agreement entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party or Subsidiary is exposed in the conduct of its business or the management of its liabilities (including raw material, supply costs and currency risks), (c) any Swap Agreement entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of any Loan Party or Subsidiary and (d) any Swap Agreement entered into in order to swap currency in connection with funding the business of any Loan Party or Subsidiary in the ordinary course of business; provided that, in any event, any Swap Agreement permitted pursuant to the foregoing clauses (b), (c) or (d) shall be entered into for a justifiable business purpose rather than a speculative purpose.

Section 6.11.      Fiscal Year; Accounting.   In the case of CCH or any Borrower, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC; provided, however, that (a) as of the Closing Date, the fiscal years of each of CP2 and Supplystill end on September 30 and (b) CP2 and Supplystill may, upon notice to the Administrative Agent, concurrently convert to a fiscal year ending on December 31.

Section 6.12.      Prohibited Ports of Call.   Cause or permit any Mortgaged Vessel to enter any Prohibited Port of Call; provided, however, that, should the master of such Mortgaged Vessel reasonably believe that an emergency exists and that entering a Prohibited Port of Call is necessary in order to save life or material property, then solely under such circumstances such Mortgaged Vessel may enter such Prohibited Port of Call during the period of any such emergency so long as all insurance coverage for such Mortgaged Vessel remains effective in all material respects.

Section 6.13.     Embargoed Person.   Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirements of Law (in each case, as defined therein or, if not defined therein, as defined elsewhere in the United States Code and applicable thereto) promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be a violation of a Requirement of Law, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the loan parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law except, in each case with respect to this Section 6.13 as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.14.     Liquidity.     Permit Liquidity of the Borrowers and the Subsidiary Guarantors on a combined basis at any time to be less than $35,000,000.

Section 6.15.     Loan-to-Value Ratio.     Permit the Loan-to-Value Ratio at any time to be greater than or equal to 0.775 to 1.0.

Section 6.16.     Mortgaged Vessels Senior Debt Cover Ratio.     Permit, at the end of any fiscal quarter of CCH, the Mortgaged Vessels Senior Debt Service Cover Ratio for the Test Period then ended to be less than or equal to 1.3 to 1.0.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01.     Events of Default.     In case of the happening of any of the following events (each, an “Event of Default”):

(a)         any representation or warranty made or deemed made by any Loan Party or any Subsidiary herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof) when so made or deemed made;

(b)         failure to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)         failure to pay any interest on any Loan, reimburse any L/C Disbursement or pay any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)         failure by any Loan Party to perform, comply with or observe any covenant, condition or agreement set forth in Section 2.04(c), 5.01(a), 5.05(a), 5.08, 5.10(b), 5.10(c), 5.10(d) or in Article VI, or any “Event of Default” (as defined therein) shall occur under a Vessel Mortgage or Deed of Covenants, and such failure or “Event of Default” in the sole discretion of the Administrative Agent is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders, the Agents or the other Secured Parties;

(e)         failure by any Loan Party or any Subsidiary (other than a Loan Party) to perform, comply with or observe any other covenant, condition or agreement contained in any Loan Document (not specified in paragraphs (b), (c) and (d) of this Section 7.01), and such failure (i) in the sole discretion of the Administrative Agent is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders, the Agents or the other Secured Parties and (ii) if remediable, shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to any Loan Party or the date upon which any Loan Party becomes aware of such failure;

(f)         (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) any Borrower or any Material Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)         a Change in Control shall have occurred;

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or any Material Subsidiary, or of a substantial part of the property or assets of any Loan Party or any Material Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of the property or assets of any Loan Party or any Material Subsidiary or (iii) the winding up or liquidation of any Loan Party or any Material Subsidiary (except in a transaction permitted by Section 6.05(k), (l) or (m)); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of the property or assets of any Loan Party or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due or (vii) with respect to any Loan Party or Material Subsidiary that conducts business in France, such person is unable to pay its debts as they become due or is in a state of cessation des paiements within the meaning of L.631-1 of the French Code de commerce;

(j)         any distress, execution, attachment or other process affects the whole or any substantial part of the assets of CCH or its Subsidiaries and remains undischarged for a period of 21 days or any uninsured judgment in excess of $15,000,000 remains unsatisfied for a period of 30 days (or 60 days in the case of a judgment rendered in a tribunal of any jurisdiction outside of the United States); provided that no Event of Default shall be deemed to occur under this paragraph unless in the Administrative Agent’s sole discretion the relevant distress, execution, attachment, process or judgment adversely affects the ability of any Loan Party (other than Holdings) to meet its obligations or causes to occur any event specified in paragraph (h) or (i) of this Section 7.01;

(k)         (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) any Borrower, Material Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) any Borrower or any Material Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)         (i) any Loan Document shall for any reason be asserted in writing by any Loan Party or any Subsidiary (other than a Loan Party) not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Loan Parties and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be satisfied with the credit of such insurer, or (iii) the Guarantee pursuant to Article IX by any Guarantor of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m)         at any time it is unlawful or impossible for (i) any Loan Party to perform any of its obligations under any Loan Document to which it is a party or (ii) any Lender, Agent or other Secured Party to exercise any of its rights under any of the Loan Documents; provided that no Event of Default shall be deemed to occur under this clause (i) of this paragraph if remedied within a period of 21 days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Loan Party, within such 21-day period, performs its obligation(s) (except that the foregoing proviso shall not apply and no such cure right shall be available in the event that such unlawfulness or impossibility adversely affects any Loan Party’s ability to perform its payment obligations under this Agreement or any other Loan Document, and the determination as to whether there has occurred or could occur such an adverse effect shall be in the sole discretion of the Administrative Agent); and provided, further, that no Event of Default shall be deemed to have occurred if any applicable Lender, Agent or other Secured Party could, in its sole discretion, mitigate the consequences of unlawfulness or impossibility in the manner described in Section 2.18(a) or 2.19;

(n)         other than in respect of an Event of Loss, (a) any Borrower shall cease to conduct all or any substantial part of its business or (b) the Material Subsidiaries, taken as a whole, shall cease to conduct all or any substantial part of their business;

(o)         any event or series of events shall have occurred that, in the reasonable opinion of the Required Lenders, is likely to have a material adverse effect on the ability of any Loan Party to fulfill any of its payment obligations under the Loan Documents; or

(p)         to the extent not already covered by any other Event of Default listed in this Section 7.01, any Borrower or Material Subsidiary incorporated in France is subject to or commences:     (i) a “liquidation amiable” or a “dissolution”; (ii) a “procédure d’alerte” in accordance with articles L.234-1, L.234-2 or the provisions of Titre I of Livre VI of the French Code de commerce; (iii) a “procédure de conciliation” or procedure in relation to the appointment of a mandataire ad hoc in accordance with the provisions of Titre I of Livre VI of the French Code de commerce; (iv) a “procédure de sauvegarde” in accordance with the provisions of Titre II of Livre VI of the French Code de commerce; (v) a judgment for “redressement judiciaire” in accordance with the provisions of Titre III of Livre VI of the French Code de commerce; (vi) a judgment for “cession totale de l’entreprise” or “liquidation judiciaire” in accordance with the provisions of Titre IV of Livre VI of the French Code de commerce; or (vii) any analogous procedure under French law that has the same effects of the procedures or judgments as described in clauses (i) to (vi) above;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower Representative, and, with respect to Radisson France, without mise en demeure or any other judicial or extra judicial step but subject to the mandatory provisions of the French Code de commerce, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.04(j); and in any event with respect to any Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall, but with respect to Radisson France, subject to the mandatory provisions of the French Code de commerce, automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.04(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02.     Right to Cure.     Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fail (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of Section 6.15, then, until the expiration of the tenth Business Day subsequent to the date of the certificate calculating the Loan-to-Value Ratio is required to be delivered pursuant to Section 5.04(c), the Borrowers may, at their option, cure such non-compliance by:

(a)         delivering additional property over which the Collateral Agent has a perfected, first priority Lien for the benefit of the Lenders and the other Secured Parties, which additional property shall be acceptable to the Requisite Cure Acceptance Lenders (it being understood that, in all events, cash shall be acceptable, and separate approval thereof from any Agent or Lender shall not be required) and the Cure Collateral Fair Market Value of such additional property when added to the Value Component on the date of measurement shall be sufficient, together with any concurrent action under paragraph (b) of this Section 7.02, to achieve compliance with the Loan-to-Value Ratio; and/or

(b)         ratably prepaying (i) outstanding Term Loans (but only to the extent permitted as a voluntary prepayment under Section 2.10(a)) and (ii) Revolving Facility Credit Exposure, which, with respect to any issued but undrawn Letters of Credit, shall mean cash collateralizing such Letters of Credit in the manner provided in Section 2.04(j), and the total amount of such prepayments when subtracted from the Loan Component on the date of measurement shall be sufficient, together with any concurrent action under paragraph (a) of this Section 7.02, to achieve compliance with the Loan-to-Value Ratio.

If, after giving effect to the transactions in paragraph (a) and/or (b) of this Section 7.02, the Borrowers shall then be in compliance with the requirements of Section 6.15, the Borrowers shall be deemed to have satisfied the requirements of Section 6.15 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15 that had occurred shall be deemed cured for all purposes of this Agreement.

Section 7.03.       Remedies Independent.     Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the amounts payable at any time hereunder and thereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and any Notes issued to such Lender, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

ARTICLE VIII

THE AGENTS

Section 8.01.     Appointment.   (a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, including the Vessel Mortgages, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents to which it is a party, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States or any state, county, cit or other jurisdiction within the United States each of the Lenders and the Issuing Banks hereby grants to the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)         In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c)         Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes each Agent, as applicable, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08 of this Agreement, and (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by an Agent, at any time, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d)         In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Section 8.02.     Delegation of Duties.   Each Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower Representative or any other Loan Party be required by any Subagent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower Representative shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Subagent. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Collateral Agent’s gross negligence or willful misconduct.

Section 8.03.     Exculpatory Provisions.   None of any Agent or any of its Affiliates or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) neither Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04.     Reliance by Agent.     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it (or, in the case of the Collateral Agent, the Administrative Agent) deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05.     Notice of Default.   Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and to the Collateral Agent. Each Agent, as applicable, shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or any other portion of the Lenders); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders; provided, further, that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law.

Section 8.06.     Non-Reliance on Agents and Other Lenders.     Each Lender expressly acknowledges that none of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.

Section 8.07.     Indemnification.   The Lenders agree to indemnify each Agent and each Issuing Bank in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure, outstanding Term Loans and unused Commitments hereunder); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder, and the resignation or removal of any Agent or any Issuing Bank.

Section 8.08.     Agent in Its Individual Capacity.   Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09.     Successor Administrative Agent.   The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be withheld or delayed unreasonably), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The provisions of this Section 8.09 shall apply mutatis mutandis to the Collateral Agent, provided that the Administrative Agent and the Collateral Agent shall at all times be the same person.

Section 8.10.     Agents and Arrangers.   Neither the Syndication Agent, the Documentation Agent nor any of the Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX

GUARANTEE

Section 9.01.     Guarantee.     Each Guarantor, unconditionally and jointly and severally with each other Guarantor, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and the other Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations; provided, however, that, notwithstanding anything herein or in any other Loan Document to the contrary, (a) the obligations of each Subsidiary Guarantor formed and existing under the laws of a jurisdiction within the United States shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor’s obligations under its guarantee and otherwise under the Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provision of applicable state law and (b) the obligations of each Additional Subsidiary Guarantor shall be subject to the limitations, if any, set forth in its Additional Subsidiary Guarantor Accession Supplement. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

Section 9.02.     Guaranteed Obligations Not Waived.     Each Guarantor waives presentment to, demand of payment from and protest to any Loan Party of any of the Obligations and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 9.03.     Security. Each Guarantor authorizes the Collateral Agent to (a) take and hold, as provided in the Security Documents, collateral security for the payment of its guarantee hereunder and the Obligations and exchange, enforce, waive and release any such security, (b) apply such collateral security and direct the order or manner of sale thereof as provided in the Security Documents and (c) release or substitute any one or more endorsees, other guarantors or other obligors upon or in respect of the Obligations, all without affecting the obligations of such Guarantor hereunder. Each Guarantor acknowledges and agrees that the Collateral Agent shall have no duty to marshal assets.

Section 9.04.     Guarantee of Payment.   Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any collateral security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Loan Party or any other person.

Section 9.05.     No Discharge or Diminishment of Guarantee.

(a)         Except for termination of any Guarantor’s obligations hereunder as expressly provided for in Section 10.18, the obligations of such Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:

(i)         the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii)         any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any Loan Party under this Agreement;

(iii)         the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Obligations;

(iv)         any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v)         any other act or omission that may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Obligations);

(vi)         any illegality, lack of validity or enforceability of any Obligation;

(vii)         any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or any assets of such Loan Party or any resulting release or discharge of any Obligation;

(viii)         the existence of any claim, set-off or other rights that such Guarantor may have at any time against any Loan Party, the Collateral Agent, any other Secured Party or any other person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(ix)         any action permitted or authorized hereunder; or

(x)         any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent or any other Secured Party that might otherwise constitute a defense to, or a legal or equitable discharge of, such Guarantor or any other Loan Party or any other guarantor or surety.

Section 9.06.     Defenses Waived.   To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made). The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent indemnity or expense reimbursement obligations as to which no claim has been made) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.

Section 9.07.     Agreement To Pay; Contribution; Subrogation.

(a)         In furtherance of the foregoing provisions of this Article and not in limitation of any other right that the Administrative Agent, the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Loan Party to pay or perform any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, such Guarantor hereby promises to and will forthwith pay in cash or perform, or cause to be paid in cash or performed, to the Administrative Agent such unpaid or unperformed Obligations upon demand. Each Guarantor hereby agrees to make any such payment of unpaid Obligations in Dollars and/or such Alternative Currencies in which such unpaid Obligations are denominated.

(b)         Upon payment by any Guarantor of any sums to the Administrative Agent, all rights of such Guarantor against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any other Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations during the existence of an Event of Default. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any other Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

Section 9.08.     Information.   Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 9.09.     Payment Free and Clear of Taxes.   Any and all payments by or on account of any obligation of a Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes, on the same terms and to the same extent that payments by any Loan Party are required to be made pursuant to the terms of Section 2.16. If not fully set forth therein, each provision of Section 2.16 shall apply to each Guarantor mutatis mutandis.

Section 9.10.     Reinstatement.   Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Loan Party or otherwise.

Section 9.11.     Designation of Additional Subsidiary Guarantors.   The Borrower Representative at any time may propose, by written notice to the Administrative Agent, to designate as an Additional

Subsidiary Guarantor any Material Subsidiary that is not at such time a Subsidiary Borrower or a Subsidiary Guarantor. Such notice shall include or attach the following information: (a) the name and jurisdiction of organization of the subject Material Subsidiary, (b) a description of such Material Subsidiary’s business and all material assets and liabilities of such Material Subsidiary, (c) to the extent available, audited financial statements for the last three fiscal years of such Material Subsidiary and quarterly unaudited financial statements, mandatory statutory accounts and/or interim management accounts from the date of the most recent audited financial statements through the date of such notice, (d) a description of any collateral the Material Subsidiary is able to provide as security for the Obligations and/or whether Equity Interests in such Material Subsidiary are available to be pledged by any direct parent thereof as security for the Obligations, (e) certification by the Borrower Representative that (i) the representations and warranties included in this Agreement and any other Loan Document to which it proposed that such Material Subsidiary would accede are true and correct in all material respects in respect of such Material Subsidiary as of the date of such notice and (ii) both prior to and after giving effect to the proposed accession, no Default will have occurred and be continuing, and (f) such other information as the Borrower Representative shall deem relevant to the Administrative Agent’s review of such Material Subsidiary. At any time prior to the fifteenth Business Day following its receipt of such notice, the Administrative Agent may request that the Borrower Representative provide any additional information regarding such Material Subsidiary that the Administrative Agent deems reasonably necessary to evaluate such Material Subsidiary’s potential accession as an Additional Subsidiary Guarantor. Not later than 15 Business Days following the later of (x) its receipt of such notice or (y) its receipt of additional information as requested pursuant to the immediately preceding sentence, the Administrative Agent shall notify the Borrower Representative in writing whether the Administrative Agent consents to the proposal for such Material Subsidiary to accede to the Loan Documents as an Additional Subsidiary Guarantor; provided that the consent of the Administrative Agent shall not be withheld unreasonably. If the Administrative Agent consents to the accession of a Material Subsidiary as an Additional Subsidiary Guarantor, the Borrower shall thereafter ensure that the relevant Persons comply with the procedures for accession set forth in Section 5.10(c). For the avoidance of doubt, the procedures set forth in this Section 9.11 shall not apply to any Additional Subsidiary Guarantor described in clause (a) of the definition of such term.

ARTICLE X

MISCELLANEOUS

Section 10.01.     Notices; Communications.   (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to any Loan Party, the Administrative Agent, the Collateral Agent or the Issuing Bank to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii)         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)         Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)         Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) above shall be effective as provided in such Section 10.01(b).

(d)         Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)         Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Loan Parties post such documents, or provides a link thereto on the Loan Parties’ website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Loan Parties’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Loan Parties shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Loan Parties shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(f)         Reliance by Administrative Agent, Issuing Bank and Lenders.     The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower Representative or any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower Representative or any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.02.   Survival of Agreement.   All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.14, 2.16, 10.05 and Annex I) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 10.03.   Binding Effect.     This Agreement shall become effective when it shall have been executed by each Loan Party and the Administrative Agent and when the Administrative Agent shall have received copies of this Agreement which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 10.04.   Successors and Assigns.     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)         Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”; but, in no event to any ineligible person separately identified in writing by Holdings to the Administrative Agent in a letter dated December 8, 2007 and, with the consent of the Administrative Agent, to other ineligible persons separately identified in writing by Holdings upon reasonable notice from time to time thereafter) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be withheld or delayed unreasonably but which shall be deemed given if delayed by more than five Business Days) of:

(A)         the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), during the primary syndication of the Loans to persons identified by the Administrative Agent and reasonably acceptable to the Borrower Representative on or prior to the Closing Date, or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person;

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof, unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds shall be treated as one assignment), if any;

(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the Assignee thereof (treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(C)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms, and the Administrative Agent shall be satisfied with the results of all necessary “know your customer” or other checks or other identification procedures in relation to the Assignee;

(D)         the Assignee shall not be CCH or any of CCH’s Affiliates or Subsidiaries;

(E)         except for any assignment contemplated by paragraph (h) of this Section, each assignment by a Lender of its rights and obligations under any Facility shall include a ratable portion of the Obligations of each Borrower owing to such Lender under such Facility; and

(F)         any Assignee of any Revolving Facility Lender (1) shall be a Qualified Lender and (2) shall be capable of lending the applicable Alternative Currencies to the Borrowers without the imposition of any additional Indemnified Taxes.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or the provisions of Section 10.04(d), no Lender shall be permitted to assign or transfer to, or sell a participation in, any portion of its rights and obligations under this Agreement to any entity previously identified as a “disqualified institution” to the Administrative Agent on or before the Closing Date (or any entity subsequently designated as such by the Borrower Representative, with the consent of the Administrative Agent (such consent not to be withheld unreasonably)).

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 10.05 and Annex I). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv)         The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms of this Agreement from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(vi)         Any assignment shall be notified by bailiff (huissier) to Radisson France in accordance with article 1690 of the French Code civil.

(c)         By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Facility Commitment, and the outstanding balances of its Term Loans and Revolving Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes each the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)         (i) Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and Annex I to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided that such Participant shall be subject to Section 2.17(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 to the extent such Participant fails to comply with Section 2.16(e) and (f) as though it were a Lender.

(e)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)         The Borrowers, upon receipt of written notice from any relevant Lender, agree to issue Notes to such Lender requiring Notes to facilitate transactions of the type described in paragraph (e) above.

(g)         Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent. Each of the Borrower Representative, the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h)         Upon any assignment of rights and obligations by the Lenders in respect of Term Loans outstanding to CCH, CP2 and/or Supplystill to the lenders under the Second Lien Credit Agreement made pursuant to Section 5.7 of the Intercreditor Agreement, the assumption and amendment of such Term Loans by the lenders under the Second Lien Credit Agreement and the continuation thereof as “Term Loans” under and as defined in the Second Lien Credit Agreement (all in accordance with Section 5.7 of the Intercreditor Agreement and the Second Lien Credit Agreement), such Term Loans shall no longer be outstanding under this Agreement; provided that such rights and obligations shall be deemed for all purposes of the Loan Documents and the Second Lien Loan Documents to remain outstanding at all times and none of such rights and obligations shall be deemed to be or to have been discharged, extinguished, novated and/or subsequently reinstated at any time (it being understood that upon such assignment, such loans shall no longer constitute Term Loans).

Section 10.05.   Expenses; Indemnity.   (a) Costs and Expenses.   The Borrowers agree to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or by the Agents in the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions of this Agreement or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Clifford Chance US LLP, counsel for the Administrative Agent and the Lead Arranger, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Agents (including any special and local counsel).

(b)         Indemnification by the Borrower.     The Borrowers agree (subject to the limitation in Section 10.23 with respect to Radisson France) to indemnify the Agents, the Syndication Agent, the

Documentation Agent, the Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by any Loan Party or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Collateral Agent, any Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim, cost, damages, losses, or liability, obligation or other expense arising from or relating to any Environmental Laws concerning any Loan Party or any Subsidiary or any of their respective predecessors, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials from any operations of any Loan Party, under, on, from or to any property currently or formerly owned, operated or leased by any Loan Party or any Subsidiary or any of their respective predecessors, or any other location where Hazardous Materials generated or arranged for transportation or disposal by the Borrowers or any of their Subsidiaries or their respective predecessors were disposed; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, any Loan Party or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of all or any portion of the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of either Agent, any Issuing Bank or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)         Reimbursement by Lenders.     To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.05 to be paid by it to either Agent (or any Subagent), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such Subagent), the Issuing Bank or such Related

Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such Subagent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any Subagent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)         Taxes.     Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.16, this Section 10.05 shall not apply to Taxes.

(e)         Waiver of Consequential Damages, Etc.     To the fullest extent permitted by applicable law, no Loan Party shall assert, and each of them hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)         Payments.     All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g)         Survival. The agreements in this Section 10.05 shall survive the resignation or removal of either Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 10.06.   Right of Set-off.   If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of (a) any Borrower against any of and all the obligations of any one or more of the Borrowers and (b) Holdings against any and all obligations of Holdings, in each case, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 10.07.   Applicable Law.     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 10.08.    Waivers; Amendment.  (a)  No failure or delay of either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)        Neither this Agreement nor any other Loan Document nor any provision of this Agreement or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers, the Administrative Agent and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Agent party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall

(i)        decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.04(c); provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii)        increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)        extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv)        amend the provisions of Section 3.02 of the Collateral Agreement, or any analogous provision of any other Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v)        amend or modify the provisions of this Section 10.08 or the definition of the terms “Required Lenders,” “Required Revolving Facility Lenders,” “Requisite Cure Acceptance Lenders,” “Super-required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required

Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)        release all or substantially all the Collateral, release any Guarantor from its Guarantee under Article IX (except for releases contemplated under Section 10.18) or modify Section 10.23 to release any Borrower from its obligations set forth therein, without, in each case, the prior written consent of each Lender,

(vii)        effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lender participating in another Facility, without the consent of the Required Lenders (measured for this purpose only by reference to the adversely affected Facility) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed), or

(viii)        amend or modify the provisions of Section 1.05 or the definition of “Alternative Currency” without the prior written consent of each Revolving Facility Lender.

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent or an Issuing Bank hereunder without the prior written consent of such Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any Assignee of such Lender.

(c)        Without the consent of the Syndication Agent, the Documentation Agent or any Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent, as applicable, may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the Mariner Transactions or any granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Section 10.09.    Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 10.10.    Entire Agreement.      This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter of this Agreement. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter of this Agreement is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, any fee letters previously entered into between the Agents, the Arrangers, the Joint Bookrunners and Holdings shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12.    Severability.    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 10.14.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15.    Jurisdiction; Consent to Service of Process.

(a)        Submission to Jurisdiction.      Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees, to the fullest extent permitted by law, that all claims in respect of any such action or proceeding may be heard and determined in such New York State or in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b)        Waiver of Venue.    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Service of Process.    Each Loan Party irrevocably appoints National Registered Agents, Inc. at 875 Avenue of the Americas, Suite 501, New York, New York 10001 as its authorized agent (the “Process Agent”) on which any and all legal process may be served in any action, suit or proceeding brought in any New York Court. Each Loan Party agrees that service of process in respect of it upon the Process Agent, together with written notice of such service given to it in the manner provided for notices in Section 10.01, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each Loan Party agrees that the failure of the Process Agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon. If for any reason the Process Agent named above shall cease to be available to act as such, each Loan Party agrees to irrevocably appoint a replacement process agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this paragraph (c). Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law or to obtain jurisdiction over any party or bring actions, suits or proceedings against any party in such other jurisdictions, and in such matter, as may be permitted by applicable law.

Section 10.16.    Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to any Loan Party and any Subsidiary furnished to it by or on behalf of such Loan Party or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 10.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to such Loan Party or any other Subsidiary) and shall not reveal the same other than to its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except that such information may be disclosed: (i) to its parent companies, auditors and Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc.), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto or to any other Loan Document, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (w) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (x) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any Swap Agreement under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder, (y) any rating agency or (z) the CUSIP Service Bureau or any similar organization or (vii) with the consent of any Loan Party.

Section 10.17.    Platform; Borrowers Materials.  The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrowers Materials”) by posting the Borrowers Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrowers Materials that may be distributed to the Public Lenders and that (i) all such Borrowers Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrowers Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrowers Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws, (iii) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 10.18.    Release of Liens and Guarantees.    The Administrative Agent and the Collateral Agent each agree to take such actions as are reasonably requested by the Borrowers and at the Borrowers’ expense to terminate (a) the Liens and security interests created by the Loan Documents against Radisson France in connection with the Mariner Transactions (but, for the avoidance of doubt, such terminations shall not in any way extend to any property transferred to the Replacement Mariner Subsidiary), (b) any Liens created by the Loan Documents against a Person listed in Section 6.05(k) in connection with a liquidation, dissolution or other transaction permitted under Section 6.05(k) in which such Person ceases to exist, (c) any Liens on the assets of Radisson France created under the Security Documents in connection with the conversion of Radisson France permitted under 6.05(j), (d) any Liens on any property (other than Specified Collateral) sold as part of any sale permitted hereunder or under any other Loan Document and Guarantees by any person that is the subject of any such permitted sale, and (e) all other all other remaining Liens and security interests created by, and Guarantees under, the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefore has been made) are paid in full and all Letters of Credit and Commitments are terminated.

Section 10.19.    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to any Agent or Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the

Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other person who may be entitled thereto under applicable law).

Section 10.20.    USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.21.    Status of Lenders.    As of the Closing Date, each Lender and the Issuing Bank hereby confirms that it is a Qualified Lender.

Section 10.22.    Status of Obligations.    Each party hereto agrees that the Obligations shall constitute “Designated Senior Indebtedness” (as such term is customarily used in indentures for the issuance of high yield notes) in relation to any Indebtedness issued or guaranteed by CCH pursuant to Section 6.01(s).

Section 10.23.    Borrowers’ Obligations.  (a) Each Borrower jointly and severally irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them, and each Borrower further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Borrowers will, jointly and severally, promptly pay the same, without any demand or notice whatsoever. All Borrowers acknowledge and agree that the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for the purpose of binding them and their assets on a joint and several basis for the obligations hereunder.

(b)        The joint and several obligations of each Borrower hereunder are of payment and not of collection and are independent of the obligations of any other Borrower and a separate action or actions may be brought against each Borrower whether or not action is brought against any other Borrower. The Administrative Agent may enforce this Agreement and the other Loan Documents against any Borrower without first making demand upon or instituting collection proceedings against any other Borrower. Each Borrower waives, to the fullest extent permitted by law, the benefits of any statutes of limitations affecting its liability hereunder. Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to the obligations of any other Borrower and any requirement that the Issuing Bank or any Lender protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any other Borrower or entity.

(c)        The unconditional liability of each Borrower for the entire Obligations shall not be impaired by any event whatsoever, including the merger, consolidation, dissolution, cessation of business or liquidation of any Borrower; the financial decline or bankruptcy of any Borrower; the failure of any other party to guarantee the Obligations or to provide collateral therefor; the Lenders’ compromise or settlement with or without release of any Borrower; the Collateral Agent’s release of any collateral for the Obligations, with or without notice to the Borrowers; the failure of the Administrative Agent, Collateral Agent, the Issuing Bank or any Lender to file suit against any Borrower (regardless of whether such Borrower is becoming insolvent, is believed to be about to leave the state or jurisdiction or any other circumstance); the failure of the Administrative Agent, Collateral Agent, the Issuing Bank or any Lender to give any Borrower notice of default; the unenforceability of the Obligations against any Borrower or any other Loan Party due to bankruptcy discharge, counterclaim, or for any other reason; the Administrative Agent’s or Lenders’ acceleration of the Obligations at any time; the extension, modification or renewal of the obligations or any Loan Document; the failure of the Administrative Agent, Collateral Agent, the Issuing Bank or any Lender to undertake or exercise diligence in collection efforts against any party or property; the termination of any relationship of any Borrower with any other Borrower, including any relationship of commerce or ownership; any Borrower’s change of name or use of any name other than the name used to identify such Borrower in this Agreement; or any Borrower’s use of the credit extended for any purpose whatsoever.

(d)        Each Borrower agrees not to seek payment directly or indirectly from another Borrower or any other Loan Party through a claim of indemnity, contribution, or otherwise with respect to the Obligations, until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full.

(e)        In any action or proceeding involving any state corporate law or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations hereunder of any Borrower would otherwise be held or be determined to be void, invalid or unenforceable on account of the amount of the obligations, then, notwithstanding any other provision hereof to the contrary, the amount of such liability of such Borrower shall, without any further action by such Borrower, any Lender, the Administrative Agent or any other person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors determined in such action or proceeding.

(f)        (i) Notwithstanding the foregoing paragraphs of this Section 10.23 or any other provision of this Agreement or any other Loan Document, to the extent that any provision of this Agreement or any other Loan Document or any certificate, notice or other document delivered pursuant or in connection with this Agreement constitutes a guarantee by Radisson France of the obligations of any other person, or an undertaking, covenant, obligation, representation or warranty for any other person, then Radisson France shall not be bound by any such guarantee, undertaking, covenant, obligation, representation or warranty and, generally, Radisson France shall not be liable, whether primarily as a joint and several Borrower or contingently as a guarantor or Guarantor, for any payment or performance of the Obligations or under any Security Document or any other Loan Document or any other agreement or instrument contemplated hereby or thereby of any other Loan Party; provided, however, that, in the event that French law changes such that the general provisions of law that currently prevent Radisson France from becoming jointly and severally liable for or guaranteeing the Obligations are repealed or amended or otherwise modified to remove such restriction, the Borrowers shall exercise best efforts to cause Radisson France to become jointly and severally liable, to the extent then permitted by law, for the payment and performance of all the Obligations as set forth for in this Section 10.23; provided, further, that upon the occurrence and completion of the Mariner Transactions, the Replacement Mariner Subsidiary shall not be subject to any of the restrictions set forth in this sentence.

(ii)        Without limiting the generality of the foregoing, (x) all representations and warranties made by Radisson France in Article III or otherwise in the Loan Documents shall be made by Radisson France only for itself and its subsidiaries and (y) all covenants binding Radisson France in Article V, Article VI or otherwise in the Loan Documents shall be undertaken by Radisson France only for itself and its subsidiaries.

Section 10.24.    Preservation of Symmetrical Financial Statement Position.      Following the contemplated refinancing of Radisson France’s existing third party debt pursuant to the terms of this Agreement and the Second Lien Credit Agreement, the Loan Parties hereby inform Lenders that: (a) the existing Dollar denominated third party debt of Radisson France will be refinanced with a portion of the Term Loans and the loans under the Second Lien Credit Agreement; (b) the Indebtedness of Radisson France under the Existing Credit Agreements was collateralized by (i) Radisson France’s assignment of its interest in a time charter agreement with Regent Seven Seas Cruises, Inc. (which provided for Dollar denominated cash inflows to Radisson France) and (ii) Radisson France’s mortgage of the SEVEN SEAS MARINER (a Dollar denominated asset on Radisson France’s balance sheet); (c) the existing Dollar denominated third party debt of Radisson France, the Dollar denominated time charter agreement with Regent Seven Seas Cruises, Inc. and the Dollar denominated mortgage of the SEVEN SEAS MARINER resulted in a “symmetrical financial statement position” on the balance sheet of Radisson France; and (d) that the “symmetrical financial statement position” will be preserved, i.e. the Dollar denominated Term Loans and loans under the Second Lien Credit Agreement will be offset by (i) Dollar denominated cash inflows under the time charter agreement with CCH effective as of the Closing Date and (ii) the Dollar denominated Vessel Mortgage over the SEVEN SEAS MARINER granted by Radisson France.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

PRESTIGE CRUISE HOLDINGS INC., as a Guarantor

By:	/s/ Gema M. Piñon
	Name:	Gema M. Piñon
	Title:	Vice President

CLASSIC CRUISES HOLDINGS S. DE R.L., as a Borrower

By:	/s/ Steve Martinez
	Name:	Steve Martinez
	Title:	Administrator

RADISSON SEVEN SEAS (FRANCE) SNC, as a Borrower

By:	/s/ Christian Sauleau
	Name:	Christian Sauleau
	Title:	Director

CELTIC PACIFIC (UK) TWO LIMITED, as a Borrower

By:	/s/ Susan Sinclair
	Name:	Susan Sinclair
	Title:	Director

SUPPLYSTILL LIMITED, as a Borrower

By:	/s/ Susan Sinclair
	Name:	Susan Sinclair
	Title:	Director

$465,000,000 CREDIT AGREEMENT

SSC (FRANCE) LLC, as a Subsidiary Guarantor

By:	/s/ Gema M. Piñon
	Name:	Gema M. Piñon
	Title:	Manager

REGENT SEVEN SEAS CRUISES UK LIMITED, as a Subsidiary Guarantor

By:	/s/ Susan Sinclair
	Name:	Susan Sinclair
	Title:	Director

CELTIC PACIFIC HOLDINGS (UK) LIMITED, as a Subsidiary Guarantor

By:	/s/ Susan Sinclair
	Name:	Susan Sinclair
	Title:	Director and Secretary

GOLDEN OCEAN LINE LIMITED, as a Subsidiary Guarantor

By:	/s/ Mark Conroy
	Name:	Mark Conroy
	Title:	Director and Secretary

CELTIC PACIFIC (UK) LIMITED, as a Subsidiary Guarantor

By:	/s/ Susan Sinclair
	Name:	Susan Sinclair
	Title:	Director and Secretary

ALVA BAY SHIPPING COMPANY LIMITED, as a Subsidiary Guarantor

By:	/s/ Susan Sinclair
	Name:	Susan Sinclair
	Title:	Director

$465,000,000 CREDIT AGREEMENT

HSBC BANK PLC, as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Nick Hindle
	Name:	Nick Hindle
	Title:	Director

By:	/s/ Paul Woodhouse
	Name:	Paul Woodhouse
	Title:	Vice President

$465,000,000 CREDIT AGREEMENT

HSBC BANK PLC, as a Joint Bookrunner and as Mandated Lead Arranger

By:	/s/ Nick Hindle
	Name:	Nick Hindle
	Title:	Director

By:	/s/ Paul Woodhouse
	Name:	Paul Woodhouse
	Title:	Vice President

$465,000,000 CREDIT AGREEMENT

CALYON, as Syndication Agent and as a Lender

By:	/s/ Guy-Olivier Bygodt
	Name:	Guy-Olivier Bygodt
	Title:	Head of Paris Ship Finance

By:	/s/ Nicolas d’Avout
	Name:	Nicolas d’Avout
	Title:	Director

$465,000,000 CREDIT AGREEMENT

CALYON, as a Joint Bookrunner and as a Co-Arranger

By:	/s/ Guy-Olivier Bygodt
Name: Guy-Olivier Bygodt
Title: Head of Paris Ship Finance

By:	/s/ Nicolas d’Avout
Name: Nicolas d’Avout
Title: Director

$465,000,000 CREDIT AGREEMENT

DVB BANK AMERICA N.V., as Documentation Agent

By:	/s/ F. Volkenhoff
Name: F. Volkenhoff
Title: Dep. Man. Director

By:	/s/ A. F. Spouselee
Name: A. F. Spouselee
Title: Dep. Man. Director

$465,000,000 CREDIT AGREEMENT

DVB BANK AMERICA N.V., as a Joint Bookrunner and as a Co-Arranger

By:	/s/ F. Volkenhoff
Name: F. Volkenhoff
Title: Dep. Man. Director

By:	/s/ A. F. Spouselee
Name: A. F. Spouselee
Title: Dep. Man. Director

$465,000,000 CREDIT AGREEMENT

DVB BANK N.V., as a Lender

By:	/s/ Peter Bergman
Name: Peter Bergman
Title: Senior Vice President

By:	/s/ Cornelis Overgaauw
Name: Cornelis Overgaauw
Title: Senior Vice President

$465,000,000 CREDIT AGREEMENT

Annex I

to Credit Agreement

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”

is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue principal amounts pursuant to Section 2.12(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate,

Annex I - 1

without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”

is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent or the Borrower Representative, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower Representative, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

Annex I - 2

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan or Letter of Credit; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.

The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.

The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Borrower Representative and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Annex I - 3

Schedule 2.01

to Credit Agreement

COMMITMENTS

Lender	Term Loan Commitment	Revolving Facility Commitment	Total Lender Commitments

HSBC Bank plc	$212,500,000.00	$20,000,000.00	$232,500,000.00

Calyon	$106,250,000.00	$10,000,000.00	$116,250,000.00

DVB Bank N.V.	$106,250,000.00	$10,000,000.00	$116,250,000.00

TOTALS:	$425,000,000.00	$40,000,000.00	$465,000,000.00

Schedule 2.01